Exhibit 10

EXECUTION COPY

Published CUSIP Number:  76084CAF9 Deal

Published CUSIP Number:  76084CAG7 Revolver

Published CUSIP Number:  76084CAH5 Term

$375,000,000

CREDIT AGREEMENT

Dated as of April 5, 2012

among

RES-CARE, INC.,
as Borrower,

ONEX RESCARE HOLDINGS CORP.,
as Holdings,

THE GUARANTORS FROM TIME TO TIME PARTY HERETO,

BANK OF AMERICA, N.A.,
as Administrative Agent,
L/C Issuer and Swing Line Lender,

THE OTHER LENDERS FROM TIME TO TIME PARTY HERETO,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
J.P. MORGAN SECURITIES LLC and
RBC CAPITAL MARKETS(1),
as Joint Lead Arrangers and Joint Bookrunners,

JPMORGAN CHASE BANK, N.A. and
ROYAL BANK OF CANADA,
as Syndication Agents

and

RBS CITIZENS, N.A. and
U.S. BANK NATIONAL ASSOCIATION,
as Documentation Agents

(1)                                 RBC Capital Markets is the global brand name for the corporate and investment banking businesses of Royal Bank of Canada and its affiliates

i

SCHEDULES

1.01A	Commitments
1.01B	Existing Letters of Credit
5.03	Governmental Authorization; Other Consents
5.06	Litigation
5.08	Ownership of Property
5.09	Environmental Matters
5.12	Subsidiaries and Other Equity Investments
7.01(b)	Existing Liens
7.02(e)	Existing Investments
7.02(v)	Specified Investments
7.03(b)	Existing Indebtedness
7.03(q)	Specified Indebtedness
7.05	Specified Dispositions
7.09	Certain Contractual Obligations
7.14	Sale/Leaseback Transactions
10.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of

A	Committed Loan Notice
B	Swing Line Loan Notice
C-1	Term Note
C-2	Revolving Credit Note
C-3	Swing Line Note
D	Compliance Certificate
E	Assignment and Assumption
F	Security Agreement
G	Discounted Prepayment Option Notice
H	Lender Participation Notice
I	Discounted Voluntary Prepayment Notice

J	United States Tax Compliance Certificate
K	Affiliated Lender Assignment and Assumption
L	Credit Agreement Supplement

v

CREDIT AGREEMENT

This CREDIT AGREEMENT is entered into as of April 5, 2012, among RES-CARE, INC., a Kentucky corporation (the “Borrower”), ONEX RESCARE HOLDINGS CORP., a Delaware corporation (“Holdings”), the Guarantors from time to time party hereto, BANK OF AMERICA, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender, each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, J.P. MORGAN SECURITIES LLC and RBC CAPITAL MARKETS(2), as Joint Lead Arrangers and Joint Bookrunners, JPMORGAN CHASE BANK, N.A. and ROYAL BANK OF CANADA, as Syndication Agents, and RBS CITIZENS, N.A. and U.S. BANK NATIONAL ASSOCIATION, as Documentation Agents.

PRELIMINARY STATEMENTS

Capitalized terms used in these preliminary statements shall have the respective meanings set forth for such terms in Section 1.01 hereof.

The Borrower has requested that the Lenders extend credit to the Borrower in the form of (i) Term A Loans in an initial aggregate principal amount of $175,000,000 and (ii) a Revolving Credit Facility in an initial aggregate principal amount of $200,000,000.  The Revolving Credit Facility may include one or more Swing Line Loans and one or more Letters of Credit from time to time.

The proceeds of the Term A Loans made on the Closing Date may be used, together with cash on hand of the Borrower, to finance the Transactions (as defined below).  The proceeds of the Revolving Credit Loans and Swing Line Loans may be used (a) to finance the Transaction Expenses and (b) for working capital, general corporate purposes and any other purpose not prohibited by this Agreement, including Permitted Acquisitions and other Investments.  The Letters of Credit may be used to support obligations of Holdings, the Borrower and its Restricted Subsidiaries incurred for working capital, general corporate purposes and any other purpose not prohibited by this Agreement.

The applicable Lenders have indicated their willingness to lend and each L/C Issuer has indicated its willingness to so issue Letters of Credit, in each case, on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

Section 1.01          Defined Terms.

As used in this Agreement, the following terms shall have the meanings set forth below:

“Acceptable Price” has the meaning set forth in Section 2.05(c)(iii).

“Acceptance Date” has the meaning set forth in Section 2.05(c)(ii).

“Administrative Agent” means Bank of America, in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

(2)                                 RBC Capital Markets is the global brand name for the corporate and investment banking businesses of Royal Bank of Canada and its affiliates

“Administrative Agent’s Office” means the Administrative Agent’s address and account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire substantially in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.  “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Affiliated Lender” means any Debt Fund Affiliate, Non-Debt Fund Affiliate or Purchasing Company Party.

“Affiliated Lender Assignment and Assumption” has the meaning set forth in Section 10.07(k).

“Agent-Related Persons” means the Agents, together with their respective Affiliates, and the respective officers, directors, employees, partners, agents, advisors and other representatives of the foregoing.

“Agents” means, collectively, the Administrative Agent, the Syndication Agents, the Documentation Agents, the Joint Lead Arrangers and the Joint Bookrunners.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” means this Credit Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

“Anti-Terrorism Laws” means any Applicable Law related to terrorism financing or money laundering including the USA Patriot Act, The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act”, 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959), the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) and Executive Order 13224 (effective September 24, 2001).

“Applicable Discount” has the meaning set forth in Section 2.05(c)(iii).

“Applicable ECF Percentage” means, for any fiscal year, (a) 50% if the Total Leverage Ratio as of the last day of the applicable Excess Cash Flow Period is greater than or equal to 3.00:1.00, (b) 25% if the Total Leverage Ratio as of the last day of the applicable Excess Cash Flow Period is less than 3.00:1.00 and greater than or equal to 2.00:1.00 and (c) 0% if the Total Leverage Ratio as of the last day of the applicable Excess Cash Flow Period is less than 2.00:1.00.

“Applicable Rate” means a percentage per annum equal to, with respect to Term A Loans, Revolving Credit Loans, unused Revolving Credit Commitments and Letter of Credit fees, (i) until delivery of financial statements for the first full fiscal quarter ending after the Closing Date pursuant to Section 6.01, (A) for Eurodollar Rate Loans, 2.75%, (B) for Base Rate Loans, 1.75%, (C) for Letter of Credit fees, 2.75% and (D) for unused commitment fees, 0.50% and (ii) thereafter, the following percentages per annum, based upon the Total Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a):

Applicable Rate

Pricing Level	Total Leverage Ratio	Eurodollar Rate and Letter of Credit Fees	Base Rate	Unused Commitment Fee Rate
1	> 3.00:1	3.00%	2.00%	0.500%
2	<3.00:1 and >2.00:1	2.75%	1.75%	0.500%
3	<2.00:1 and >1.00:1	2.50%	1.50%	0.375%
4	<1.00:1	2.25%	1.25%	0.300%

Any increase or decrease in the Applicable Rate resulting from a change in the Total Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a); provided that at the option of the Administrative Agent or the Required Lenders, “Pricing Level 1” (immediately above) shall apply (x) as of the first Business Day after the date on which a Compliance Certificate was required to have been delivered but was not delivered, and shall continue to so apply to and including the date on which such Compliance Certificate is so delivered (and thereafter the pricing level otherwise determined in accordance with this definition shall apply) and (y) as of the first Business Day after an Event of Default under Section 8.01(a) shall have occurred and be continuing, and shall continue to so apply to but excluding the date on which such Event of Default is cured or waived (and thereafter the pricing level otherwise determined in accordance with this definition shall apply).

In the event that any financial statements under Section 6.01 or a Compliance Certificate is shown to be inaccurate at any time that this Agreement is in effect and any Loans or Commitments are outstanding hereunder when such inaccuracy is discovered and such inaccuracy, if corrected, would have led to a higher Applicable Rate for any period (an “Applicable Period”) than the Applicable Rate applied for such Applicable Period, then (i) the Borrower shall promptly (and in no event later than five (5) Business Days thereafter) deliver to the Administrative Agent a correct Compliance Certificate for such Applicable Period, (ii) the Applicable Rate shall be determined by reference to the corrected Compliance Certificate (but in no event shall the Lenders owe any amounts to the Borrower), and (iii) the Borrower shall pay to the Administrative Agent promptly upon demand (and in no event later than five (5) Business Days after demand) any additional interest owing as a result of such increased Applicable Rate for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with the terms hereof.  Notwithstanding anything to the contrary in this Agreement, any additional interest hereunder shall not be due and payable until demand is made for such payment pursuant to clause (iii) above and accordingly, any nonpayment of such interest as result of any such inaccuracy shall not constitute a Default (whether retroactively or otherwise), and no such amounts shall be deemed overdue (and no amounts shall accrue interest at the Default Rate), at any time prior to the date that is five (5) Business Days following such demand.

“Appropriate Lender” means, at any time, (a) with respect to Loans of any Class, the Lenders of such Class, (b) with respect to Letters of Credit, (i) the relevant L/C Issuer and (ii) the Revolving Credit Lenders and (c) with respect to the Swing Line Facility, (i) the relevant Swing Line Lender and (ii) if any Swing Line Loans are outstanding pursuant to Section 2.04(a), the Revolving Credit Lenders.

“Approved Fund” means any Fund that is administered, advised or managed by a Lender or an Affiliate of the entity that administers, advises or manages any Fund that is a Lender.

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit E hereto.

“Assignment Taxes” has the meaning set forth in Section 3.01(b).

“Attorney Costs” means and includes all reasonable and documented fees, expenses and disbursements of any law firm or other external legal counsel.

“Attributable Indebtedness” means, on any date, in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries as of each of December 31, 2011, December 31, 2010 and December 31, 2009 and the related audited consolidated statement of operations and of cash flows for the Borrower and its Subsidiaries for the fiscal years ended December 31, 2011, December 31, 2010 and December 31, 2009.

“Auto-Extension Letter of Credit” has the meaning set forth in Section 2.03(b)(iii).

“Available Currency” means, with respect to Letters of Credit, Dollars and Euro.

“Bank of America” means Bank of America, N.A., a national banking association, acting in its individual capacity, and its successors.

“Bankruptcy Code” means Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by the Administrative Agent as its “prime rate” and (c) the Eurodollar Rate plus 1.00%.  The “prime rate” is a rate set by the Administrative Agent based upon various factors including the Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such prime rate announced by the Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Borrower” has the meaning set forth in the introductory paragraph to this Agreement.

“Borrower Materials” has the meaning set forth in Section 6.01.

“Borrowing” means a Revolving Credit Borrowing, a Swing Line Borrowing, or a Term Borrowing, as the context may require.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day that is also a London Banking Day.

“Capital Expenditures” means, for any period, the aggregate, without duplication, of all expenditures (whether paid in cash or accrued as liabilities) by the Borrower and its Restricted Subsidiaries during such period that, in conformity with GAAP, are, or are required to be, included as additions during such period to property, plant or equipment and other charges (paid or accrued) representing costs to acquire property, plant or equipment included in Capital Expenditures reflected in the consolidated balance sheet of the Borrower and its Restricted Subsidiaries; provided that the term “Capital Expenditures” shall not include (i) expenditures made in connection with the replacement, substitution, restoration, repair or improvement of assets to the extent financed with (x) insurance proceeds paid on account of the loss of or damage to the assets being replaced, restored, repaired or improved or (y) awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced, (ii) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment solely to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time, (iii) the purchase of plant, property or equipment to the extent financed with the proceeds of Dispositions that are not required to be applied to prepay Term Loans pursuant to Section 2.05(b), (iv) expenditures that are accounted for as capital expenditures by the Borrower or any Restricted Subsidiary and that actually are paid for by a Person other than the Borrower or any Restricted Subsidiary and for which neither the Borrower nor any Restricted Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such Person or any other Person (whether before, during or after such period), (v) expenditures that constitute Permitted Acquisitions, (vi) any capitalized interest expense reflected as additions to property, plant or equipment in the consolidated balance sheet of the Borrower and the Restricted Subsidiaries, (vii) any non-cash compensation or other non-cash costs reflected as additions to property, plant or equipment in the consolidated balance sheet of the Borrower and the Restricted Subsidiaries, (viii) the book value of any asset owned by such person prior to or during such period to the extent that such book value is included as a capital expenditure during such period as a result of such person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period; provided that (x) any expenditure necessary in order to permit such asset to be reused shall be included as a Capital Expenditure during the period that such expenditure actually is made and (y) such book value shall have been included in Capital Expenditures when such asset was originally acquired or (ix) the purchase price of equipment purchased during such period to the extent the consideration therefor consists of any combination of (A) used or surplus equipment traded in at the time of such purchase and (B) the proceeds of a concurrent sale of used or surplus equipment, in each case, in the ordinary course of business.

“Capitalized Leases” means all leases that have been or are required to be, in accordance with GAAP, recorded as capitalized leases; provided that for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability on a balance sheet (excluding the notes thereto) in accordance with GAAP. For the avoidance of doubt, “Capitalized Leases” shall not include obligations or liabilities of any Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations would be required to be classified and accounted for as an operating lease under GAAP as existing on the Closing Date.

“Cash Collateral” has the meaning set forth in Section 2.03(g).

“Cash Collateral Account” means a blocked account at Bank of America (or another commercial bank selected by the Administrative Agent) in the name of the Administrative Agent and under the sole dominion and control of the Administrative Agent, and otherwise established in a manner satisfactory to the Administrative Agent.

“Cash Collateralize” has the meaning set forth in Section 2.03(g).

“Cash Equivalents” means:

(a)           Dollars, Pounds Sterling, Euros, the national currency of any participating member state of the Pre-Expansion European Union or, in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(b)           securities issued or directly and fully guaranteed or insured by the government of the United States or any country that is a member of the Pre-Expansion European Union or any agency or instrumentality thereof in each case with maturities not exceeding two years from the date of acquisition;

(c)           certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances, in each case with maturities not exceeding one year, and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $500 million, or the foreign currency equivalent thereof, and whose long-term debt is rated “A” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency);

(d)           repurchase obligations for underlying securities of the types described in clauses (b) and (c) above entered into with any financial institution meeting the qualifications specified in clause (c) above;

(e)           commercial paper issued by a corporation (other than an Affiliate of the Borrower) rated at least “A-1” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) and in each case maturing within one year after the date of acquisition;

(f)            readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition;

(g)           Indebtedness issued by Persons (other than the Investors) with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s in each case with maturities not exceeding two years from the date of acquisition;

(h)           municipal securities rated as least “A1” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency);

(i)            investment funds investing at least 95% of their assets in securities of the types described in clauses (a) through (h) above;

(j)            money market funds with next day liquidity and non-fluctuating net asset values investing in securities of the types described in clauses (a) through (i) above, rated at least “A1” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency); and

(k)           instruments equivalent to those referred to in clauses (a) through (i) above denominated in Euro or Pounds Sterling or any other foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with (x) any business conducted by any Restricted Subsidiary organized in such jurisdiction or (y) any Investment in the jurisdiction where such Investment is made.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements, in each case entered into with a Cash Management Bank.

“Cash Management Bank” means any Person that, at the time it enters into a Cash Management Agreement, is the Administrative Agent, a Lender or an Affiliate of the Administrative Agent or a Lender, in its capacity as a party to such Cash Management Agreement.

“Cash Management Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person under or in respect of a Cash Management Agreement, in each case owed to a Cash Management Bank.

“Casualty Event” means any event that gives rise to the receipt by Holdings, the Borrower or any Restricted Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace, restore or repair such equipment, fixed assets or real property.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“CFC Holdco” means a Domestic Subsidiary of Holdings or the Borrower that has no material assets other than Equity Interests of one or more Foreign Subsidiaries that are CFCs.

“Change in Tax Law” means the enactment, promulgation, execution or ratification of, or any change in or amendment to, any Law (including the Code), treaty, regulation or rule (or in the official interpretation of any law, treaty, regulation or rule by any Governmental Authority (including a court)) relating to Taxes.

“Change of Control” shall be deemed to occur if:

(a)           at any time prior to a Qualified IPO, the Investors shall fail to own beneficially (within the meaning of Rule 13d-5 of the Exchange Act as in effect on the Closing Date), directly or indirectly, in the aggregate Equity Interests representing at least a majority of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Holdings;

(b)           at any time after a Qualified IPO, (x) any person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date), other than the Investors, directly or indirectly, shall have acquired, directly or indirectly, beneficial ownership of 35% or more on a fully diluted basis of the voting interest in Holdings’ Equity Interests and (y) the Investors shall own, in the aggregate, directly or indirectly, less than such Person or “group” on a fully diluted basis of the voting interest in Holdings’ Equity Interests or any direct or indirect parent of Holdings;

(c)           a “change of control” (however defined) shall occur under the Senior Notes; or

(d)           Holdings shall cease to own, directly or indirectly, 100% of the Equity Interests of the Borrower.

“Class” (a) when used with respect to any Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class of Loans or Commitments, (b) when used with respect to Commitments, refers to whether such Commitments are Revolving Credit Commitments, Extended Revolving Credit Commitments, Incremental Revolving Credit Commitments, Term A Commitments, Incremental Term Commitments or Extended Term Commitments and (c) when used with respect to Loans or a Borrowing, refers to whether such Loans, or the Loans comprising such Borrowing, are Revolving Credit Loans, Revolving Credit Loans under Extended Revolving Credit Commitments, Term A Loans, Incremental Term Loans or Extended Term Loans.  Revolving Credit Commitments, Term A Commitments, Incremental Revolving Credit Commitments, Extended Revolving Credit Commitments, Term Commitments (and in each case, the Loans made pursuant to such Commitments) that have different terms and conditions shall be construed to be in different Classes.  Commitments (and, in each case, the Loans made pursuant to such Commitments) that have the same terms and conditions shall be construed to be in the same Class.

“Closing Date” means April 5, 2012.

“Code” means the U.S. Internal Revenue Code of 1986, as amended, and the United States Treasury Department regulations promulgated thereunder.

“Collateral” means the “Collateral” as defined in the Security Agreement and all of the other property and assets that are or are required under the terms hereof or of the Collateral Documents to be subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(a)           on the Closing Date the Administrative Agent shall have received the Collateral Documents to the extent required to be delivered on the Closing Date pursuant to Section 4.01(e), subject to the limitations and exceptions of this Agreement, duly executed by each Loan Party party thereto;

(b)           on the Closing Date and at all times thereafter (subject to Section 6.11), subject to the limitations and exceptions of this Agreement and the Collateral Documents, the Obligations shall be secured by (x) a perfected first-priority security interest in the Collateral and proceeds thereof (other than Mortgages and Mortgage Instruments to the extent set forth in clause (c) below), in each case, subject to exceptions and limitations otherwise set forth in this Agreement and the Collateral Documents (to the extent appropriate in the applicable jurisdiction), (y) a perfected first-priority security interest in all Equity Interests of the Borrower and all Equity Interests of each wholly-owned Restricted Subsidiary of Holdings that is a Domestic Subsidiary (other than a Domestic Subsidiary described in clause (d) below) and that is directly owned by any Loan Party and (z) a perfected first-priority security interest in all intercompany notes (which shall only be required to be perfected through delivery to the extent required by the Security

Agreement) and other instruments representing the Securities Collateral (as defined in the Security Agreement);

(c)           on the Post-Closing Collateral Date and at all times thereafter (subject to Section 6.11), subject to the limitations and exceptions of this Agreement and the Collateral Documents, to the extent a security interest in and mortgage Lien on any Material Real Property is required under Section 6.11 or 6.13 (each, a “Mortgaged Property”), the Administrative Agent shall have received the Mortgages and Mortgage Instruments for each Material Real Property;

(d)           on the Post-Closing Collateral Date and at all times thereafter (subject to Section 6.11), subject to the limitations and exceptions of this Agreement and the Collateral Documents, the Administrative Agent shall have a perfected first-priority security interest in 65% of the issued and outstanding voting Equity Interests and 100% of the issued and outstanding non-voting Equity Interests of (A) each wholly-owned Restricted Subsidiary of Holdings or the Borrower that is a CFC Holdco and that is directly owned by any Loan Party and (B) each wholly-owned Restricted Subsidiary of Holdings or the Borrower that is a Material Foreign Subsidiary and that is directly owned by any Loan Party;

(e)           on the Post-Closing Collateral Date and at all times thereafter (subject to Section 6.11), subject to the limitations and exceptions of this Agreement and the Collateral Documents, the Administrative Agent shall have control agreements and perfection by “control” with respect to each deposit account and securities account with a daily average available balance in an amount equal to or greater than $1,000,000; provided that no control agreements shall be required for (i) deposit accounts the balance of which consists exclusively of withheld income taxes and federal, state or local employment taxes in such amounts as are required in the reasonable judgment of the Borrower to be paid to the Internal Revenue Service or state or local government agencies and (ii) all segregated deposit accounts constituting (and the balance of which consists solely of funds set aside in connection with) tax accounts, payroll accounts and trust accounts; and

(f)            each Restricted Subsidiary of Holdings that is not an Excluded Subsidiary shall become a Guarantor and signatory to this Agreement and the Collateral Documents on the Closing Date, with respect to such Restricted Subsidiaries in existence on the Closing Date, and with respect to each such Restricted Subsidiary created or acquired after the Closing Date, pursuant to a joinder agreement in accordance with Section 6.11 and a party to the applicable Collateral Documents in accordance with Section 6.11.

Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary:

(A)          the foregoing definition shall not require, unless otherwise stated in this clause (A)(1) the creation or perfection of pledges of, security interests in, Mortgages on, or the obtaining of title insurance or taking other actions with respect to, (i) any fee owned Real Property (other than Material Real Properties) and any leasehold rights and interests in Real Property that is not Material Real Property (including landlord waivers, estoppels and collateral access letters), (ii) any rights of a Loan Party with respect to any contract, lease, license or other agreement if (but only to the extent that) the grant of a security interest therein would (x) constitute a violation (including a breach or default) of, a restriction in respect of, or result in the abandonment, invalidation or unenforceability of, such rights in favor of a third party or in conflict with any law, regulation, permit, order or decree of any Governmental Authority, unless and until all required consents shall have been obtained or (y) expressly give any other party (other than another Loan Party or its Affiliates) in respect of any such contract, lease, license or other agreement, the right to terminate its obligations thereunder; provided, however, that the limitation set forth in this clause (ii) shall not affect, limit, restrict or impair the grant by a Loan Party of a security interest pursuant to this Agreement or any Collateral Document in any such Collateral to the extent that an otherwise applicable prohibition or restriction on such grant is rendered ineffective by any applicable Law, including the UCC; provided, further, that, at such time as the condition causing the conditions in subclauses (x) and (y) of this clause (ii) shall be remedied, whether by contract, change of law or otherwise, the contract, lease, instrument, license or other documents shall immediately cease to be excluded pursuant to this clause (ii), and any security interest that would otherwise be granted herein shall attach immediately to such contract, lease, instrument, license or other agreement, or to the extent severable, to any portion thereof that does not result in any of the conditions in subclauses (x) or (y) above, (iii) any assets to the extent and for so long as the pledge of or security interest in such assets is prohibited by law and such prohibition is not overridden by the UCC or other applicable Law, (iv) any trademark applications filed in the United States Patent and Trademark Office on the basis of such Loan Party’s “intent-to-use” such trademark, unless and until acceptable evidence of use of such trademark has been filed with and accepted by the United States Patent and Trademark Office pursuant to Section 1(c) or Section 1(d) of the Lanham Act (15 U.S.C. 1051, et seq.), to the extent that granting a lien in such trademark application prior to such filing would adversely affect the enforceability, validity, or other rights in such trademark application, (v) assets owned by any Loan Party on the date hereof or hereafter acquired that are subject to a Lien of the type described in Section 7.01(r), (t) and (x) (to the extent relating to Liens originally incurred pursuant to Section 7.01(r) or (t)) that is permitted to be incurred pursuant to this Agreement, if and to the extent that the contract or other agreement pursuant to which such Lien is granted or to which such assets are subject (or the documentation relating thereto) prohibits the creation of any other Lien on such asset, (vi) any particular assets if, in the reasonable judgment of the Borrower evidenced in writing and with the consent of the Administrative Agent (not to be unreasonably withheld or delayed), creating a pledge thereof or security interest therein to the Administrative Agent for the benefit of the Secured Parties would result in any material adverse tax consequences to Holdings, the Borrower or its Restricted Subsidiaries, (vii) any particular assets if, in the reasonable judgment of the Administrative Agent, determined in consultation with the Borrower and evidenced in writing, the burden, cost or consequences (including any adverse tax consequences) to Holdings, the Borrower or its Restricted Subsidiaries of creating or perfecting such pledges or security interests in such assets in favor of the Administrative Agent for the benefit of the Secured Parties is excessive in relation to the benefits to be obtained therefrom by the Secured Parties, and (viii) any assets owned by any Excluded Subsidiary, provided that any proceeds, substitutions or replacements of any property referred to in clauses (i) through (viii) hereof shall not be excluded pursuant to this clause (A) unless such proceeds, substitutions or replacements would otherwise constitute property referred to in clauses (i) through (viii) hereof and (2) any security documentation governed by foreign law, other than pledge agreements with respect to Equity Interests of Material Foreign Subsidiaries (which Equity Interests are required to be pledged pursuant to the Collateral and Guarantee Requirement) as are reasonably requested by the Administrative Agent from time to time;

(B)          in the case of any Domestic Loan Party, (i) the foregoing definition shall not require taking any steps to indicate any security interest on the certificate of title for any motor vehicle or other asset that is covered by a certificate of title; and (ii) the foregoing definition shall not require the making of any fixture filings (other than in connection with the Mortgages) with respect to fixtures or as-extracted collateral;

(C)          the Administrative Agent in its reasonable discretion may grant extensions of time for the creation or perfection of security interests in, and Mortgages on, or obtaining of title insurance or taking other actions with respect to, particular assets (including extensions beyond the Closing Date or Post-Closing Collateral Date) or any other compliance with the requirements of this definition where it reasonably determines in writing, in consultation with the Borrower, that the creation or perfection of security interests and Mortgages on, or obtaining of title insurance or taking other actions, or any other compliance with the requirements of this definition cannot be accomplished without undue delay, burden or expense by the time or times at which it would otherwise be required by this Agreement or the Collateral Documents; and

(D)          Liens required to be granted from time to time pursuant to the Collateral and Guarantee Requirement shall be subject to exceptions and limitations set forth in this Agreement and the Collateral Documents and the Collateral Documents will be drafted or may be amended in accordance with Section 10.01, including the final paragraph thereof.

“Collateral Documents” means, collectively, the Security Agreement, each of the Mortgages, the Foreign Collateral Documents, Intellectual Property Security Agreements, control agreements, collateral assignments,

Security Agreement Supplements, security agreements, pledge agreements or other similar agreements delivered to the Administrative Agent pursuant to Section 4.01, Section 6.11 or Section 6.13, the Junior Lien Intercreditor Agreements (if any) and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.

“Commitment” means a Revolving Credit Commitment, Extended Revolving Credit Commitment, Incremental Revolving Credit Commitment, Incremental Term Loan Commitment, Term A Commitment, Term Commitment or Extended Term Loan Commitment, as the context may require.

“Committed Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit A hereto.

“Company Parties” means the collective reference to Holdings and its Subsidiaries, including the Borrower, and “Company Party” means any one of them.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D hereto.

“Consolidated” means, when used with reference to financial statements or financial statement items of any Person, such statements or items on a consolidated basis in accordance with applicable principles of consolidation under GAAP.

“Consolidated EBITDA” means, for any period, the Consolidated Net Income for such period, plus:

(a)           without duplication and, except with respect to clause (vii) below, to the extent deducted (and not added back) in arriving at such Consolidated Net Income, the sum of the following amounts for such period with respect to the Borrower and its Restricted Subsidiaries:

(i)           total interest expense determined in accordance with GAAP (including, to the extent deducted and not added back in computing Consolidated Net Income, (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers’ acceptances, (c) non-cash interest payments, (d) the interest component of capitalized lease obligations, (e) net payments, if any, pursuant to interest rate Swap Contracts with respect to Indebtedness, (f) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, and (g) any expensing of bridge, commitment and other financing fees) and, to the extent not reflected in such total interest expense, any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such hedging obligations, and costs of surety bonds (whether amortized or immediately expensed);

(ii)          provision for taxes based on income, profits or capital of the Borrower and its Restricted Subsidiaries, including, without limitation, federal, state, franchise, excise and similar taxes (such as Delaware franchise tax) and foreign withholding taxes paid or accrued during such period including penalties and interest related to such taxes or arising from any tax examinations;

(iii)         depreciation and amortization (including amortization of intangible assets and deferred financing fees or costs);

(iv)         severance, relocation costs and expenses, business optimization costs and expenses, Transaction Expenses, integration costs, transition costs, facility start-up costs, consolidation and closing costs for facilities, costs incurred in connection with any strategic initiatives, costs incurred in connection with acquisitions and other restructuring charges, accruals or reserves (including restructuring costs related to acquisitions and to closure/consolidation of facilities, retention charges and excess pension charges); provided that the aggregate amount of all items added back pursuant to this clause (iv) (other than Transaction Expenses incurred, accrued or paid no later than the end of the first full fiscal quarter ending after the Closing Date) in any period of four consecutive fiscal quarters shall not exceed 10.0% of Consolidated EBITDA (prior to giving effect to this clause (iv)) for such period of four consecutive fiscal quarters;

(v)       the amount of management, monitoring, consulting and advisory fees (or any accruals relating to such fees and related expenses) during such period to the extent permitted under Section 7.08 in an aggregate amount of all items deducted pursuant to this clause (v) not to exceed $3,000,000 in any period of four consecutive fiscal quarters plus any related expenses paid or accrued to the Investors;

(vi)       any costs or expenses incurred pursuant to any management equity plan or stock option plan or any other management or Employee Benefit Plan or agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of Holdings, the Borrower or its Restricted Subsidiaries or net cash proceeds of an issuance of Equity Interests of Holdings (other than Disqualified Equity Interests) solely to the extent such cash proceeds are excluded from the calculation of Cumulative Credit;

(vii)       the amount of net “run-rate” cost savings, operating improvements and operating expense reductions projected by the Borrower in good faith to be realized as a result of specified actions taken or committed to be taken during such period (calculated as though such cost savings, operating improvements and operating expense reductions had been realized on the first day of such period and as if such cost savings, operating improvements and operating expense reductions were realized during the entirety of such period), net of the amount of actual benefits realized during such period from such actions; provided that (A) a duly completed certificate signed by a Responsible Officer of the Borrower shall be delivered to the Administrative Agent together with the Compliance Certificate required to be delivered pursuant to Section 6.02(a), certifying that (x) such cost savings and operating expense reductions are reasonably expected and factually supportable in the good faith judgment of the Borrower and (y) such actions are to be taken within 12 months after the consummation of the acquisition, Disposition, restructuring or the implementation of an initiative, which is expected to result in such cost savings and expense reductions, (B) no cost savings or operating expense reductions shall be added pursuant to this clause (vii) to the extent duplicative of any expenses or charges otherwise added to Consolidated EBITDA, whether through a pro forma adjustment or otherwise, for such period, (C) the aggregate amount of cost savings and operating expense reductions (other than in respect of Dispositions) added back pursuant to this clause (vii) in any period of four consecutive fiscal quarters shall not exceed (1) with respect to any individual acquisition, 10.0% of the Consolidated EBITDA attributable to such acquired entity or assets for such period of four consecutive fiscal quarters and (2) with respect to all initiatives under this clause (vii), 10.0% of Consolidated EBITDA (prior to giving effect to the add back of any items described in this clause (vii)) in the aggregate for any period of four consecutive fiscal quarters and (D) projected amounts (and not yet realized) may no longer be added in calculating Consolidated EBITDA pursuant to this clause (vii) to the extent occurring more than four full fiscal quarters after the specified action taken or committed to be taken in order to realize such projected cost savings and operating expense reductions;

(viii)       any net loss from disposed, abandoned or discontinued operations and product lines;

(ix)       non-cash expenses, charges and losses (including impairment charges or asset write-offs, losses from investments recorded using the equity method and stock-based awards compensation expense), in each case other than any non-cash charge representing amortization of a prepaid cash item that was paid and not expensed in a prior period; provided that if any non-cash charges referred to in this clause (ix) represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA in such future period to such extent paid;

(x)       any losses, and all fees, expenses and charges, attributable to asset dispositions or the sale or other disposition of any Equity Interests of any Person in each case other than in the ordinary course of business, as determined in good faith by the Borrower;

(xi)       cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to paragraph (b) below for any previous period and not added back;

(xii)       non-recurring, unusual or non-operating charges or losses;

(xiii)       to the extent the Selk Matter results in a charge that would reduce Consolidated EBITDA, the amount of such charge (including any interest thereon) incurred during the applicable period but in any event not in excess of the lesser of (x) $54,000,000 and (y) the actual amount of the final judgment rendered in the Selk Matter plus any accrued interest thereon or any related costs, fees and expenses; and

(xiv)      any (A) one-time non-cash compensation charges, (B) the costs and expenses related to employment of terminated employees, or (C) costs or expenses realized in connection with or resulting from stock appreciation or similar rights, stock options or other rights existing on the Closing Date of officers, directors and employees, in each case of the Borrower or any of its Restricted Subsidiaries;

less

(b)           without duplication and to the extent included in arriving at such Consolidated Net Income, (i) non-cash gains (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period), (ii) any net gain from disposed, abandoned or discontinued operations and (iii) any net after-tax effect of gains attributable to asset dispositions or the sale or other disposition of any Equity Interests of any Person in each case other than in the ordinary course of business, as determined in good faith by the Borrower;

provided that:

(A)          to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA (x) currency translation gains and losses due solely to fluctuations in currency values and the related tax effects (including the net loss or gain (i) resulting from Swap Contracts for currency exchange risk and (ii) resulting from intercompany indebtedness) and (y) gains or losses on Swap Contracts;

(B)          to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA for any period any adjustments resulting from the application of Financial Accounting Standards Accounting Codification No. 815 — Derivatives and Hedging and International Accounting Standard No. 39 and their respective related pronouncements and interpretations;

(C)          to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA for any period any income (loss) for such period attributable to the early extinguishment of (i) Indebtedness, (ii) obligations under any Swap Contracts or (iii) other derivative instruments; and

(D)          there shall be excluded in determining Consolidated EBITDA for any period any after-tax effect of non-recurring items (including gains or losses and all fees and expenses relating thereto) relating to curtailments or modifications to pension and post-retirement employee benefit plans for such period.

“Consolidated Interest Expense” means, for any period, the sum, without duplication, of (i) the cash interest expense (including that attributable to Capitalized Leases), net of cash interest income, of the Borrower and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, with respect to all outstanding Indebtedness of the Borrower and its Restricted Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net cash costs under interest rate Swap Contracts, (ii) any dividends or distributions in respect of Disqualified Equity Interests and (iii) any cash payments made during such period in respect of obligations referred to in clause (b) below relating to Funded Debt that were amortized or accrued in a previous period, but excluding, however, (a) amortization of deferred financing costs and any other amounts of non-cash interest, (b) the accretion or accrual of discounted liabilities during such period, (c) non-cash interest expense attributable to the movement of the mark-to-market valuation of obligations under Swap Contracts or other derivative instruments pursuant to Financial Accounting Standards Accounting Codification No. 815 — Derivatives and Hedging and International Accounting Standard No. 39, (d)  all non-recurring cash interest expense consisting of liquidated damages for failure to timely comply with registration rights obligations and financing fees, all as calculated on a consolidated basis in accordance with GAAP, (e) annual agency fees paid to the Administrative Agent and (f) costs associated with obtaining interest rate Swap Contracts.

“Consolidated Net Income” means, for any period, the net income (loss) attributable to the Borrower and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, provided, however, that, without duplication,

(a)           extraordinary items (including gains or losses and all fees and expenses relating thereto) for such period (which, solely for purposes of calculating Excess Cash Flow, shall be the after-tax effect of such extraordinary items) shall be excluded;

(b)           the cumulative effect of a change in accounting principles during such period to the extent included in Consolidated Net Income shall be excluded;

(c)           any fees and expenses (excluding, for the avoidance of doubt, principal or interest payments) incurred during such period, or any amortization thereof for such period, in connection with any acquisition, investment, asset disposition, issuance or repayment of debt, issuance of equity securities, refinancing transaction or amendment or other modification of any debt instrument (in each case, including any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful shall be excluded;

(d)           accruals and reserves that are established or adjusted as a result of the Transactions in accordance with GAAP or changes as a result of adoption or modification of accounting policies in accordance with GAAP shall be excluded;

(e)           the net income (loss) for such period of any Person that is not a Subsidiary of the Borrower, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of the Borrower shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash or Cash Equivalents (or to the extent subsequently converted into cash or Cash Equivalents) to the Borrower or a Restricted Subsidiary thereof in respect of such period;

(f)            any impairment charge, goodwill write-off or asset write-off, including impairment charges or asset write-offs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded;

(g)           any non-cash compensation charge or expense, including any such charge or expense arising from the grants of stock appreciation or similar rights, stock options, restricted stock or other rights or equity incentive programs shall be excluded;

(h)           any expenses, charges or losses that are covered by indemnification or other reimbursement provisions in connection with any Investment, Permitted Acquisition or any sale, conveyance, transfer or other disposition of assets permitted under this Agreement, to the extent actually reimbursed, or, so long as the Borrower has made a determination that a reasonable basis exists for indemnification or reimbursement and only to the extent that such amount is in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365 days), shall be excluded;

(i)            to the extent covered by insurance and actually reimbursed, or, so long as the Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is in fact reimbursed within 365 days of the date of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within such 365 days), expenses, charges or losses with respect to liability or casualty events or business interruption shall be excluded;

(j)            (i) the non-cash portion of “straight-line” rent expense shall be excluded and (ii) the cash portion of “straight-line” rent expense which exceeds the amount expensed in respect of such rent expense shall be included;

(k)           non-cash charges for deferred tax asset valuation allowances shall be excluded; and

(l)            the income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries or that Person’s assets are acquired by the Borrower or any of its Restricted Subsidiaries shall be excluded (except to the extent required for any calculation of Consolidated EBITDA on a Pro Forma Basis in accordance with Section 1.09).

For the avoidance of doubt, revenue will be accounted for on a GAAP basis and the recognition of any deferred revenue will be included in Consolidated Net Income in the same period as recognized for GAAP.

There shall be excluded from Consolidated Net Income for any period the purchase accounting effects of adjustments (including the effects of such adjustments pushed down to the Borrower and its Restricted Subsidiaries) in component amounts required or permitted by GAAP (including in the inventory, property and equipment, software, goodwill, intangible assets, in-process research and development, post-employment benefits, deferred revenue and debt line items thereof) and related authoritative pronouncements (including the effects of such adjustments pushed down to the Borrower and its Restricted Subsidiaries), as a result of any Permitted Acquisition or the amortization or write-off of any amounts thereof.

“Consolidated Senior Debt” means, as of any date of determination, the aggregate principal amount of Indebtedness of the Borrower and its Restricted Subsidiaries outstanding on such date (consisting of Indebtedness for borrowed money, Attributable Indebtedness, and debt obligations evidenced by promissory notes or similar instruments but (w) excluding any Junior Financing, (x) excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with any Permitted Acquisition, (y) any Indebtedness that is issued at a discount to its initial principal amount shall be calculated based on the entire principal amount thereof and (z) excluding Indebtedness in respect of letters of credit (including Letters of Credit), except to the extent of unreimbursed amounts thereunder) in an amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP.

“Consolidated Senior Secured Debt” means, as of any date of determination, Consolidated Senior Debt that is secured by a Lien on any assets of the Borrower or any of its Restricted Subsidiaries.

“Consolidated Total Debt” means, as of any date of determination, the aggregate principal amount of Indebtedness of the Borrower and its Restricted Subsidiaries outstanding on such date (consisting of Indebtedness for borrowed money, Attributable Indebtedness, and debt obligations evidenced by promissory notes or similar instruments but (x) excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with any Permitted Acquisition, (y) any Indebtedness that is issued at a discount to its initial principal amount shall be calculated based on the entire principal amount thereof and (z) excluding Indebtedness in respect of letters of credit (including Letters of Credit), except to the extent of unreimbursed amounts thereunder) in an amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP.

“Consolidated Working Capital” means, with respect to the Borrower and its Restricted Subsidiaries on a consolidated basis at any date of determination, Current Assets at such date of determination minus Current Liabilities at such date of determination; provided that increases or decreases in Consolidated Working Capital shall be calculated without regard to any changes in Current Assets or Current Liabilities as a result of (a) any reclassification in accordance with GAAP of assets or liabilities, as applicable, between current and non-current or (b) the effects of purchase accounting.

“Contract Consideration” has the meaning set forth in the definition of “Excess Cash Flow.”

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” has the meaning set forth in the definition of “Affiliate.”

“Credit Agreement Supplement” means a supplement to this Agreement, substantially in the form attached as Exhibit L, pursuant to which a Restricted Subsidiary shall become a party hereto and assume the obligations hereunder, including under the Guaranty.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Credit Increase Amount” means an additional principal amount of Indebtedness so long as at the incurrence time of such Indebtedness, the Total Leverage Ratio shall be less than or equal to 3.25 to 1.00 determined on a Pro Forma Basis.

“Cumulative Credit” means, at any time, an amount, not less than zero in the aggregate, determined on a cumulative basis equal to, without duplication:

(a)           the Cumulative Retained Excess Cash Flow Amount at such time, plus

(b)           the Equity Credit at such time; plus

(c)           without duplication of any amounts that otherwise increased the amount available for Investments pursuant to Section 7.02, 100% of the aggregate amount received by Holdings, the Borrower or any of its Restricted Subsidiaries in cash and Cash Equivalents from:

(i)           the sale (other than to Holdings, the Borrower or any such Restricted Subsidiary) of any Equity Interests of an Unrestricted Subsidiary or any minority Investments, or

(ii)           any dividend or other distribution by an Unrestricted Subsidiary or received in respect of any minority Investments, or

(iii)            any interest, returns of principal, repayments and similar payments by such Unrestricted Subsidiary or received in respect of any minority Investments, plus

(d)           in the event any Unrestricted Subsidiary has been re-designated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the Borrower or a Restricted Subsidiary, the fair market value of the Investments of the Borrower and the Restricted Subsidiaries in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable), in each case to the extent such Investments correspond to the designation of a Subsidiary as an Unrestricted Subsidiary pursuant to Section 6.14 and were originally made using the Cumulative Credit pursuant to Section 7.02(k)(y), plus

(e)           an amount equal to the net reduction in Investments made pursuant to Section 7.02(k)(y) in respect of any returns in cash and Cash Equivalents (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received by the Borrower or any Restricted Subsidiary from such Investments, minus

(f)            any amount of the Cumulative Credit used to make Investments pursuant to Section 7.02(k)(y) after the Closing Date and prior to such time, minus

(g)           any amount of the Cumulative Credit used to make Restricted Payments pursuant to Section 7.06(f) after the Closing Date and prior to such time, minus

(h)           any amount of the Cumulative Credit used to make payments or distributions in respect of Junior Financings or Senior Notes pursuant to Section 7.12(a)(iv) after the Closing Date and prior to such time, minus

(i)            any amount of the Cumulative Credit used to make Capital Expenditures pursuant to Section 7.10(c)(iii) after the Closing Date and prior to such time.

“Cumulative Retained Excess Cash Flow Amount” means, at any date, an amount, not less than zero in the aggregate, determined on a cumulative basis equal to the aggregate cumulative sum of the Retained Percentage of Excess Cash Flow for each Excess Cash Flow Period ending prior to such date (but excluding any Excess Cash Flow Period for which any prepayment is required under Section 2.05(b)(i) and has not been made).

“Current Assets” means, with respect to the Borrower and its Restricted Subsidiaries on a consolidated basis at any date of determination, all assets (other than cash and Cash Equivalents) that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries as current assets at such date of determination, other than amounts related to current or deferred Taxes based on income or profits (but excluding assets held for sale, loans (permitted) to third parties, Pension Plan assets, deferred bank fees and derivative financial instruments).

“Current Liabilities” means, with respect to the Borrower and its Restricted Subsidiaries on a consolidated basis at any date of determination, all liabilities that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries as current liabilities at such date of determination, other than (a) the current portion of any Indebtedness, (b) the current portion of interest, (c) accruals for current or deferred Taxes based on income or profits, (d) accruals of any costs or expenses related to restructuring reserves, (e) deferred revenue, (f) Pension Plan liabilities and (g) any Revolving Credit Exposure or Revolving Credit Loans.

“Debt Fund Affiliate” means an Affiliate of one or more of the Investors (other than a natural person) that is primarily engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course and with respect to which the Investors do not, directly or indirectly, possess the power to direct the investment policies of such entity.

“Debtor Relief Laws” means the Bankruptcy Code of the United States and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declined Proceeds” has the meaning set forth in Section 2.05(b)(vi).

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate, if any, applicable to Base Rate Loans plus (c) 2.0% per annum; provided that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2.0% per annum, in each case, to the fullest extent permitted by applicable Laws.

“Defaulting Lender” means, subject to Section 2.15(b), any Lender that (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of L/C Obligations or Swing Line Loans, within three (3) Business Days of the date required to be funded by it hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of the failure of one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) to be satisfied, (b) has notified the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on the failure of a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) to be satisfied), (c) has failed, within three (3) Business Days after request by the Administrative Agent, to confirm in a manner reasonably satisfactory to the Administrative Agent that it will comply with its funding obligations, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.

“Designation Date” has the meaning set forth in Section 6.14.

“Discount Range” has the meaning set forth in Section 2.05(c)(ii).

“Discounted Prepayment Option Notice” has the meaning set forth in Section 2.05(c)(ii).

“Discounted Voluntary Prepayment” has the meaning set forth in Section 2.05(c)(i).

“Discounted Voluntary Prepayment Notice” has the meaning set forth in Section 2.05(c)(v).

“Disposition” or “Dispose” means the sale, transfer or other disposition (including any sale and leaseback transaction and any sale or issuance of Equity Interests in a Restricted Subsidiary) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the Maturity Date of the Term A Loans (or if any Extended Term Loans or later maturing Incremental Term Loans are outstanding, the last Maturity Date applicable thereto); provided that if such Equity Interests are issued pursuant to a plan for the benefit of employees of Holdings (or any direct or indirect parent thereof), the Borrower or its Restricted Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because it may be required to be repurchased by the Borrower or the Restricted Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided, further, that only the portion of the Equity Interests that so mature or are mandatorily redeemable, are so convertible or exchangeable or are so redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests) prior to such date shall be deemed to be Disqualified Equity Interests.

“Documentation Agent” means each of RBS Citizens, N.A. and U.S. Bank National Association, each in its respective capacity as a co-documentation agent under this Agreement, and “Documentation Agents” means all of them, collectively.

“Dollar” and “$” mean lawful money of the United States.

“Dollar Amount” means with respect to any L/C Obligation (or any risk participation therein), (A) if denominated in Dollars, the amount thereof and (B) if denominated in an Available Currency other than Dollars, the equivalent amount thereof converted to Dollars as determined by the Administrative Agent or the applicable L/C Issuer, at the applicable time of determination on the basis of the Spot Rate for the purchase of Dollars with such other currency.

“Domestic Loan Party” means any Loan Party that is organized under the Laws of the United States, any state thereof or the District of Columbia.

“Domestic Subsidiary” means any Subsidiary that is organized under the Laws of the United States, any state thereof or the District of Columbia.

“Eligible Assignee” means any assignee of any rights or obligations under this Agreement by a Lender pursuant to an assignment made in accordance with Section 10.07(b) and, in the case of any Affiliated Lender, Section 10.07(k) or, in the case of any Purchasing Company Party, Section 2.05(c); provided, however, that in no event shall a natural person constitute an Eligible Assignee.

“Embargoed Person” means any party that (i) is publicly identified on the most current list of “Specially Designated Nationals and Blocked Persons” published by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or resides, is organized or chartered, or has a place of business in a country or territory subject to OFAC sanctions or embargo programs or (ii) is publicly identified as prohibited from doing business with the United States under the International Emergency Economic Powers Act, the Trading With the Enemy Act, or any other Applicable Law.

“Employee Benefit Plan” means (a) any employee benefit plan within the meaning of Section 3(3) of ERISA that is sponsored or contributed to by, or maintained for the employees of, any Loan Party or any ERISA Affiliate or (b) any Pension Plan or Multiemployer Plan.

“EMU” means the economic and monetary union in accordance with the Treaty of Rome 1957, as amended by the Single European Act 1986, the Maastricht Treaty of 1992 and the Amsterdam Treaty of 1998.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environment” means indoor air, ambient air, surface water, groundwater, drinking water, soil, land surface, subsurface strata, and natural resources such as wetlands, flora and fauna.

“Environmental Laws” means any and all federal, foreign, state, provincial and local laws, statutes, ordinances, codes, rules, standards and regulations, permits, licenses, approvals, binding interpretations and orders of Governmental Authorities, relating to the protection of human health or safety or the Environment, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, transportation, handling, reporting, Release or threat of Release of Hazardous Materials.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of investigation and remediation, fines, penalties or indemnities), of the Loan Parties or any Restricted Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Credit” means, at any time, an amount, not less than zero in the aggregate, determined on a cumulative basis equal to, without duplication:

(a)           the cumulative amount of cash and Cash Equivalent proceeds from (i) the sale of Equity Interests of Holdings or of any direct or indirect parent of Holdings after the Closing Date and on or prior to such time (including upon exercise of warrants or options) which proceeds have been contributed as equity to the capital of Holdings (other than Disqualified Equity Interests of Holdings) and (ii) the Equity Interests of Holdings (or of Holdings or of any direct or indirect parent of Holdings) (other than Disqualified Equity Interests of Holdings) issued upon conversion of Indebtedness incurred after the Closing Date of Holdings, the Borrower or any of its Restricted Subsidiaries owed to a Person other than a Loan Party or a Restricted Subsidiary of the Borrower, in the case of each of subclause (i) and subclause (ii), not previously applied for a purpose (including a Specified Equity Contribution) other than use in the Cumulative Credit; plus

(b)           100% of the aggregate amount of contributions to the capital of Holdings (other than from a Restricted Subsidiary of the Borrower or Disqualified Equity Interests of Holdings) received in cash and Cash Equivalents after the Closing Date other than from a Specified Equity Contribution.

“Equity Interests” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities).

“ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder, each as amended or modified from time to time.

“ERISA Affiliate” means any Person who together with any Loan Party or any of its Subsidiaries is treated as a single employer within the meaning of Section 414(b) or (c) of the Code (and Section 414(m) or (o) for purposes of Section 412 of the Code) or Section 4001(a)(14) of ERISA.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by a Loan Party, any Restricted Subsidiary or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by a Loan Party, any Restricted Subsidiary or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan; (e) the occurrence of an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan, or the failure to make a required contribution to a Multiemployer Plan; (f) with respect to a Pension Plan, the failure to satisfy the minimum funding standard of Section 412 of the Code, whether or not waived; (g) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could result in a material liability to a Loan Party or any Restricted Subsidiary; (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon a Loan Party, any Restricted Subsidiary or any ERISA Affiliate; or (i) the determination that any Pension Plan or Multiemployer Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning or Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA.

“Euro” means the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Eurodollar Rate” means, (a) for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to (i) the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or such other commercially available source providing quotations of BBA LIBOR as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two London Banking Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or (ii) if such rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by the Administrative Agent’s London Branch to major banks in the London interbank Eurodollar market at their request at approximately 11:00 a.m. (London time) two London Banking Days prior to the commencement of such Interest Period; and (b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to (i) BBA LIBOR, at approximately 11:00 a.m., London time determined two London Banking Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the Base Rate Loan being made or maintained and with a term equal to one month would be offered by the Administrative Agent’s London Branch to major banks in the London interbank Eurodollar market at their request at the date and time of determination.

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on the Eurodollar Rate.

“Event of Default” has the meaning set forth in Section 8.01.

“Excess Cash Flow” means, for any period, an amount, not less than zero, equal to (a) the sum, without duplication, of (i) Consolidated Net Income for such period, (ii) an amount equal to the amount of all non-cash charges (including depreciation and amortization) to the extent deducted in arriving at such Consolidated Net Income, (iii) decreases in Consolidated Working Capital of the Borrower and its Restricted Subsidiaries for such period (other than any such decreases arising from acquisitions or dispositions by the Borrower and its Restricted Subsidiaries completed during such period) and (iv) an amount equal to the aggregate net non-cash loss on Dispositions by the Borrower and its Restricted Subsidiaries during such period (other than sales in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income minus (b) the sum, without duplication, of (i) an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income and cash charges included in clauses (a) through (i) of the definition of Consolidated Net Income, (ii) without duplication of amounts deducted pursuant to clause (xi) below in prior fiscal years, the amount of Capital Expenditures or acquisitions of intellectual property to the extent the cost thereof is treated as a capitalized expense made in cash during such period, (iii) the aggregate amount of all principal payments of Indebtedness of the Borrower or its Restricted Subsidiaries (including (A) the principal component of payments in respect of Capitalized

Leases and (B) the amount of any scheduled repayment of Term Loans pursuant to Section 2.07 but excluding (W) all prepayments, redemptions or repurchases in respect of any Junior Financing, (X) all voluntary and mandatory prepayments of Term Loans, (Y) all prepayments of Revolving Credit Loans and Swing Line Loans made during such period and (Z) all payments in respect of any other revolving credit facility made during such period, except in the case of clause (Z) to the extent there is an equivalent permanent reduction in commitments thereunder, (iv) an amount equal to the aggregate net non-cash gain on Dispositions by the Borrower and its Restricted Subsidiaries during such period (other than Dispositions in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income, (v) increases in Consolidated Working Capital of the Borrower and its Restricted Subsidiaries for such period (other than any such increases arising from acquisitions or dispositions by the Borrower and its Restricted Subsidiaries during such period), (vi) scheduled cash payments by the Borrower and its Restricted Subsidiaries during such period in respect of long-term liabilities of the Borrower and its Restricted Subsidiaries other than Indebtedness, (vii) without duplication of amounts deducted pursuant to clause (xi) below in prior fiscal years, the amount actually paid by the Borrower and its Restricted Subsidiaries in cash during such period on account of Permitted Acquisitions, (viii) the amount of Restricted Payments paid during such period pursuant to Sections 7.06(d), 7.06(g), 7.06(j) and 7.06(l), (ix) the aggregate amount of expenditures actually made by the Borrower and its Restricted Subsidiaries in cash during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such period, (x) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Borrower and its Restricted Subsidiaries during such period that are required to be made in connection with any prepayment or satisfaction and discharge of Indebtedness, (xi) without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration required to be paid in cash by the Borrower and its Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period relating to Investments (including Permitted Acquisitions) or Capital Expenditures or acquisitions of intellectual property (to the extent not expensed) to be consummated or made, plus any related restructuring cash expenses, pension payments or tax contingency payments required to be made that have been added to Excess Cash Flow, in each case during the period of four consecutive fiscal quarters of the Borrower following the end of such period; (xii) the amount of cash taxes (including penalties and interest) paid or tax reserves set aside (without duplication and to the extent any such tax reserves are for taxes payable within twelve months) in such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period, (xiii) cash expenditures in respect of Swap Contracts during such fiscal year to the extent not deducted in arriving at such Consolidated Net Income, (xiv) the amount of cash payments made in respect of pensions and other post-employment benefits in such period to the extent not deducted in arriving at such Consolidated Net Income, (xv) the amount of cash and Cash Equivalents subject to cash collateral or other deposit arrangements made with respect to Letters of Credit or Swap Contracts permitted under Article VII during such period, (xvi) cash payments made in respect of any pension or other post employment benefit liabilities during such period and (xvii) any payment of cash to be amortized or expensed over a future period and recorded as a long-term asset.  Notwithstanding anything in the definition of any term used in the definition of Excess Cash Flow to the contrary, all components of Excess Cash Flow shall be computed for the Borrower and its Restricted Subsidiaries on a consolidated basis.

“Excess Cash Flow Period” means (a) the period commencing on July 1, 2012 and ending on December 31, 2012 and (b) each fiscal year of the Borrower thereafter.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Subsidiary” means (a) to the extent the Borrower so elects, any Subsidiary that does not have total assets or annual revenues in excess of $2,500,000 individually or $10,000,000 in the aggregate with all other Subsidiaries excluded via this clause (a), (b) any Subsidiary that is not a wholly-owned Subsidiary of the Borrower or a Guarantor, (c) any acquired Subsidiary that is prohibited by applicable Law or Contractual Obligations that are in existence at the time of acquisition of such Subsidiary and not entered into in contemplation thereof from guaranteeing the Obligations or if guaranteeing the Obligations of such a Subsidiary would require governmental (including regulatory) consent, approval, license or authorization (unless such consent, approval license or authorization has been obtained), (d) any Unrestricted Subsidiaries, (e) any Foreign Subsidiary of Holdings or the Borrower (i) that is a CFC or (ii) that, for U.S. federal income tax purposes, is classified as a partnership or as an entity this is “disregarded as an entity separate from its owner” (within the meaning of U.S. Treasury Regulations section 301.7701-3) and that has no material assets other than other than Equity Interests of one or more Foreign

Subsidiaries that are CFCs, (f) any Foreign Subsidiary not described in clause (e), with respect to which, in the reasonable judgment of the Administrative Agent (confirmed in writing by notice to the Borrower), the cost or other consequences (including any adverse tax consequences) of providing a Guarantee of the Obligations shall be excessive in view of the benefits to be obtained by the Lenders therefrom, (g) any CFC Holdco and (h) any Domestic Subsidiary that is a Subsidiary of a Foreign Subsidiary of Holdings or the Borrower that is a CFC; provided that (i) no Subsidiary that guarantees the Senior Notes shall be deemed to be an Excluded Subsidiary at any time any such guarantee is in effect and (ii) no Subsidiary of Holdings that is a direct or indirect parent of the Borrower shall be deemed to be an Excluded Subsidiary.

“Existing Credit Agreement” means the Amended and Restated Credit Agreement, dated as of December 22, 2010 (as amended, restated, supplemented, or modified from time to time prior to the Closing Date), among the Borrower, Holdings, the guarantors from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent, the lenders from time to time party thereto, Bank of America, N.A., as syndication agent, J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as joint lead arrangers and joint bookrunners, and General Electric Capital Corporation and U.S. Bank National Association, as co-documentation agents.

“Existing Credit Agreement Refinancing” means the payment in full of all outstanding indebtedness under the Existing Credit Agreement and the termination and release of all commitments, security interests and guaranties in connection therewith.

“Existing Letters of Credit” means those Letters of Credit issued and outstanding as of the Closing Date and set forth on Schedule 1.01B delivered on or before the Closing Date and reasonably acceptable to the Administrative Agent and the applicable L/C Issuer.

“Extended Revolving Credit Commitment” shall have the meaning given to such term in Section 2.16(a)(ii).

“Extended Revolving Credit Loans” means Revolving Credit Loans made by one or more Lenders to the Borrower pursuant to Section 2.16.

“Extended Term Loan Commitment” means the commitment of any Lender, established pursuant to Section 2.16, to make Extended Term Loans to Borrower.

“Extended Term Loans” shall have the meaning given to such term in Section 2.16(a)(iii).

“Extending Revolving Credit Lender” shall have the meaning given to such term in Section 2.16(a)(ii).

“Extending Term Lender” shall have the meaning given to such term in Section 2.16(a)(iii).

“Extension” shall have the meaning given to such term in Section 2.16(a).

“Extension Amendment” means any amendment entered into pursuant to Section 2.16(c).

“Extension Offer” shall have the meaning given to such term in Section 2.16(a).

“Facility” means the Term A Loans, the Revolving Credit Facility, Extended Revolving Credit Commitments, Extended Term Loans, a given Class of Incremental Term Loans or a given Class of Incremental Revolving Credit Commitments, as the context may require.

“FATCA” means current Sections 1471 through 1474 of the Code and any amended or successor version thereof that is substantively comparable and not materially more onerous to comply with, and any current or future Treasury regulations or official interpretations thereof by any Governmental Authority (including a court).

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means the Fee Letter, dated as of March 3, 2012, among Bank of America, Merrill Lynch, Pierce, Fenner & Smith Incorporated and the Borrower.

“FIRREA” means the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended.

“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto and (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto.

“Foreign Collateral Documents” means, collectively, each of the pledge agreements or other similar agreements (if any) delivered to the Administrative Agent pursuant to Section 4.01 (if any), Section 6.11 or Section 6.13, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties, in each case, in respect of any Equity Interests of a Foreign Subsidiary required to be pledged pursuant to the Collateral and Guarantee Requirement.

“Foreign Plan” means any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by, or entered into with, a Loan Party or any Restricted Subsidiary with respect to employees employed outside the United States.

“Foreign Subsidiary” means any direct or indirect Subsidiary of Holdings which is not a Domestic Subsidiary.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any L/C Issuer, such Defaulting Lender’s Pro Rata Share of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Pro Rata Share of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“Funded Debt” means all Indebtedness of the Borrower and its Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including Indebtedness in respect of the Loans.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time.

“Government Obligations” means direct non-callable and non-redeemable obligations (in each case, with respect to the issuer thereof) of any member state of the European Union or of the United States of America (including, in each case, any agency or instrumentality thereof), as the case may be, the payment of which is secured by the full faith and credit of the applicable member state or of the United States of America, as the case may be.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Granting Lender” has the meaning set forth in Section 10.07(h).

“Guarantee” means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance of such Indebtedness or other monetary obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or other monetary obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness).  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Guaranteed Obligations” has the meaning set forth in Section 11.01.

“Guarantors” means (a) Holdings, (b) each Restricted Subsidiary of Holdings that is not an Excluded Subsidiary and (c) any other Subsidiary that, at the option of the Borrower, issues a Guarantee of the Obligations on or after the Closing Date.

“Guaranty” means, collectively, the guaranty of the Obligations by the Guarantors pursuant to this Agreement.

“Hazardous Materials” means any substances, materials, chemicals, wastes, pollutants, contaminants or compounds in any form, including, without limitation, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or waste, crude oil, radioactive materials, toxic mold or infectious or medical wastes, regulated by, or which can give rise to liability under, any Environmental Law.

“Health Care Receivable” means a receivable where the payor is the United States of America, a state, county or municipality, or any agency or instrumentality thereof which is obligated to make payment with respect to Medicare, Medicaid or any agency or other receivables representing amounts owing under any other program established by federal, state, county, municipal or other local law which requires that payments for healthcare services to be made to the provider of such services in order to comply with any applicable “anti-assignment” provisions, provider agreement or federal, state, county, municipal or other local law, rule or regulation.

“Hedge Bank” means any Person that is the Administrative Agent or a Lender or an Affiliate of the Administrative Agent or a Lender at the time it enters into a Swap Contract permitted under Article VII in its capacity as a party thereto and that (other than in the case of the Administrative Agent) is designated a “Hedge Bank” with respect to such Secured Hedge Agreement in a writing from the Borrower to the Administrative Agent, and (other than the Administrative Agent or a Person already party hereto as a Lender) that delivers to the Administrative Agent a letter agreement reasonably satisfactory to it (i) appointing the Administrative Agent as its agent under the applicable Loan Documents and (ii) agreeing to be bound by Sections 10.05, 10.15 and 10.16 and Article IX as if it were a Lender.

“Holdings” has the meaning set forth in the introductory paragraph to this Agreement.

“Honor Date” has the meaning set forth in Section 2.03(c)(i).

“Immaterial Subsidiary” has the meaning set forth in Section 8.03.

“Increased Amount Date” has the meaning set forth in Section 2.14(a).

“Incremental Amendment” means an Incremental Amendment among the Borrower, the Administrative Agent and one or more Incremental Term Lenders and/or Incremental Revolving Credit Lenders entered into pursuant to Section 2.14.

“Incremental Amount” means, at any time, the excess, if any, of (a) $175,000,000 over (b) the aggregate amount of all Incremental Term Loan Commitments and Incremental Revolving Credit Commitments established prior to such time pursuant to Section 2.14.

“Incremental Revolving Credit Commitment” means any increased or incremental Revolving Credit Commitment provided pursuant to Section 2.14.

“Incremental Revolving Credit Lender” means a Lender with a Revolving Credit Commitment or an outstanding Revolving Credit Loan as a result of an Incremental Revolving Credit Commitment.

“Incremental Term Lender” means a Lender with an Incremental Term Loan Commitment or an outstanding Incremental Term Loan.

“Incremental Term Loan Commitment” means the commitment of any Lender, established pursuant to Section 2.14, to make Incremental Term Loans to the Borrower.

“Incremental Term Loans” means Terms Loans made by one or more Lenders to the Borrower pursuant to Section 2.14.  Incremental Term Loans may be made in the form of additional Term A Loans or, to the extent permitted by Section 2.14 and provided for in the relevant Incremental Amendment, Other Term Loans.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following:

(a)           all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)           reimbursement obligations in respect of all outstanding letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(c)           net obligations of such Person under any Swap Contract;

(d)           all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts payable in the ordinary course of business, (ii) any earn-out obligation until such obligation becomes a non-contingent liability on the balance sheet of such Person in accordance with GAAP and (iii) liabilities and expenses accrued in the ordinary course);

(e)           indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)            all Attributable Indebtedness;

(g)           all obligations of such Person in respect of Disqualified Equity Interests; and

(h)           to the extent not otherwise included above, all Guarantees of such Person in respect of any of the foregoing,

if and to the extent that the foregoing would constitute indebtedness or a liability in accordance with GAAP.

For all purposes hereof, the Indebtedness of any Person shall (A) include the Indebtedness of any partnership in which such Person is a general partner, except to the extent such Person’s liability for such Indebtedness is otherwise limited and only to the extent such Indebtedness would be included in the calculation of Consolidated Total Debt, and (B) in the case of the Borrower and its Restricted Subsidiaries, exclude all intercompany Indebtedness among the Borrower and its Restricted Subsidiaries having a term not exceeding 364 days (inclusive of any rollover terms) and made in the ordinary course of business, leases (other than Capitalized Leases) entered into in the ordinary course of business, deferred or prepaid revenue, purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller.  The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.  The amount of Indebtedness of any Person for purposes of clause (e) shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Liabilities” has the meaning set forth in Section 10.05.

“Indemnified Taxes” means, with respect to any Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, all Taxes other than (i) any Taxes imposed on or measured by its net income, however denominated, and any franchise (and similar) Taxes, imposed on it, in each case by a jurisdiction as a result of such recipient being organized under the laws of, or having its principal office or applicable lending office in, such jurisdiction, or as a result of any other present or former connection between such recipient and such jurisdiction other than any connections arising solely from executing, delivering, being a party to, receiving or perfecting a security interest under, performing its obligations under, receiving payments under, engaging in any other transaction pursuant to, or enforcing, any Loan Documents, (ii) any branch profits tax under Section 884(a) of the Code, or any similar tax, imposed by any jurisdiction described in clause (i), (iii) any Taxes attributable to the failure of a Lender to comply with Section 3.01(d), (iv) in the case of a Non-U.S. Lender, any U.S. federal withholding Tax that is not imposed solely as a result of a Change in Tax Law occurring after such Non-U.S. Lender became a party to this Agreement (other than an assignee pursuant to a request by the Borrower under Section 3.07(a)), except (i) to the extent such Non-U.S. Lender’s assignor, if any, was entitled, immediately prior to the assignment to such Non-U.S. Lender, to receive additional amounts with respect to such withholding Tax pursuant to Section 3.01, or (ii) where such Non-U.S. Lender changes its applicable lending office or takes any other action after the occurrence of such Change in Tax Law, to the extent that additional amounts payable (if any) to such Non-U.S. Lender in respect of such withholding Tax after such change in applicable lending office or such other action do not exceed the additional amounts (if any) payable to such Non U.S.-Lender solely as a result of such Change in Tax Law, and (v) any United States federal withholding taxes imposed under FATCA.

“Indemnitees” has the meaning set forth in Section 10.05.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant, in each case of nationally recognized standing that is, in the good faith determination of the Borrower, qualified to perform the task for which it has been engaged.

“Information” has the meaning set forth in Section 10.08.

“Initial Senior Notes” has the meaning set forth in clause (i) of the definition of “Senior Notes.”

“Intellectual Property Security Agreement” means any patent, trademark or copyright security agreement (in form and substance reasonably acceptable to the Administrative Agent) that the Loan Parties shall enter into with the Administrative Agent for the benefit of the Secured Parties.

“Interest Coverage Ratio” means, with respect to the Borrower and its Restricted Subsidiaries on a consolidated basis, as of the end of any fiscal quarter of the Borrower for the Test Period ending on such date, the ratio of (a) Consolidated EBITDA to (b) Consolidated Interest Expense.

“Interest Payment Date” means, (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and any Maturity Date of the Facility under which such Loan was made; provided that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates and (b) as to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each March, June, September and December beginning with the first full fiscal quarter following the Closing Date and any Maturity Date of the Facility under which such Loan was made (with Swing Line Loans being deemed made under the Revolving Credit Facility for purposes of this definition).

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter or, to the extent agreed by each Lender of such Eurodollar Rate Loan, nine or twelve months, as selected by the Borrower in its Committed Loan Notice; provided that:

(a)           any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)           any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)           no Interest Period shall extend beyond the applicable Maturity Date.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person (excluding, in the case of Holdings, the Borrower and its Restricted Subsidiaries, intercompany loans, advances or Indebtedness among Holdings, the Borrower and its Restricted Subsidiaries having a term not exceeding 364 days (inclusive of any rollover or extension of terms) and made in the ordinary course of business consistent with past practice) or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment but giving effect to any returns or distributions received by such Person with respect thereto.

“Investors” means Onex Corporation and its Affiliates and any investment funds advised or managed by any of the foregoing (other than any portfolio operating companies of Onex Corporation or its Affiliates) and any investment funds that have granted to the foregoing control in respect of their investment in Holdings or its Subsidiaries and members of management that are direct or indirect investors in Holdings or its Subsidiaries.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by any L/C Issuer and the Borrower (or any Subsidiary) or in favor of such L/C Issuer and relating to such Letter of Credit.

“Joint Bookrunner” means Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC and RBC Capital Markets(3), each in its respective capacity as a bookrunner under this Agreement, and “Joint Bookrunners” means all of them, collectively.

“Joint Lead Arranger” means Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC and RBC Capital Markets(4), each in its respective capacity as a lead arranger under this Agreement, and “Joint Lead Arrangers” means all of them, collectively.

“Junior Financing” means any Indebtedness of any Loan Party or any Subsidiary the payment of which is subordinated to payment of the obligations under the Loan Documents pursuant to a subordination agreement (including subordination terms embedded in the agreement, indenture or instrument evidencing such Indebtedness)  in form and substance reasonably satisfactory to the Administrative Agent; provided, however, that Junior Financing shall not include any Indebtedness set forth in Section 7.03(d) or (x).

“Junior Financing Documentation” means any documentation governing any Junior Financing.

“Junior Lien Intercreditor Agreement” means an intercreditor agreement (in form and substance reasonably satisfactory to the Administrative Agent) between the Administrative Agent and one or more collateral agents or representatives for the holders or lenders of any Indebtedness that is permitted to be secured on a junior basis with the Obligations.

“Latest Maturity Date” means, at any date of determination, the latest Maturity Date applicable to any Loan or Commitment hereunder at such time, including the latest maturity date of any Extended Term Loan, any Extended Revolving Credit Commitment, any Incremental Term Loans or any Incremental Revolving Credit Commitments, in each case as extended in accordance with this Agreement from time to time.

“Laws” means, collectively, all applicable international, foreign, federal, state, commonwealth and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the

(3)                                 RBC Capital Markets is the global brand name for the corporate and investment banking businesses of Royal Bank of Canada and its affiliates

(4)                                 RBC Capital Markets is the global brand name for the corporate and investment banking businesses of Royal Bank of Canada and its affiliates enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“L/C Advance” means, with respect to each Revolving Credit Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Pro Rata Share or other applicable share provided for under this Agreement.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Credit Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“L/C Issuer” means, with respect to the Existing Letters of Credit, JPMorgan Chase Bank, N.A., acting through one of its affiliates or branches, and with respect to any other Letter of Credit, Bank of America and any other Lender that becomes an L/C Issuer in accordance with Section 2.03(l) or 10.07(j), in each case, in its capacity as an issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings.  For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.10.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lender” has the meaning set forth in the introductory paragraph to this Agreement and, as the context requires, includes an L/C Issuer and a Swing Line Lender, and their respective successors and assigns as permitted hereunder as well as any person that becomes a “Lender” hereunder pursuant to Sections 2.14 and 10.07(b), each of which is referred to herein as a “Lender.”

“Lender Participation Notice” has the meaning set forth in Section 2.05(c)(iii).

“Lending Office” means, as to any Lender, such office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means any letter of credit issued hereunder.  A Letter of Credit may be a commercial letter of credit or a standby letter of credit; provided, however, that any commercial letter of credit issued hereunder shall provide solely for cash payment upon presentation of a sight draft.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the relevant L/C Issuer.

“Letter of Credit Expiration Date” means the day that is five (5) days prior to the scheduled Maturity Date then in effect for the applicable Revolving Credit Facility (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Sublimit” means an amount equal to the lesser of (a) $130,000,000 and (b) the aggregate amount of the Revolving Credit Commitments.  The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any Capitalized Lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Term Loan, a Revolving Credit Loan or a Swing Line Loan (including any Incremental Term Loan, Extended Term Loan or Extended Revolving Credit Loan).

“Loan Documents” means, collectively, (i) this Agreement, (ii) the Notes, (iii) the Collateral Documents, (iv) the Fee Letter, (v) any Incremental Amendment or Extension Amendment and (vi) each Letter of Credit Application.

“Loan Parties” means, collectively, the Borrower and each Guarantor, and their permitted successors and assigns.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Margin Stock” has the meaning set forth in Regulation U of the Board of Governors of the United States Federal Reserve System, or any successor thereto.

“Master Agreement” has the meaning set forth in the definition of “Swap Contract.”

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, assets, results of operations or condition (financial or otherwise) of Holdings and its Subsidiaries, taken as a whole, (b) the ability of the Loan Parties (taken as a whole) to perform their obligations under any Loan Document, (c) the legality, validity, binding effect or enforceability against a Loan Party of a material Loan Document to which it is a party or (d) the rights, remedies and benefits available to, or conferred upon, the Administrative Agent or any Secured Party, taken as a whole, under any Loan Document.

“Material Foreign Subsidiary” means each Foreign Subsidiary (i) which, as of the most recent fiscal quarter of the Borrower, for the period of four consecutive fiscal quarters then ended, for which financial statements have been delivered pursuant to Section 6.01, contributed greater than ten percent (10%) of Consolidated EBITDA for such period or (ii) which contributed greater than ten percent (10%) of Total Assets as of such date; provided that if at any time the aggregate amount of the EBITDA or consolidated total assets of all Foreign Subsidiaries that are not Material Foreign Subsidiaries exceeds twenty percent (20%) of Consolidated EBITDA for any such period or twenty percent (20%) of Total Assets as of the end of any such fiscal quarter, the Borrower (or, in the event the Borrower has failed to do so within ten (10) days, the Administrative Agent) shall designate sufficient Foreign Subsidiaries as “Material Foreign Subsidiaries” to eliminate such excess, and such designated Subsidiaries shall for all purposes of this Agreement constitute Material Foreign Subsidiaries.

“Material Non-Public Information” means, with respect to Holdings or any of its Subsidiaries, information that (a) has not been disclosed to the Lenders (other than Lenders that do not wish to receive Material Non-Public Information with respect to Holdings, any of its Subsidiaries or Affiliates) or has not otherwise been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD prior to such time and (b) could reasonably be expected to have a material effect upon, or otherwise be material, (i) to a Lender’s decision to participate in any Discounted Voluntary Prepayment or assignment pursuant to Section 10.07(k), as applicable, or (ii) to the market price of the Term A Loans.

“Material Real Property” means any Real Property owned by any Loan Party (other than owned Real Property with a net book value of less than $3,000,000).

“Maturity Date” means (i) with respect to the Term A Loans, the fifth anniversary of the Closing Date; (ii) with respect to the Revolving Credit Facility, the fifth anniversary of the Closing Date; (iii) with respect to any tranche of Extended Term Loans or Extended Revolving Credit Commitments, the final maturity date as specified in the applicable Extension Amendment and (iv) with respect to any Incremental Term Loans or Incremental Revolving Credit Commitments, the final maturity date as specified in the applicable Incremental Amendment; provided that, in each case, if such day is not a Business Day, the Maturity Date shall be the Business Day immediately preceding such day.

“Maximum Rate” has the meaning set forth in Section 10.10.

“Medicaid” means the medical assistance program established by Title XIX of the Social Security Act (42 U.S.C. ss. 1396 ET SEQ.) and any successor or similar statutes, as in effect from time to time.

“Medicare” means the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act (42 U.S.C. ss. 1396 ET SEQ.) and any successor or similar statutes, as in effect from time to time.

“Minimum Extension Condition” shall have the meaning given to such term in Section 2.16(b).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage Instruments” means such title reports, ALTA title insurance policies (with endorsements), evidence of zoning compliance, property insurance, opinions of counsel, ALTA surveys, appraisals, “Life-of-Loan” Federal Emergency Management Agency Standard flood hazard determinations (together with notices about special flood hazard area status and flood disaster assistance duly executed by the Borrower and each Loan Party relating thereto and evidence of flood hazard insurance), mortgage tax affidavits and declarations and other similar information and related certifications as are requested by, and in form and substance reasonably acceptable to, the Administrative Agent from time to time.

“Mortgaged Property” has the meaning set forth in the definition of “Collateral and Guarantee Requirement.”

“Mortgages” means, collectively, the deeds of trust, trust deeds, hypothecs and mortgages made by the Loan Parties in favor or for the benefit of the Administrative Agent on behalf of the Secured Parties creating and evidencing a Lien on a Mortgaged Property in form and substance reasonably satisfactory to the Administrative Agent, and any other mortgages executed and delivered pursuant to Sections 6.11 and 6.13, in each case, as the same may from time to time be amended, restated, supplemented or otherwise modified.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which any Loan Party or any ERISA Affiliate is making, or is accruing an obligation to make, contributions or with respect to which any Loan Party or any ERISA Affiliate may incur any liability.

“Net Income” means, with respect to any Person, the net income (loss) attributable to such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means:

(a)           100% of the cash proceeds actually received by the Borrower or any of its Restricted Subsidiaries (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise and including casualty insurance settlements and condemnation awards, but in each case only as and when received) from any Disposition or Casualty Event, net of (i) attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith, (ii) any amount required to repay (x) Indebtedness (other than pursuant to the Loan Documents) that is secured by a Lien on the assets disposed of and which ranks prior to the Lien securing the Obligations or (y) Indebtedness or other obligations of any Subsidiary that is disposed of in such transaction, (iii) in the case of any Disposition or Casualty Event by a non-wholly-owned Restricted Subsidiary, the pro rata portion of the Net Proceeds thereof (calculated without regard to this clause (iii)) attributable to non-controlling interests or not available for distribution to or for the account of the Borrower or a wholly-owned Restricted Subsidiary as a result thereof, (iv) taxes paid or reasonably estimated to be payable as a result thereof, and (v) the amount of any reasonable reserve established in accordance with GAAP against any adjustment to the sale price or any liabilities (other than any taxes deducted pursuant to clause (i) above) (x) related to any of the applicable assets and (y) retained by the Borrower or any of its Restricted Subsidiaries including, without limitation, Pension Plan and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations (however, the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Proceeds of such Disposition or Casualty Event occurring on the date of such reduction); provided that (A) if no Default exists, the Borrower and its Restricted Subsidiaries may reinvest any portion of such proceeds in assets useful for its business within 12 months of such receipt, such portion of such proceeds shall not constitute Net Proceeds except to the extent not, within 12 months of such receipt, so used or contractually committed to be so used (it being understood that if any portion of such proceeds are not so used within such 12-month period but within such 12-month period are contractually committed to be used, then upon the termination of such contract or if such Net Proceeds are not so used within 18 months of initial receipt, such remaining portion shall constitute Net Proceeds as of the date of such termination or expiry without giving effect to this proviso; it being understood that such proceeds shall constitute Net Proceeds notwithstanding any investment notice if there is a Specified Default at the time of a proposed reinvestment unless such proposed reinvestment is made pursuant to a binding commitment entered into at a time when no Specified Default was continuing) and (B) solely in respect of the proceeds of Dispositions, at any time during the period following a Disposition and prior to the prepayment date, if, on a Pro Forma Basis after giving effect to such Disposition and the application of the proceeds thereof, the Total Leverage Ratio is less than 2.50 to 1.00, up to $50,000,000 of such proceeds in the aggregate shall not constitute Net Proceeds; provided, further, that no proceeds realized in a single transaction or series of related transactions shall constitute Net Proceeds unless (x) such proceeds shall exceed $10,000,000 or (y) the aggregate net proceeds exceeds $25,000,000 in any fiscal year (and thereafter only net cash proceeds in excess of such amount shall constitute Net Proceeds under this clause (a)); and

(b)           100% of the cash proceeds from the incurrence, issuance or sale by the Borrower or any of its Restricted Subsidiaries of any Indebtedness, net of all taxes paid or reasonably estimated to be payable as a result thereof and fees (including investment banking fees and discounts), commissions, costs and other expenses, in each case incurred in connection with such issuance or sale.

For purposes of calculating the amount of Net Proceeds, fees, commissions and other costs and expenses payable to the Borrower or any of its Restricted Subsidiaries shall be disregarded.

“Non-Consenting Lender” has the meaning set forth in Section 3.07(d).

“Non-Debt Fund Affiliate” means an Affiliate of the Borrower that is not a Debt Fund Affiliate or a Purchasing Company Party.

“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender.

“Non-Extension Notice Date” has the meaning set forth in Section 2.03(b)(iii).

“Non-U.S. Lender” means any Lender that is not a “United States person” as defined in Section 7701(a)(30) of the Code.

“Not Otherwise Applied” means, with reference to any amount of net cash proceeds, that such amount was not previously applied in determining the permissibility of a transaction under the Loan Documents where such permissibility was (or may have been) contingent on receipt of such amount or utilization of such amount for a specified purpose.

“Note” means a Term Note, a Revolving Credit Note or a Swing Line Note, as the context may require.

“Obligations” means all (x) advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party and its Restricted Subsidiaries arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or Restricted Subsidiary of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding and (y) obligations of the Borrower or any of its Restricted Subsidiaries arising under Cash Management Obligations or any Secured Hedge Agreement; provided that (a) obligations of the Borrower or any of its Restricted Subsidiaries under any Secured Hedge Agreement or Cash Management Obligations shall be secured and guaranteed pursuant to the Collateral Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed and (b) any release of Collateral or Guarantors effected in the manner permitted by this Agreement shall not require the consent of holders of obligations under Secured Hedge Agreements or any Cash Management Obligations.  Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents (and of their Restricted Subsidiaries to the extent they have obligations under the Loan Documents) include (a) the obligation (including guarantee obligations) to pay principal, interest, Letter of Credit fees, reimbursement obligations, charges, expenses, fees, Attorney Costs, indemnities and other amounts payable by any Loan Party under any Loan Document and (b) the obligation of any Loan Party to reimburse any amount in respect of any of the foregoing that the Administrative Agent, the Administrative Agent or any Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party.

“Offered Loans” has the meaning set forth in Section 2.05(c)(iii).

“OID” has the meaning set forth in Section 2.14(b).

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement or the memorandum and articles of association (if applicable); and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” has the meaning set forth in Section 3.01(b).

“Other Term Loans” has the meaning set forth in Section 2.14(a).

“Outstanding Amount” means (a) with respect to the Term Loans, Revolving Credit Loans and Swing Line Loans on any date, the outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Term Loans, Revolving Credit Loans (including any refinancing of outstanding unpaid drawings under Letters of Credit or L/C Credit Extensions as a Revolving Credit Borrowing) and Swing Line Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the outstanding Dollar Amount thereof on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes thereto as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit (including any refinancing of outstanding unpaid drawings under Letters of Credit or L/C Credit Extensions as a Revolving Credit Borrowing) or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of the Federal Funds Rate and an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (b) with respect to any amount denominated in any Available Currency other than Dollars, the rate of interest per annum at which overnight deposits in such Available Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of the Administrative Agent in the applicable offshore interbank market for such Available Currency to major banks in such interbank market.

“Participant” has the meaning set forth in Section 10.07(e).

“Participant Register” has the meaning set forth in Section 10.07(e).

“Participating Member State” means each state so described in any EMU Legislation.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to the provisions of Title IV of ERISA or Section 412 of the Code and which is maintained for the employees of any Loan Party or any ERISA Affiliate or with respect to which any Loan Party or any ERISA Affiliate may incur any liability.

“Permitted Acquisition” has the meaning set forth in Section 7.02(h).

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal, replacement, exchange or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed, replaced, exchanged or extended except by an amount equal to unpaid accrued interest and premium thereon (including any make-whole premium or prepayment penalty that may be payable in connection therewith) plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal, replacement, exchange or extension and by an amount equal to any existing commitments unutilized thereunder, (b) such modification, refinancing, refunding, renewal, replacement, exchange or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended, (c) at the time thereof, no Event of Default shall have occurred and be continuing, (d) to the extent such Indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal, replacement, exchange or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended, (e) the terms and conditions (including, if applicable, as to collateral, but excluding interest rate, fees and other pricing terms) of any such modified, refinanced, refunded, renewed, exchanged or extended Indebtedness are not materially less favorable to the Lenders, taken as whole, than the terms and conditions of the Indebtedness being modified, refinanced, refunded, renewed, exchanged or extended (in the case of the Lenders, as reasonably determined by the Administrative Agent) (it being understood that the modification, refinancing, refunding, renewal, replacement, exchange or extension of any Indebtedness with Indebtedness that has a junior lien on collateral relative to the Indebtedness so modified, refinanced, refunded, renewed, replaced, exchanged or extended or is otherwise unsecured (all other terms being the same) is not materially less favorable to the Lenders) or are on market terms and (f) such modification, refinancing, refunding, renewal, replacement, exchange or extension is incurred by the Person who is the obligor or guarantor of the Indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended; provided, further, that, notwithstanding anything to the contrary above, the modification, refinancing, refunding, renewal, replacement, exchange or extension of Junior Financings, unsecured Indebtedness or Senior Notes with the proceeds of any Incremental Term Loan shall constitute a “Permitted Refinancing” so long as, (i) after giving effect thereto, the sum of (x) the excess of the aggregate Revolving Credit Commitments at such time less the aggregate Revolving Credit Exposure plus (y) the amount of cash and Cash Equivalents (other than Restricted Cash) that is held by the Borrower and its Restricted Subsidiaries free and clear of all Liens, other than nonconsensual Liens permitted by Section 7.01 and Liens permitted by Sections 7.01(a), (b), (c), (f), (k), (l), (p), (q)(i) and (ii), (x) (solely to the extent such Liens under such clause (x) relate to the foregoing clauses (a), (b), (c), (f), (k), (l), (p), (q)(i) and (ii)), (y) (solely to the extent such Liens under such clause (y) are Liens on Collateral that are junior to the Liens securing the Obligations and subject to a Junior Lien Intercreditor Agreement) and (bb) of the Borrower and its Restricted Subsidiaries shall be not less than $75,000,000 and (ii) the Total Leverage Ratio determined on a Pro Forma Basis as of the last day of the most recently ended Test Period for which financial statements were required to have been delivered pursuant to Section 6.01(a) or (b), as applicable (or, if no Test Period has passed, as of the last four quarters ended), as if such modification, refinancing, refunding, renewal, replacement, exchange or extension had been made on the last day of such four quarter period, is less than or equal to 3.00:1.00.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Platform” has the meaning set forth in Section 6.01.

“Post-Closing Collateral Date” means the date that is 90 days following the Closing Date, or such longer period as the Administrative Agent may agree in writing in its sole discretion in accordance with Section 6.11.

“Pounds Sterling” means the lawful currency of the United Kingdom.

“Pre-Expansion European Union” means the European Union as of January 1, 2004, including the countries of Austria, Belgium, Denmark, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal, Spain, Sweden and the United Kingdom, but not including any country which became or becomes a member of the European Union after January 1, 2004.

“Preferred Stock” means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution, or winding up.

“Proceeding” has the meaning set forth in Section 10.05.

“Pro Forma Basis” means, with respect to compliance with any test or covenant or calculation of any ratio hereunder, the determination or calculation of such test, covenant or ratio (including in connection with Specified Transactions) in accordance with Section 1.09.

“Pro Forma Compliance” means, with respect to any covenant set forth in Section 7.10(a) and (b), compliance on a Pro Forma Basis with such covenant in accordance with Section 1.09.

“Pro Rata Share” means, (x) with respect to each Revolving Credit Lender at any time a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Revolving Credit Commitments of such Revolving Credit Lender under the applicable Facility or Facilites at such time and the denominator of which is the amount of the Aggregate Commitments under the applicable Facility or Facilites and (y) with respect to each Term Lender, (i) prior to the Closing Date, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Term Commitments of such Term Lender at such time and the denominator of which is the amount of the aggregate Term Commitments at such time and (ii) thereafter, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Term Loans of such Term Lender under the applicable Facility or Facilities at such time and the denominator of which is the amount of the aggregate principal amount of Term Loans outstanding under the applicable Facility or Facilites; provided that in the case of Section 2.15 when a Defaulting Lender shall exist, “Pro Rata Share” shall mean such percentage of the Aggregate Commitments under the applicable Facility or Facilities (disregarding any Defaulting Lender’s Commitments); provided, further, that if such Commitments have been terminated, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Equity Interests.

“Projections” has the meaning set forth in Section 6.01(c).

“Proposed Discounted Prepayment Amount” has the meaning set forth in Section 2.05(c)(ii).

“Public Lender” has the meaning set forth in Section 6.01.

“Purchase Price” means the total consideration payable in connection with any acquisition, including, without limitation, any portion of the consideration payable in cash, all Indebtedness, liabilities and contingent obligations incurred or assumed in connection with such acquisition and all consulting fees or fees for a covenant not to compete, including without limitation the value of any Equity Interests or other equity interests of any Loan Party or any Subsidiary issued as consideration for such acquisition.

“Purchasing Company Party” means any Company Party that (x) makes a Discounted Voluntary Prepayment pursuant to Section 2.05(c) or (y) becomes an Eligible Assignee pursuant to Section 10.07(b) or a Participant pursuant to Section 10.07(e).

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.

“Qualified IPO” means the issuance by Holdings or any direct or indirect parent of Holdings of its common Equity Interests in an underwritten public offering (other than a public offering pursuant to a registration statement on Form S-8) (i) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act (whether alone or in connection with a secondary public offering) or (ii) after which the common Equity Interests of Holdings or any direct or indirect parent of Holdings are listed on an internationally recognized securities exchange or dealer quotation system.

“Qualifying Lenders” has the meaning set forth in Section 2.05(c)(iv).

“Qualifying Loans” has the meaning set forth in Section 2.05(c)(iv).

“Real Property” means, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned or leased by any Person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Refinanced Term Loans” has the meaning set forth in Section 10.01.

“Register” has the meaning set forth in Section 10.07(d).

“Rejection Notice” has the meaning set forth in Section 2.05(b)(vi).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Release” means any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing or migrating in, into, onto or through the Environment or within, from or into any building, structure or facility.

“Removal Effective Date” has the meaning set forth in Section 9.06(b).

“Replacement Term Loans” has the meaning set forth in Section 10.01.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the thirty (30) day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, continuation or conversion of Term Loans or Revolving Credit Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” means, as of any date of determination and subject to the limitations set forth in Section 10.07(l), Lenders having more than 50% of the sum of the (a) Total Outstandings (with the aggregate Dollar Amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition), (b) aggregate unused Term Commitments and (c) aggregate unused Revolving Credit Commitments; provided that the unused Term Commitment and unused Revolving Credit Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Revolving Lenders” means, as of any date of determination, Revolving Credit Lenders having more than 50% of the sum of the (a) Outstanding Amount of all Revolving Credit Loans, Swing Line Loans and all L/C Obligations (with the aggregate Dollar Amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition) and (b) aggregate unused Revolving Credit Commitments; provided that unused Revolving Credit Commitment of, and the portion of the Outstanding Amount of all Revolving Credit Loans, Swing Line Loans and all L/C Obligations held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders.

“Required Term A Lenders” means, as of any date of determination and subject to the limitations set forth in Section 10.07(l), Term A Lenders having more than 50% of the aggregate principal amount of outstanding Term A Loans of all Term A Lenders; provided that the portion of the Outstanding Amount of all Term A Loans held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Term A Lenders.

“Resignation Effective Date” has the meaning set forth in Section 9.06(a).

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, treasurer or assistant treasurer or other similar officer of a Loan Party and, as to any Organization Documents required to be delivered under any Loan Document, any secretary or assistant secretary of such Loan Party or, in the case of any Foreign Subsidiary, any duly appointed authorized signatory or director or managing member of such Person.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Cash” means cash and Cash Equivalents held by Restricted Subsidiaries that are contractually restricted from being distributed to the Borrower.

“Restricted Payment” means the declaration or payment of any dividend or other distribution (whether in cash, securities or other property) on account of any Equity Interest of Holdings, the Borrower or any of its Restricted Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation, termination of, or other acquisition for value of, any such Equity Interest.

“Restricted Subsidiary” means any Subsidiary of Holdings or the Borrower, as applicable, other than an Unrestricted Subsidiary.

“Retained Percentage” means, with respect to any Excess Cash Flow Period (a) 100% minus (b) the Applicable ECF Percentage with respect to such Excess Cash Flow Period.

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period, made by each of the Revolving Credit Lenders pursuant to Section 2.01(b).

“Revolving Credit Commitment” means, as to each Revolving Credit Lender, its obligation to (a) make Revolving Credit Loans to the Borrower pursuant to Section 2.01(b), (b) purchase participations in L/C Obligations in respect of Letters of Credit and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 1.01A under the caption “Revolving Credit Commitment” or in the Assignment and Assumption pursuant to which such

Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement (including Sections 2.14 and 10.07(b)).  The aggregate Revolving Credit Commitments of all Revolving Credit Lenders shall be $200,000,000 on the Closing Date, as such amount may be adjusted from time to time in accordance with the terms of this Agreement.  After the Closing Date additional Classes of Revolving Credit Commitments may be created pursuant to Extension Amendments.

“Revolving Credit Exposure” means, as to each Revolving Credit Lender, the sum of the amount of the Outstanding Amount of such Revolving Credit Lender’s Revolving Credit Loans and its Pro Rata Share or other applicable share provided for under this Agreement of the Dollar Amount of the L/C Obligations and the Swing Line Obligations at such time.

“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Commitments at such time.

“Revolving Credit Lender” means, at any time, any Lender that has a Revolving Credit Commitment at such time or, if the Revolving Credit Commitments have terminated, Revolving Credit Exposure.

“Revolving Credit Loan” has the meaning set forth in Section 2.01(b).

“Revolving Credit Note” means a promissory note of the Borrower payable to any Revolving Credit Lender or its registered assigns, in substantially the form of Exhibit C-2 hereto, evidencing the aggregate Indebtedness of the Borrower to such Revolving Credit Lender resulting from the Revolving Credit Loans made by such Revolving Credit Lender to the Borrower.

“Rollover Amount” has the meaning set forth in Section 7.10(c)(ii).

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired by the Borrower or any of its Restricted Subsidiaries whereby the Borrower or any of its Restricted Subsidiaries transfers such property to a Person and the Borrower or such Restricted Subsidiary leases it from such Person, other than leases between the Borrower and a Restricted Subsidiary of the Borrower or between Restricted Subsidiaries of the Borrower.

“Same Day Funds” means immediately available funds.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Hedge Agreement” means any Swap Contract permitted under Article VII that is entered into by and between any Loan Party and any Hedge Bank, to the extent designated by the Borrower and such Lender as a Secured Hedge Agreement in writing to the Administrative Agent.  The designation of any Swap Contract as a Secured Hedge Agreement shall not create in favor of the Lender or Affiliate thereof that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Guarantor under the Collateral Documents.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, any L/C Issuer, the Hedge Banks, the Cash Management Banks and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Agreement” means the Security Agreement, substantially in the form of Exhibit F hereto, dated as of the date hereof, among Holdings, the Borrower, the Subsidiary Guarantors and the Administrative Agent, as the same may be amended, modified or supplemented from time to time.

“Security Agreement Supplement” has the meaning set forth in the Security Agreement.

“Selk Matter” means the lawsuit filed in Bernalillo County, New Mexico State Court styled Larry Selk, by and through his legal guardian, Rani Rubio v. Res-Care New Mexico, Inc., Res-Care, Inc., et al.

“Senior Notes” means, collectively, (i) the $200,000,000 10.75% Notes due 2019 of the Borrower issued on December 22, 2010 and outstanding on the date hereof (the “Initial Senior Notes”) and (ii) any other senior unsecured notes or convertible notes assumed or incurred by the Borrower or a Restricted Subsidiary pursuant to Section 7.03(v) or (w) and issued under an indenture, note purchase agreement or similar governing instrument or document in a registered public offering or a Rule 144A or other private placement transaction permitted hereunder.

“Senior Notes Documentation” means the Senior Notes and any indenture or other loan or purchase agreement governing the Senior Notes and any other documents delivered pursuant thereto.

“Senior Secured Leverage Ratio” means the ratio of (a) Consolidated Senior Secured Debt (it being understood that for purposes of determining compliance with such ratio herein, Consolidated Senior Secured Debt shall be measured on the date of the voluntary prepayment, redemption, purchase, defeasance or other payment being made) minus the aggregate amount of cash and Cash Equivalents (other than Restricted Cash) that is held by the Borrower and its Restricted Subsidiaries as of such date free and clear of all Liens, other than nonconsensual Liens permitted by Section 7.01 and Liens permitted by Sections 7.01(a), (b), (c), (f), (k), (l), (p), (q)(i) and (ii), (x) (solely to the extent such Liens under such clause (x) relate to the foregoing clauses (a), (b), (c), (f), (k), (l), (p), (q)(i) and (ii)), (y) (solely to the extent such Liens under such clause (y) are Liens on Collateral that are junior to the Liens securing the Obligations and subject to a Junior Lien Intercreditor Agreement) and (bb), which cash and Cash Equivalents shall be in an amount not to exceed $50,000,000 to (b) Consolidated EBITDA as of the most recently completed Test Period.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed (i) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged as of such date and (c) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature.  For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

“SPC” has the meaning set forth in Section 10.07(h).

“Specified Default” means a Default under Section 8.01(a), (f) or (g).

“Specified Equity Contribution” means any cash contribution to the equity of Holdings and/or any purchase or investment in an Equity Interest of Holdings, in each case other than Disqualified Equity Interests made pursuant to Section 8.05.

“Specified Transaction” means any incurrence or repayment of Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility for working capital purposes) or Incremental Term Loan or Incremental Revolving Credit Commitment or Investment or capital contribution that results in a Person becoming a Restricted Subsidiary or an Unrestricted Subsidiary, any Permitted Acquisition or any Disposition that results in a Restricted Subsidiary ceasing to be a Subsidiary of the Borrower, any Investment constituting an acquisition of assets constituting a business unit, line of business or division of another Person, any Disposition of a business unit, line of business or division of the Borrower or any of its Restricted Subsidiaries, in each case whether by merger, consolidation, amalgamation or otherwise, in each case, that by the terms of this Agreement requires “Pro Forma Compliance” with a test or covenant hereunder or requires such test or covenant to be calculated on a “Pro Forma Basis.”

“Spot Rate” means, for any currency, on any relevant date of determination in connection with the issuance, amendment increasing or decreasing the amount, or payment of a Letter of Credit, and such additional dates as the Administrative Agent or any L/C Issuer, as applicable, shall determine, the rate determined by the Administrative Agent or such L/C Issuer, as applicable, to be the rate quoted by the Administrative Agent or such L/C Issuer, as applicable, as the spot rate for the purchase by the Administrative Agent or such L/C Issuer, as applicable, of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or such L/C Issuer, as applicable, may obtain such spot rate from another financial institution designated by the Administrative Agent or such L/C Issuer, as applicable, if the Administrative Agent or such L/C Issuer, as applicable, does not have as of the date of determination a spot buying rate for any such currency and provided, further, that such L/C Issuer may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Available Currency other than Dollars.  Once the Spot Rate is revalued by the Administrative Agent or such L/C Issuer, as applicable, it will advise the Borrower and Revolving Credit Lenders of the new Spot Rate.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which (i) a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially (directly or indirectly) owned, (ii) more than half of the issued share capital is at the time beneficially (directly or indirectly) owned or (iii) other than with respect to a corporation, such Person is a controlling general partner or managing member or otherwise controls such entity at such time.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantor” means any Guarantor other than Holdings.

“Successor Company” has the meaning set forth in Section 7.04(d).

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Facility” means the swing line loan facility made available by the Swing Line Lender pursuant to Section 2.04.

“Swing Line Lender” means Bank of America, in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning set forth in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B hereto.

“Swing Line Note” means a promissory note of the Borrower payable to the Swing Line Lender or its registered assigns, in substantially the form of Exhibit C-3 hereto, evidencing the aggregate Indebtedness of the Borrower to such Swing Line Lender resulting from the Swing Line Loans.

“Swing Line Obligations” means, as at any date of determination, the aggregate principal amount of all Swing Line Loans outstanding.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $20,000,000 and (b) the aggregate amount of the Revolving Credit Commitments.  The Swing Line Sublimit is part of, and not in addition to, the Revolving Credit Commitments.

“Syndication Agent” means JPMorgan Chase Bank, N.A. and Royal Bank of Canada, each in its respective capacity as a syndication agent under this Agreement, and “Syndication Agents” means all of them, collectively.

“Taxes” means all present or future taxes, duties, levies, imposts, deductions, assessments or withholdings imposed by any Governmental Authority, including interest, penalties and additions to tax applicable thereto.

“Term A Commitment” means, as to each Term Lender, its obligation to make a Term A Loan to the Borrower pursuant to Section 2.01(a) in an aggregate amount not to exceed the amount set forth opposite such Lender’s name on Schedule 1.01A under the caption “Term A Commitment” or in the Assignment and Assumption pursuant to which such Term Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement (including Section 2.14).  The initial aggregate amount of the Term A Commitments is $175,000,000.

“Term A Loans” means the term loans made by the Lenders on the Closing Date to the Borrower pursuant to Section 2.01(a).

“Term Borrowing” means a borrowing consisting of simultaneous Term Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Term Lenders pursuant to Section 2.01(a).

“Term Commitment” means, as to each Term Lender, its obligation to make a Term Loan to the Borrower hereunder, expressed as an amount representing the maximum principal amount of the Term Loan to be made by such Term Lender under this Agreement, as such commitment may be (a) reduced from time to time pursuant to Section 2.06 and (b) reduced or increased from time to time pursuant to (i) assignments by or to such Term Lender pursuant to an Assignment and Assumption, (ii) an Incremental Amendment or (iii) an Extension Amendment.  The initial amount of each Term Lender’s Commitment is set forth on Schedule 1.01A under the caption “Term A Commitment” or, otherwise, in the Assignment and Assumption, Extension Amendment, or Incremental Amendment pursuant to which such Lender shall have assumed its Commitment, as the case may be.

“Term Lender” means, at any time, any Lender that has a Term Commitment or a Term Loan at such time.

“Term Loan” means any Term A Loan, Incremental Term Loan or Extended Term Loan, as the context may require.

“Term Note” means a promissory note of the Borrower payable to any Term Lender or its registered assigns, in substantially the form of Exhibit C-1 hereto, evidencing the aggregate Indebtedness of the Borrower to such Term Lender resulting from the Term Loans made by such Term Lender.

“Test Period” means, for any date of determination under this Agreement, the latest four consecutive fiscal quarters of the Borrower for which financial statements have been delivered to the Administrative Agent on or prior to the Closing Date and/or for which financial statements are required to be delivered pursuant to Section 6.01, as applicable.

“Threshold Amount” means $25,000,000.

“Total Assets” means the total consolidated assets of the Borrower and its Restricted Subsidiaries, as shown on the most recent consolidated balance sheet of the Borrower and its Restricted Subsidiaries.

“Total Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Total Debt (it being understood that for purposes of determining compliance with Section 7.10(a), such date of determination shall be the last day of the applicable Test Period) minus the aggregate amount of cash and Cash Equivalents (other than Restricted Cash) that is held by the Borrower and its Restricted Subsidiaries free and clear of all Liens, other than nonconsensual Liens permitted by Section 7.01 and Liens permitted by Sections 7.01(a), (b), (c), (f), (k), (l), (p), (q)(i) and (ii), (x) (solely to the extent such Liens under such clause (x) relate to the foregoing clauses (a), (b), (c), (f), (k), (l), (p), (q)(i) and (ii)), (y) (solely to the extent such Liens under such clause (y) are Liens on Collateral that are junior to the Liens securing the Obligations and subject to a Junior Lien Intercreditor Agreement) and (bb), which cash and Cash Equivalents shall be in an amount not to exceed $50,000,000 to (b) Consolidated EBITDA for such Test Period.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Total Revolving Credit Outstandings” means the aggregate Outstanding Amount of all Revolving Credit Loans, Swing Line Loans and L/C Obligations.

“Transaction Expenses” means any fees or expenses incurred or paid by the Investors, Holdings, the Borrower or any of their respective Subsidiaries in connection with the Transactions (including expenses in connection with hedging transactions), this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby.

“Transactions” means (a) the execution and delivery of Loan Documents to be entered into on the Closing Date and the funding of the Loans on the Closing Date, (b) the Existing Credit Agreement Refinancing and (c) the payment of Transaction Expenses.

“Transferred Guarantor” has the meaning set forth in Section 11.09.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“United States” and “U.S.” mean the United States of America.

“U.S. Lender” means a Lender that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“United States Tax Compliance Certificate” has the meaning set forth in Section 3.01(d)(ii)(C).

“Unreimbursed Amount” has the meaning set forth in Section 2.03(c)(i).

“Unrestricted Subsidiary” means (i) any Subsidiary of Holdings or the Borrower, as applicable, designated by the board of directors of Holdings or the Borrower, as applicable, as an Unrestricted Subsidiary pursuant to Section 6.14 subsequent to the Closing Date and (ii) any Subsidiary of an Unrestricted Subsidiary.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Indebtedness.

“wholly-owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person and/or by one or more wholly-owned Subsidiaries of such Person.

Section 1.02                             Other Interpretive Provisions.

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)                                 The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)                                 The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(c)                                  Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(d)                                 The term “including” is by way of example and not limitation.

(e)                                  The word “or” is not exclusive.

(f)                                   The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(g)                                  In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(h)                                 Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(i)                                     For purposes of determining compliance with any Section of Article VII at any time, in the event that any Lien, Investment, Indebtedness (whether at the time of incurrence or upon application of all or a portion of the proceeds thereof), Disposition, Restricted Payment, Affiliate transaction, Contractual Obligation or prepayment of Indebtedness meets the criteria of one or more than one of the categories of transactions permitted pursuant to any clause of such Sections, such transaction (or portion thereof) at any time shall be permitted under one or more of such clauses as determined by the Borrower in its sole discretion at such time.

Section 1.03                             Accounting Terms.

(a)                                 All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, except as otherwise specifically prescribed herein.  In addition, for purposes of this Agreement, all references to codified accounting standards specifically named herein shall be deemed to include any successor, replacement, amended or updated accounting standard under GAAP.

(b)                                 If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c)                                  For purposes of all financial definitions and calculations in this Agreement, including the determination of Excess Cash Flow, there shall be excluded for any period the purchase accounting effects of adjustments (including the effects of such adjustments pushed down to the Borrower and its Restricted Subsidiaries) in component amounts required or permitted by GAAP (including in the inventory, property and equipment, software, goodwill, intangible assets, in-process research and development, post-employment benefits, deferred revenue and debt line items thereof) and related authoritative pronouncements, as a result of any Permitted Acquisition or the amortization or write-off of any amounts thereof.

(d)                                 Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Loan Party or any Subsidiary at “fair value”, as defined therein and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Financial Accounting Standards Board Staff Position APB 14-1 to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

Section 1.04                             Rounding.

Any financial ratios required to be maintained by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding up if there is no nearest number).

Section 1.05                             References to Agreements, Laws, Etc.

Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, amendments and restatements, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, amendments and restatements, restatements, extensions, supplements and other modifications are permitted by the Loan Documents; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law (including by succession of comparable successor laws).

Section 1.06                             Times of Day.Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.07                             Timing of Payment of Performance.

When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day.

Section 1.08                             Cumulative Credit Transactions.

If more than one action occurs on any given date the permissibility of the taking of which is determined hereunder by reference to the amount of the Cumulative Credit immediately prior to the taking of such action, the permissibility of the taking of each such action shall be determined independently and in no event may any two or more such actions be treated as occurring simultaneously.

Section 1.09                             Pro Forma Calculations.

(a)                                 Notwithstanding anything to the contrary herein, the Total Leverage Ratio, the Senior Secured Leverage Ratio and the Interest Coverage Ratio, as the case may be, shall be calculated in the manner prescribed by this Section 1.09; provided that notwithstanding anything to the contrary in clauses (b), (c) or (d) of this Section 1.09, when calculating the Total Leverage Ratio and the Interest Coverage Ratio, as applicable, for purposes of (i) the Applicable ECF Percentage of Excess Cash Flow and (ii) determining actual compliance (and not Pro Forma Compliance or compliance on a Pro Forma Basis) with any covenant set forth in Section 7.10(a) or (b), the events described in this Section 1.09 that occurred subsequent to the end of the applicable Test Period shall not be given pro forma effect.

(b)                                 For purposes of calculating the Total Leverage Ratio, the Senior Secured Leverage Ratio and the Interest Coverage Ratio, Specified Transactions that have been made (i) during the applicable Test Period and (ii) subsequent to such Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made shall be calculated on a pro forma basis assuming that all such Specified Transactions (and any increase or decrease in Consolidated EBITDA and the component financial definitions used therein attributable to any Specified Transaction) had occurred on the first day of the applicable Test Period.  If since the beginning of any applicable Test Period any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Borrower or any of its Restricted Subsidiaries since the beginning of such Test Period shall have made any Specified Transaction that would have required adjustment pursuant to this Section 1.09, then the Total Leverage Ratio, the Senior Secured Leverage Ratio and the Interest Coverage Ratio shall be calculated to give pro forma effect thereto in accordance with this Section 1.09.

(c)                                  Whenever pro forma effect is to be given to a Specified Transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Borrower to the extent consistent with Regulation S-X or are otherwise reasonably identifiable and factually supportable, including the amount of “run-rate” cost savings relating to such Specified Transaction and operating expense reductions relating to such Specified Transaction for which specified actions are taken or committed to be taken within 12 months after the date of consummation of such Specified Transaction and have been realized or are expected to be realized within 12 months after the date of consummation of such Specified Transaction (calculated on a pro forma basis as though such cost savings and operating expense reductions had been realized on the first day of such period as if such cost savings and operating expense reductions were realized during the entirety of such period), net of the amount of actual benefits realized during such period from such actions (it being understood and agreed that “run-rate” means the full recurring benefit that is associated with any action taken or expected to be taken; provided that all of such benefit is expected to be realized within 12 months of the date of consummation of the Specified Transaction.

(d)                                 In the event that the Borrower or any of its Restricted Subsidiaries incurs (including by assumption or guarantees) or repays (including by redemption, repayment, retirement or extinguishment) any Indebtedness included in the calculations of the Total Leverage Ratio, the Senior Secured Leverage Ratio and the Interest Coverage Ratio, as the case may be (in each case, other than Indebtedness incurred or repaid under any revolving credit facility in the ordinary course of business for working capital purposes), (i) during the applicable Test Period and (ii) subsequent to the end of the applicable Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made, then the Total Leverage Ratio, the Senior Secured Leverage Ratio and the Interest Coverage Ratio shall be calculated giving pro forma effect to such incurrence or repayment of Indebtedness, to the extent required, as if the same had occurred on (A) the last day of the applicable Test Period in the case of the Total Leverage Ratio and the Senior Secured Leverage Ratio and (B) the first day of the applicable Test Period in the case of the Interest Coverage Ratio.

(e)                                  If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of the event for which the calculation of the Interest Coverage Ratio is made had been the applicable rate for the entire period (taking into account any hedging obligations applicable to such Indebtedness); provided, in the case of repayment of any Indebtedness, to the extent actual interest related thereto was included during all or any portion of the applicable Test Period, the actual interest may be used for the applicable portion of such Test Period.  Interest on a Capitalized Lease shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Borrower to be the rate of interest implicit in such Capitalized Lease in accordance with GAAP.  Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a London interbank offered rate, or other rate, shall be determined to have been based upon the rate actually chosen or if none, then based upon such optional rate chosen as the Borrower may designate.

Section 1.10                             Letters of Credit.Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Amount of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Amount of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

Section 1.11                             Currency Generally.

For purposes of determining compliance with Sections 7.01, 7.02 and 7.03 with respect to any amount of Indebtedness or Investment in a currency other than Dollars, no Default shall be deemed to have occurred solely as a result of changes in rates of currency exchange occurring after the time such Indebtedness or Investment is incurred (so long as such Indebtedness or Investment, at the time incurred, made or acquired, was permitted hereunder).

Section 1.12                             Additional Available Currencies.

The Borrower may from time to time request that Letters of Credit be issued in a currency other than those specifically listed in the definition of “Available Currency”; provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars.  Any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and the applicable L/C Issuer.  Any such request shall be made to the Administrative Agent not later than 11:00 a.m., twenty (20) Business Days prior to the date of the desired Credit Extension (or such other time or date as may be agreed by the Administrative Agent and the applicable L/C Issuer, in their sole discretion).

The Administrative Agent shall promptly notify the applicable L/C Issuer thereof.  The applicable L/C Issuer shall notify the Administrative Agent, not later than 11:00 a.m., ten (10) Business Days after receipt of such request whether it consents, in its sole discretion, to the issuance of Letters of Credit in such requested currency.  Any failure by the applicable L/C Issuer to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such L/C Issuer to permit Letters of Credit to be issued in such requested currency.  If the Administrative Agent and the applicable L/C Issuer consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Borrower and such currency shall thereupon be deemed for all purposes to be an Available Currency hereunder for purposes of any Letter of Credit issuances.  If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.12, the Administrative Agent shall promptly so notify the Borrower.

ARTICLE II
THE COMMITMENTS AND CREDIT EXTENSIONS

Section 2.01                             The Loans.

(a)                                 The Term Borrowings.  Subject to the terms and conditions set forth herein, each Term A Lender severally agrees to make to the Borrower on the Closing Date one or more Term A Loans denominated in Dollars in an aggregate amount not to exceed at any time outstanding the amount of such Term A Lender’s Term A Commitment.  Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed.  Term Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

(b)                                 The Revolving Credit Borrowings.  Subject to the terms and conditions set forth herein, each Revolving Credit Lender severally agrees to make loans (each such loan, a “Revolving Credit Loan”) denominated in Dollars pursuant to Section 2.02 to the Borrower from its applicable Lending Office from time to time, on any Business Day during the period from the Closing Date until the Maturity Date, in an aggregate principal amount not to exceed at any time outstanding the amount of such Lender’s Revolving Credit Commitment; provided that after giving effect to any Revolving Credit Borrowing, (i) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility and (ii) the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Lender’s Pro Rata Share or other applicable share provided for under this Agreement of the Outstanding Amount of all L/C Obligations, plus such Lender’s Pro Rata Share or other applicable share provided for under this Agreement of the Outstanding Amount of all Swing Line Loans, shall not exceed such Lender’s Revolving Credit Commitment.  Within the limits of each Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01(b), prepay under Section 2.05, and reborrow under this Section 2.01(b).  Revolving Credit Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

Section 2.02                             Borrowings, Conversions and Continuations of Loans.

(a)                                 Each Term Borrowing, each Revolving Credit Borrowing, each conversion of Term Loans or Revolving Credit Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent (except that, subject to Section 3.05, a notice in connection with the initial Credit Extensions hereunder may be revoked if the Closing Date does not occur on the proposed date of borrowing), which may be given by telephone.  Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (New York City time) (x) three (3) Business Days prior to the requested date of any Borrowing or continuation of Eurodollar Rate Loans or any conversion of Base Rate Loans to Eurodollar Rate Loans, and (y) on the requested date of any Borrowing of Base Rate Loans; provided, however, that if the Borrower wishes to request Eurodollar Rate Loans having an Interest Period other than one, two, three or six months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than 11:00 a.m. (New York City time) four (4) Business Days prior to the requested date of such Borrowing, conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the Appropriate Lenders of such request and determine whether the requested Interest Period is acceptable to all of them.  Not later than 11:00 a.m., three Business Days before the requested date of such Borrowing, conversion or continuation, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders.  Each telephonic notice by the Borrower pursuant to this

Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower.  Except as provided in Section 2.14, each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a minimum principal amount of $2,500,000, or a whole multiple of $500,000, in excess thereof.  Except as provided in Section 2.03(c), 2.04(c) or 2.14(a), each Borrowing of or conversion to Base Rate Loans shall be in a minimum principal amount of $500,000 or a whole multiple of $100,000 in excess thereof.  Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Term Borrowing, a Revolving Credit Borrowing, a conversion of Term Loans or Revolving Credit Loans from one Type to the other or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Term Loans or Revolving Credit Loans are to be converted, (v) if applicable, the duration of the Interest Period with respect thereto and (vi) the account of the Borrower to be credited with the proceeds of such Borrowing.  If the Borrower fails to specify a Type of Loan in a Committed Loan Notice or fails to give a timely notice requesting a conversion or continuation, then the applicable Term Loans or Revolving Credit Loans shall be made as, or converted to, Base Rate Loans.  Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans.  If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month.  Notwithstanding anything to the contrary herein, a Swing Line Loan may not be converted to a Eurodollar Loan.

(b)                                 Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share or other applicable share provided for under this Agreement of the applicable Class of Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or continuation described in Section 2.02(a).  In the case of each Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office not later than 3:00 p.m. (New York City time) on the Business Day specified in the applicable Committed Loan Notice.  Upon satisfaction of the applicable conditions set forth in Article 4, the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent by wire transfer of such funds in accordance with instructions provided to the Administrative Agent by the Borrower; provided that if, on the date the Committed Loan Notice with respect to such Borrowing is given by the Borrower, there are Swing Line Loans or L/C Borrowings outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such L/C Borrowing, second, to the payment in full of any such Swing Line Loans, and third, to the Borrower as provided above.

(c)                                  Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan unless the Borrower pays the amount due, if any, under Section 3.05 in connection therewith.  During the existence of an Event of Default, no Loans may be requested, converted to or continued as Eurodollar Rate Loans.

(d)                                 The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate.  The determination of the Eurodollar Rate by the Administrative Agent shall be conclusive in the absence of manifest error.  At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in the Administrative Agent’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e)                                  After giving effect to all Term Borrowings, all Revolving Credit Borrowings, all conversions of Term Loans or Revolving Credit Loans from one Type to the other, and all continuations of Term Loans or Revolving Credit Loans as the same Type, there shall not be more than five (5) Interest Periods in effect with respect to all Revolving Credit Borrowings and not more than five (5) Interest Periods in effect with respect to all Term Borrowings; provided that after the establishment of any new Class of Loans pursuant to an Extension Amendment, the number of Interest Periods otherwise permitted by this Section 2.02(e) shall increase by three (3) Interest Periods for each applicable Class so established.

(f)                                   The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.

Section 2.03                             Letters of Credit.

(a)                                 The Letter of Credit Commitment.  (i)  Subject to the terms and conditions set forth herein, (A) each L/C Issuer agrees, in reliance upon the agreements of the other Revolving Credit Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit at sight denominated in Dollars or an Available Currency for the account of the Borrower (provided that any Letter of Credit may be for the benefit of Holdings, the Borrower or any of its Restricted Subsidiaries) and to amend or renew Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (2) to honor drafts under the Letters of Credit and (B) the Revolving Credit Lenders severally agree to participate in Letters of Credit issued pursuant to this Section 2.03; provided that no L/C Issuer shall be obligated to make any L/C Credit Extension with respect to any Letter of Credit, and no Lender shall be obligated to participate in any Letter of Credit if as of the date of such L/C Credit Extension, (x) the Revolving Credit Exposure of any Revolving Credit Lender would exceed such Lender’s Revolving Credit Commitment, (y) the Outstanding Amount of the L/C Obligations would exceed the Letter of Credit Sublimit or (z) the aggregate Revolving Credit Exposure would exceed the Revolving Credit Facility.  Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.  All Existing Letters of Credit shall be deemed to have been issued hereunder and, from and after the Closing Date, shall be subject to and governed by the terms and conditions hereof.

(ii)                                   An L/C Issuer shall be under no obligation to issue any Letter of Credit if:

(A)                               any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or direct that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such L/C Issuer in good faith deems material to it;

(B)                               subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve (12) months after the date of issuance or last renewal, unless (1) each Appropriate Lender has approved of such expiration date or (2) the Outstanding Amount of L/C Obligations in respect of such requested Letter of Credit has been cash collateralized;

(C)                               the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Revolving Credit Lenders have approved such expiry date;

(D)                               the issuance of such Letter of Credit would violate any policies of such L/C Issuer applicable to letters of credit generally;

(E)                                any Revolving Credit Lender is at that time a Defaulting Lender, unless such L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such L/C Issuer (in its sole discretion) with the Borrower or such Lender to eliminate such L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.15(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which such L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion; or

(F)                                 except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is in an initial stated amount less than $50,000.

(iii)                                    An L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.  Notwithstanding anything herein to the contrary, the expiry date of any Letter of Credit denominated in a currency other than Dollars must be approved by the relevant L/C Issuer in its sole discretion even if it is less than twelve months after the date of issuance or last renewal and any Auto-Extension Letter of Credit denominated in a currency other than Dollars shall be issued only at the relevant L/C Issuer’s sole discretion.

(iv)                                   The L/C Issuer shall act on behalf of the Revolving Credit Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b)                                 Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.  (i)  Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to an L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower.  Such Letter of Credit Application must be received by the relevant L/C Issuer and the Administrative Agent not later than 11:00 a.m. (New York City time) at least two (2) Business Days prior to the proposed issuance date or date of amendment, as the case may be; or, in each case, such later date and time as the relevant L/C Issuer may agree in a particular instance in its sole discretion.  In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the relevant L/C Issuer: (a) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (b) the amount thereof; (c) the expiry date thereof; (d) the name and address of the beneficiary thereof; (e) the documents to be presented by such beneficiary in case of any drawing thereunder; (f) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (g) the Available Currency in which the requested Letter of Credit is to be issued will be denominated and (h) such other matters as the relevant L/C Issuer may reasonably request.  In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the relevant L/C Issuer (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the relevant L/C Issuer may reasonably request.

(ii)                                   Promptly after receipt of any Letter of Credit Application, the relevant L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, such L/C Issuer will provide the Administrative Agent with a copy thereof.  Upon receipt by the relevant L/C Issuer of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower (or Holdings or any Restricted Subsidiary of the Borrower) or enter into the applicable amendment, as the case may be.  Immediately upon the issuance of each Letter of Credit, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the relevant L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Pro Rata Share or other applicable share provided for under this Agreement times the amount of such Letter of Credit.

(iii)                                    If the Borrower so requests in any applicable Letter of Credit Application, the relevant L/C Issuer shall agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the relevant L/C Issuer to prevent any such extension at least once in each twelve (12) month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve month period to be agreed upon at the time such Letter of Credit is issued.  Unless otherwise directed by the relevant L/C Issuer, the Borrower shall not be required to make a specific request to the relevant L/C Issuer for any such extension.  Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the relevant L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided that the relevant L/C Issuer shall not permit any such extension if (A) the relevant L/C Issuer has determined that it would have no obligation at such time to issue such Letter of Credit in its extended form under the terms hereof (by reason of the provisions of Section 2.03(a)(ii) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven (7) Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Revolving Lenders have elected not to permit such renewal or (2) from the Administrative Agent, any Revolving Credit Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied.

(iv)                                   Promptly after issuance of any Letter of Credit or any amendment to a Letter of Credit, the relevant L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)                                  Drawings and Reimbursements; Funding of Participations.  (i)  Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the relevant L/C Issuer shall notify promptly the Borrower and the Administrative Agent thereof.  Not later than 3:30 p.m. (New York City time) on the first Business Day immediately following any payment by an L/C Issuer under a Letter of Credit with notice to the Borrower (each such date, an “Honor Date”), the Borrower shall reimburse such L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing in Dollars (it being understood that in a case of a Letter of Credit denominated in an Available Currency other than Dollars, the amount of such Letter of Credit shall be determined by taking the Dollar Amount of such Letter of Credit); provided that if such reimbursement is not made on the date of drawing, the Borrower shall pay interest to the relevant L/C Issuer on such amount at the rate applicable to Base Rate Loans (without duplication of interest payable on L/C Borrowings).  The relevant L/C Issuer shall notify the Borrower of the Dollar Amount of the drawing promptly following the determination or revaluation thereof.  If the Borrower fails to so reimburse such L/C Issuer by such time, the Administrative Agent shall promptly notify each Appropriate Lender of the Honor Date, the amount of the unreimbursed drawing (expressed in Dollars in the Dollar Amount thereof in the case of an Available Currency other than Dollars) (the “Unreimbursed Amount”), and the amount of such Appropriate Lender’s Pro Rata Share or other applicable share provided for under this Agreement thereof.  In such event, the Borrower shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans but subject to the amount of the unutilized portion of the Revolving Credit Commitments of the Appropriate Lenders and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice).  Any notice given by an L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.  For the avoidance of doubt, the repayment of any Unreimbursed Amount with the proceeds of Revolving Credit Loans (other than an L/C Borrowing) pursuant to this Section 2.03(c)(i) shall not be deemed to be a failure of the Borrower to comply with its obligations hereunder.

(ii)                                   Each Appropriate Lender (including any Lender acting as an L/C Issuer) shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the relevant L/C Issuer in Dollars at the Administrative Agent’s Office for payments in an amount equal to its Pro Rata Share or other applicable share provided for under this Agreement of the Unreimbursed Amount not later than 1:00 p.m. (New York City time) on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Appropriate Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount.  The Administrative Agent shall remit the funds so received to the relevant L/C Issuer.

(iii)                                    With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the relevant L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate.  In such event, each Appropriate Lender’s payment to the Administrative Agent for the account of the relevant L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv)                                   Until each Appropriate Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the relevant L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Pro Rata Share or other applicable share provided for under this Agreement of such amount shall be solely for the account of the relevant L/C Issuer.

(v)                                  Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or L/C Advances to reimburse an L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the relevant L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Committed Loan Notice ).  No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the relevant L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)                                   If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the relevant L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), such L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the applicable Overnight Rate from time to time in effect.  A certificate of the relevant L/C Issuer submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent manifest error.

(d)                                 Repayment of Participations.  (i)  If, at any time after an L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Credit Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Pro Rata Share or other applicable share provided for under this Agreement thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the Dollar Amount received by the Administrative Agent.

(ii)                                   If any payment received by the Administrative Agent for the account of an L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each Appropriate Lender shall pay to the Administrative Agent for the account of such L/C Issuer its Pro Rata Share or other applicable share provided for under this Agreement thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect.  The obligations of the Revolving Credit Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)                                  Obligations Absolute.  The obligation of the Borrower to reimburse the relevant L/C Issuer for each drawing under each Letter of Credit issued by it and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)                                     any lack of validity or enforceability of such Letter of Credit, this Agreement or any other Loan Document, or any other agreement or instrument relating thereto;

(ii)                                  the existence of any claim, counterclaim, setoff, defense or other right that the Borrower (or Holdings or any Restricted Subsidiary of the Borrower) may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the relevant L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)                               any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)                              any payment by the relevant L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the relevant L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v)                                 any exchange, release or non-perfection of any Collateral, or any release or amendment or waiver of or consent to departure from the Guaranty or any other guarantee, for all or any of the Obligations of the Borrower (or Holdings or any Restricted Subsidiary of the Borrower) in respect of such Letter of Credit; or

(vi)                              any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower (or Holdings or any Restricted Subsidiary of the Borrower);

provided that the foregoing shall not excuse any L/C Issuer from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are waived by the Borrower to the extent permitted by applicable Law) suffered by the Borrower that are caused by such L/C Issuer’s gross negligence or willful misconduct as determined in a final and non-appealable judgment by a court of competent jurisdiction when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the L/C Issuer.  The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f)                                   Role of L/C Issuers.  Each Lender and the Borrower agrees that, in paying any drawing under a Letter of Credit, the relevant L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of the L/C Issuers, any Agent-Related Person nor any of the respective correspondents, participants or assignees of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Credit Lenders or the Lenders holding a majority of the Revolving Credit Commitments, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct as determined in a final and non-appealable judgment by a court of competent jurisdiction; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application.  The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  None of the L/C Issuers, any Agent-Related Person, nor any of the respective correspondents, participants or assignees of the L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (vi) of Section 2.03(e); provided that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against an L/C Issuer, and such L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by such L/C Issuer’s willful misconduct or gross negligence or such L/C Issuer’s willful or grossly negligent failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit, in each case as determined in a final and non-appealable judgment by a court of competent jurisdiction.  In furtherance and not in limitation of the foregoing, each L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and no L/C Issuer shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g)                                  Cash Collateral.  If, as of the Letter of Credit Expiration Date, any Letter of Credit issued to the Borrower may for any reason remain outstanding and partially or wholly undrawn, (ii) if any Event of Default occurs and is continuing and the Administrative Agent or the Lenders holding a majority of the Revolving Credit Commitments, as applicable, require the Borrower to Cash Collateralize the L/C Obligations pursuant to Section 8.02 or (iii) if an Event of Default set forth under Section 8.01(f) or (g) occurs and is continuing, the Borrower shall Cash Collateralize the then Outstanding Amount of all of its L/C Obligations (in an amount equal to such Outstanding Amount determined as of the date of such L/C Borrowing or the Letter of Credit Expiration Date, as the case may be), and shall do so not later than 1:00 P.M. (New York City time) on (x) in the case of the immediately preceding clauses (i) and (ii), (1) the Business Day that the Borrower receives notice thereof, if such notice is received on such day prior to 12:00 noon (New York City time) or (2) if clause (1) above does not apply, the Business Day immediately following the day that the Borrower receives such notice and (y) in the case of the immediately preceding clause (iii), the Business Day on which an Event of Default set forth under Section 8.01(f) or (g) occurs or, if such day is not a Business Day, the Business Day immediately succeeding such day.  At any time that there shall exist a Defaulting Lender, immediately upon the request of the Administrative Agent, the applicable L/C Issuer or the Swing Line Lender, the Borrower shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.15(a)(iv) and any Cash Collateral provided by the Defaulting Lender).  For purposes hereof, “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the relevant L/C Issuer and the Appropriate Lenders, as collateral for the L/C Obligations, cash or deposit account balances (“Cash Collateral”) pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the relevant L/C Issuer (which documents are hereby consented to by the Appropriate Lenders).  Derivatives of such term have corresponding meanings.  The Borrower hereby grants to the Administrative Agent, for the benefit of each L/C Issuer and the Revolving Credit Lenders with respect to the applicable Facility, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing.  Cash Collateral shall be maintained in a blocked, non-interest bearing deposit account designated by, and under the sole dominion and control of, the Administrative Agent.  If at any time the Administrative Agent determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than the Administrative Agent (on behalf of the Secured Parties) or that the total amount of such funds is less than the aggregate Outstanding Amount of all L/C Obligations, the Borrower will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited and held in the blocked accounts at the Administrative Agent as aforesaid, an amount equal to the excess of (a) such aggregate Outstanding Amount over (b) the total amount of funds, if any, then held as Cash Collateral that the Administrative Agent reasonably determines to be free and clear of any such right and claim.  Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Law, to reimburse the relevant L/C Issuer.  To the extent the amount of any Cash Collateral exceeds the then Outstanding Amount of such L/C Obligations and so long as no Event of Default has occurred and is continuing, the excess shall be refunded to the Borrower.  To the extent any Event of Default giving rise to the requirement to Cash Collateralize any Letter of Credit pursuant to this Section 2.03(g) is cured or otherwise waived by the Required Revolving Credit Lenders, then so long as no other Event of Default has occurred and is continuing, all Cash Collateral pledged to Cash Collateralize such Letter of Credit shall be refunded to the Borrower.  If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Borrower or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.  In addition, the Administrative Agent may request at any time and from time to time after the initial deposit of Cash Collateral that additional Cash Collateral be provided by the Borrower in order to protect against the results of exchange rate fluctuations with respect to Letters of Credit denominated in currencies other than Dollars.

(h)           Applicability of ISP and UCP.  Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit.

(i)            Letter of Credit Fees.  The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender for the applicable Revolving Credit Facility in accordance with its Pro Rata Share or other applicable share provided for under this Agreement a Letter of Credit fee for each Letter of Credit issued pursuant to this Agreement equal to the Applicable Rate times the daily maximum amount then available to be drawn under such Letter of Credit (whether or not such maximum Dollar Amount is then in effect under such Letter of Credit if such maximum amount increases periodically pursuant to the terms of such Letter of Credit); provided, however, any Letter of Credit fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the applicable L/C Issuer pursuant to this Section 2.03 shall be payable, to the maximum extent permitted by applicable Law, to the other Lenders in accordance with the upward adjustments in their respective Pro Rata Shares allocable to such Letter of Credit pursuant to Section 2.15(a)(iv), with the balance of such fee, if any, payable to such L/C Issuer for its own account.  Such Letter of Credit fees shall be computed on a quarterly basis in arrears.  Such Letter of Credit fees shall be due and payable in Dollars on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand.  If there is any change in the Applicable Rate during any quarter, the daily maximum amount of each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(j)            Fronting Fee and Documentary and Processing Charges Payable to L/C Issuers.  The Borrower shall pay directly to the applicable L/C Issuer for its own account a fronting fee with respect to each Letter of Credit issued by it to the Borrower (or Holdings or any Restricted Subsidiary of the Borrower) equal to 0.125% per annum (or such other lower amount as may be mutually agreed by the Borrower and the applicable L/C Issuer) of the maximum Dollar Amount available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit if such maximum amount increases periodically pursuant to the terms of such Letter of Credit) or such lesser fee as may be agreed with such L/C Issuer.  Such fronting fees shall be computed on a quarterly basis in arrears.  Such fronting fees shall be due and payable in Dollars on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand.  In addition, the Borrower shall pay directly to the applicable L/C Issuer for its own account with respect to each Letter of Credit issued to the Borrower (or Holdings or any Restricted Subsidiary of the Borrower) the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect.  Such customary fees and standard costs and charges are due and payable within five (5) Business Days of demand and are nonrefundable.

(k)           Conflict with Letter of Credit Application.  Notwithstanding anything else to the contrary in this Agreement or any Letter of Credit Application, in the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.

(l)            Addition of an L/C Issuer.  A Revolving Credit Lender reasonably acceptable to the Borrower and the Administrative Agent may become an additional L/C Issuer hereunder pursuant to a written agreement among the Borrower, the Administrative Agent and such Revolving Credit Lender.  The Administrative Agent shall notify the Revolving Credit Lenders of any such additional L/C Issuer.

(m)          Existing Letters of Credit.  The parties hereto agree that the Existing Letters of Credit shall be deemed Letters of Credit for all purposes under this Agreement, without any further action by the Borrower.

(n)           Extensions.  If the Letter of Credit Expiration Date in respect of any tranche of Revolving Credit Commitments occurs prior to the expiry date of any Letter of Credit, then on such Letter of Credit Expiration Date (i) if one or more other tranches of Revolving Credit Commitments in respect of which the Letter of Credit Expiration Date shall not have so occurred are then in effect, such Letters of Credit shall automatically be deemed to have been issued (including for purposes of the obligations of the Revolving Credit Lenders to purchase participations therein and to make Revolving Credit Loans and payments in respect thereof pursuant to Section 2.03(c) and (d)) under (and ratably participated in by Lenders pursuant to) the Revolving Credit Commitments in respect of such non-terminating tranches up to an aggregate amount not to exceed the aggregate principal amount of the unutilized Revolving Credit Commitments thereunder at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated) and (ii) to the extent not reallocated pursuant to immediately preceding clause (i), the Borrower shall Cash Collateralize any such Letter of Credit in accordance with Section 2.03(g).

(o)           Letters of Credit Issued for Holdings or Restricted Subsidiaries.  Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, or Holdings or any Restricted Subsidiary of the Borrower, the Borrower shall be obligated to reimburse the applicable L/C Issuer hereunder for any and all drawings under such Letter of Credit.  The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of or Holdings or any Restricted Subsidiary of the Borrower inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of Holdings or any Restricted Subsidiary of the Borrower, as applicable.

Section 2.04          Swing Line Loans.

(a)           The Swing Line.  Subject to the terms and conditions set forth herein, Bank of America, in its capacity as Swing Line Lender agrees, in reliance upon the agreements of the Revolving Credit Lenders set forth in this Section 2.04, to make loans in Dollars to the Borrower (each such loan, a “Swing Line Loan”), from time to time on any Business Day during the period beginning on the Business Day after the Closing Date and until the day before the Maturity Date of the Revolving Credit Facility in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Pro Rata Share or other applicable share provided for under this Agreement of the Outstanding Amount of Revolving Credit Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Swing Line Lender’s Revolving Credit Commitment; provided that, after giving effect to any Swing Line Loan, (i) the Revolving Credit Exposure shall not exceed the aggregate Revolving Credit Commitment and (ii) the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender (other than the relevant Swing Line Lender), plus such Lender’s Pro Rata Share or other applicable share provided for under this Agreement of the Outstanding Amount of all L/C Obligations, plus such Lender’s Pro Rata Share or other applicable share provided for under this Agreement of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Credit Commitment then in effect; provided, further, that the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan.  Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04.  Each Swing Line Loan shall be a Base Rate Loan.  Immediately upon the making of a Swing Line Loan, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Pro Rata Share or other applicable share provided for under this Agreement times the amount of such Swing Line Loan.

(b)           Borrowing Procedures.  Each Swing Line Borrowing shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone.  Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 2:00 p.m. (New York City time) on the requested borrowing date and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, and (ii) the requested borrowing date, which shall be a Business Day.  Each such telephonic notice must be confirmed promptly by delivery to the relevant Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower.  Promptly after receipt by the Swing Line Lender of any Swing Line Loan Notice (by telephone or in writing), the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, such Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof.  Unless the relevant Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Revolving Credit Lender) prior to 1:00 p.m. (New York City time) on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 5:00 p.m. (New York City time) on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower by crediting the account of the Borrower on the books of the Swing Line Lender in immediately available funds.  Notwithstanding anything to the contrary contained in this Section 2.04 or elsewhere in this Agreement, the Swing Line Lender shall not be obligated to make any Swing Line Loan at a time when a Revolving Credit Lender is a Defaulting Lender unless the Swing Line Lender has entered into arrangements reasonably satisfactory to it and the Borrower to eliminate the Swing Line Lender’s Fronting Exposure (after giving effect to Section 2.15(a)(iv)) with respect to the Defaulting Lender’s or Defaulting Lenders’ participation in such Swing Line Loans, including by Cash Collateralizing, or obtaining a backstop letter of credit from an issuer reasonably satisfactory to the Swing Line Lender to support, such Defaulting Lender’s or Defaulting Lenders’ Pro Rata Share of the outstanding Swing Line Loans.

(c)           Refinancing of Swing Line Loans.  (i) The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes such Swing Line Lender to so request on its behalf), that each Revolving Credit Lender make a Base Rate Loan in an amount equal to such Lender’s Pro Rata Share or other applicable share provided for under this Agreement of the amount of Swing Line Loans of the Borrower then outstanding.  Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the aggregate Revolving Credit Commitments and the conditions set forth in Section 4.02.  The relevant Swing Line Lender shall furnish the Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent.  Each Revolving Credit Lender shall make an amount equal to its Pro Rata Share or other applicable share provided for under this Agreement of the amount specified in such Committed Loan Notice available to the Administrative Agent in Same Day Funds for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. (New York City time) on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount.  The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii)            If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Credit Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Revolving Credit Lenders fund its risk participation in the relevant Swing Line Loan and each Revolving Credit Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii)            If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by the Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the applicable Overnight Rate from time to time in effect.  A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv)            Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.04(c) (but not to purchase and fund risk participations in Swing Line Loans) is subject to the conditions set forth in Section 4.02.  No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay the applicable Swing Line Loans, together with interest as provided herein.

(d)           Repayment of Participations.  (i) At any time after any Revolving Credit Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of the Swing Line Loan, such Swing Line Lender will distribute to such Lender its Pro Rata Share or other applicable share provided for under this Agreement of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.

(ii)            If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving Credit Lender shall pay to the Swing Line Lender its Pro Rata Share or other applicable share provided for under this Agreement thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Overnight Rate.  The Administrative Agent will make such demand upon the request of a Swing Line Lender.  The obligations of the Revolving Credit Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)           Interest for Account of Swing Line Lender.  The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans.  Until each Revolving Credit Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Pro Rata Share of any Swing Line Loan, interest in respect of such Pro Rata Share shall be solely for the account of the Swing Line Lender.

(f)            Payments Directly to Swing Line Lender.  The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

(g)           Extensions.  If the maturity date shall have occurred in respect of any tranche of Revolving Credit Commitments (the “Expiring Credit Commitment”) at a time when another tranche or tranches of Revolving Credit Commitments is or are in effect with a longer maturity date (each a “non-Expiring Credit Commitment” and collectively, the “non-Expiring Credit Commitments”), then with respect to each outstanding Swing Line Loan, on the earliest occurring maturity date such Swing Line Loan shall be deemed reallocated to the tranche or tranches of the non-Expiring Credit Commitments on a pro rata basis; provided that (x) to the extent that the amount of such reallocation would cause the aggregate credit exposure to exceed the aggregate amount of such non-Expiring Credit Commitments, immediately prior to such reallocation the amount of Swing Line Loans to be reallocated equal to such excess shall be repaid and (y) notwithstanding the foregoing, the Borrower shall still be obligated to pay Swing Line Loans allocated to the Revolving Credit Lenders holding the Expiring Credit Commitments at the

Maturity Date of the Expiring Credit Commitment or if the Loans have been accelerated prior to the Maturity Date of the Expiring Credit Commitment.

Section 2.05          Prepayments.

(a)           Voluntary.  (i)  The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay any Class or Classes of Term Loans and Revolving Credit Loans of any Class or Classes in whole or in part without premium or penalty; provided that (1) such notice must be received by the Administrative Agent not later than 11:00 a.m. (New York City time) (A) three (3) Business Days prior to any date of prepayment of Eurodollar Rate Loans and (B) on the date of prepayment of Base Rate Loans; (2) any prepayment of Eurodollar Rate Loans shall be in a minimum principal amount of $1,000,000, or a whole multiple of $500,000 in excess thereof; and (3) any prepayment of Base Rate Loans shall be in a minimum principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding.  Each such notice shall specify the date and amount of such prepayment and the Class(es) and Type(s) of Loans and the order of Borrowing(s) to be prepaid.  The Administrative Agent will promptly notify each Appropriate Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share or other applicable share provided for under this Agreement of such prepayment.  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05.  In the case of each prepayment of the Loans pursuant to this Section 2.05(a), the Borrower may in its sole discretion select the Borrowing or Borrowings (and the order of maturity of principal payments) to be repaid, and such payment shall be paid to the Appropriate Lenders in accordance with their respective Pro Rata Shares or other applicable share provided for under this Agreement.

(ii)            The Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (1) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. (New York City time) on the date of the prepayment, and (2) any such prepayment shall be in a minimum principal amount of $100,000 or a whole multiple of $100,000 in excess thereof or, if less, the entire principal amount thereof then outstanding.  Each such notice shall specify the date and amount of such prepayment.  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(iii)            Notwithstanding anything to the contrary contained in this Agreement, the Borrower may rescind any notice of prepayment under Section 2.05(a)(i) or 2.05(a)(ii) if such prepayment would have resulted from a refinancing of the applicable Facility, which refinancing shall not be consummated or shall otherwise be delayed.  Voluntary prepayments of any Class of Term Loans permitted hereunder shall be applied to the remaining scheduled installments of principal thereof pursuant to Section 2.07(a) in a manner determined at the discretion of the Borrower and specified in the notice of prepayment (and absent such direction, in direct order of maturity).

(b)           Mandatory.  (i)  Within five (5) Business Days after financial statements have been delivered pursuant to Section 6.01(a) (commencing with the fiscal year ended December 31, 2012) and the related Compliance Certificate has been delivered pursuant to Section 6.02(a), the Borrower shall cause to be prepaid an aggregate principal amount of Term Loans in an amount equal to (A) the Applicable ECF Percentage of Excess Cash Flow, if any, for the Excess Cash Flow Period covered by such financial statements minus (B) the sum of (1) all voluntary prepayments or repurchases of Term Loans made pursuant to Section 2.05(a) or (c) or Section 10.07(k) during such Excess Cash Flow Period or after year-end and prior to when such Excess Cash Flow prepayment is due, in an amount equal to, in the case of Section 2.05(c) or Section 10.07(k), the amount actually paid in respect of the principal amount of such Term Loans, and (2) all voluntary prepayments of Revolving Credit Loans during such Excess Cash Flow Period or after year-end and prior to when such Excess Cash Flow prepayment is due, to the extent the Revolving Credit Commitments are permanently reduced by the amount of such payments and, in the case of each of the immediately preceding clauses (1) and (2), to the extent such prepayments are not funded with the proceeds of Indebtedness.

(ii)            If (1) Holdings, the Borrower or any of its Restricted Subsidiaries Disposes of any property or assets pursuant to Section 7.05(g), (m), (n) or (s) or (2) any Casualty Event occurs, which results in the realization or receipt by Holdings, the Borrower or any of its Restricted Subsidiaries of Net Proceeds, the Borrower shall cause to be prepaid on or prior to the date which is ten (10) Business Days after the date of the realization or receipt by Holdings, the Borrower or any of its Restricted Subsidiaries of such Net Proceeds, an aggregate principal amount of Term Loans in an amount equal to 100% of all Net Proceeds received.

(iii)            If Holdings, the Borrower or any of its Restricted Subsidiaries incurs or issues any Indebtedness after the Closing Date not permitted to be incurred or issued pursuant to Section 7.03, the Borrower shall cause to be prepaid an aggregate principal amount of Term Loans in an amount equal to 100% of all Net Proceeds received therefrom on or prior to the date which is five (5) Business Days after the receipt by Holdings, the Borrower or such Restricted Subsidiary of such Net Proceeds.

(iv)            If for any reason the aggregate Outstanding Amount of Revolving Credit Loans, Swing Line Loans and L/C Obligations at any time exceeds the aggregate Revolving Credit Commitments then in effect, the Borrower shall promptly prepay Revolving Credit Loans and Swing Line Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(b)(iv) unless after the prepayment in full of the Revolving Credit Loans and Swing Line Loans such aggregate Outstanding Amount exceeds the aggregate Revolving Credit Commitments then in effect.

(v)           Each prepayment of Term Loans pursuant to this Section 2.05(b) shall be applied ratably to each Class of Term Loans then outstanding, at the option of the Borrower, (A) to the remaining principal repayment installments thereof on a pro rata basis (excluding the installment due on the Maturity Date) or (B) first, in direct order of maturity, to the next succeeding eight (8) quarterly principal repayment installments thereof that are due pursuant to Section 2.07(a) and, second, to the remaining principal repayment installments thereof on a pro rata basis (excluding the installment due on the Maturity Date); provided that any Class of Incremental Term Loans may specify that one or more other Classes of Term Loans and Incremental Term Loans may be prepaid prior to such Class of Incremental Term Loans.  Each such prepayment shall be paid to the Lenders in accordance with their respective Pro Rata Shares of such prepayment.

(vi)            The Borrower shall notify the Administrative Agent in writing of any mandatory prepayment of Term Loans required to be made by the Borrower pursuant to clauses (i) through (iii) of this Section 2.05(b) at least three (3) Business Days prior to the date of such prepayment.  Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the aggregate amount of such prepayment to be made by the Borrower.  The Administrative Agent will promptly notify each Appropriate Lender of the contents of the Borrower’s prepayment notice and of such Appropriate Lender’s Pro Rata Share of the prepayment.  Each Term Lender may reject all or a portion of its Pro Rata Share of any mandatory prepayment (such declined amounts, the “Declined Proceeds”) of Term Loans required to be made pursuant to clauses (i), (ii) and (iii) of this Section 2.05(b) by providing written notice (each, a “Rejection Notice”) to the Administrative Agent and the Borrower no later than 5:00 p.m. one (1) Business Day after the date of such Lender’s receipt of notice from the Administrative Agent regarding such prepayment.  Each Rejection Notice from a given Lender shall specify the principal amount of the mandatory repayment of Term Loans to be rejected by such Lender.  If a Term Lender fails to deliver a Rejection Notice to the Administrative Agent within the time frame specified above or such Rejection Notice fails to specify the principal amount of the Term Loans to be rejected, any such failure will be deemed an acceptance of the total amount of such mandatory prepayment of Term Loans.  Any Declined Proceeds shall be retained by the Borrower.

(c)           Non-Pro rata Discounted Voluntary Prepayments.  (i)  Notwithstanding anything to the contrary in Section 2.05(a), 2.12(a) or 2.13 (which provisions shall not be applicable to this Section 2.05(c)), any Purchasing Company Party shall have the right at any time and from time to time to prepay Term A Loans to the Lenders at a discount to the par value of such Loans and on a non pro rata basis (each, a “Discounted Voluntary Prepayment”) pursuant to the procedures described in this Section 2.05(c); provided that (A) no Discounted Voluntary Prepayment shall be made from the proceeds of any Revolving Credit Loan or Swing Line Loan, (B) immediately after giving effect to any Discounted Voluntary Prepayment, the sum of (x) the excess of the aggregate Revolving Credit Commitments at such time less the aggregate Revolving Credit Exposure plus (y) the amount of unrestricted cash and

Cash Equivalents of the Borrower and its Restricted Subsidiaries shall be not less than $75,000,000, (C) any Discounted Voluntary Prepayment shall be offered to all Lenders with Term A Loans on a pro rata basis, (D) such Purchasing Company Party shall deliver to the Administrative Agent a certificate stating that (1) no Default or Event of Default has occurred and is continuing or would result from the Discounted Voluntary Prepayment (after giving effect to any related waivers or amendments obtained in connection with such Discounted Voluntary Prepayment), (2) each of the conditions to such Discounted Voluntary Prepayment contained in this Section 2.05(c) has been satisfied and (3) such Purchasing Company Party and its Affiliates does not have any Material Non-Public Information.

(ii)            To the extent a Purchasing Company Party seeks to make a Discounted Voluntary Prepayment, such Purchasing Company Party will provide written notice to the Administrative Agent substantially in the form of Exhibit G hereto (each, a “Discounted Prepayment Option Notice”) that such Purchasing Company Party desires to prepay Term A Loans in an aggregate principal amount specified therein by the Purchasing Company Party (each, a “Proposed Discounted Prepayment Amount”), in each case at a discount to the par value of such Term A Loans as specified below.  The Proposed Discounted Prepayment Amount of Term A Loans shall not be less than $10,000,000.  The Discounted Prepayment Option Notice shall further specify with respect to the proposed Discounted Voluntary Prepayment:  (A) the Proposed Discounted Prepayment Amount of Term A Loans, (B) a discount range (which may be a single percentage) selected by the Purchasing Company Party with respect to such proposed Discounted Voluntary Prepayment (representing the percentage of par of the principal amount of Term A Loans to be prepaid) (the “Discount Range”), and (C) the date by which Lenders are required to indicate their election to participate in such proposed Discounted Voluntary Prepayment which shall be at least five Business Days following the date of the Discounted Prepayment Option Notice (the “Acceptance Date”).

(iii)            Upon receipt of a Discounted Prepayment Option Notice in accordance with Section 2.05(c)(ii), the Administrative Agent shall promptly notify each Term A Lender, as applicable, thereof.  On or prior to the Acceptance Date, each such Lender may specify by written notice substantially in the form of Exhibit H hereto (each, a “Lender Participation Notice”) to the Administrative Agent (A) a minimum price (the “Acceptable Price”) within the Discount Range (for example, 80% of the par value of the Loans to be prepaid) and (B) a maximum principal amount (subject to rounding requirements specified by the Administrative Agent) of Term A Loans with respect to which such Lender is willing to permit a Discounted Voluntary Prepayment at the Acceptable Price (“Offered Loans”).  Based on the Acceptable Prices and principal amounts of Term A Loans specified by the Lenders in the applicable Lender Participation Notice, the Administrative Agent, in consultation with the Purchasing Company Party, shall determine the applicable discount for Term A Loans (the “Applicable Discount”), which Applicable Discount shall be (A) the percentage specified by the Purchasing Company Party if the Purchasing Company Party has selected a single percentage pursuant to Section 2.05(c)(ii) for the Discounted Voluntary Prepayment or (B) otherwise, the lowest Acceptable Price (i.e. the highest percentage of the principal amount) at which the Purchasing Company Party can pay the Proposed Discounted Prepayment Amount in full (determined by adding the principal amounts of Offered Loans commencing with the Offered Loans with the lowest Acceptable Price); provided, however, that in the event that such Proposed Discounted Prepayment Amount cannot be repaid in full at any Acceptable Price, the Applicable Discount shall be the highest Acceptable Price specified by the Lenders that is within the Discount Range.  The Applicable Discount shall be applicable for all Lenders who have offered to participate in the Discounted Voluntary Prepayment and have Qualifying Loans (as defined below).  Any Lender with outstanding Term Loans whose Lender Participation Notice is not received by the Administrative Agent by the Acceptance Date shall be deemed to have declined to accept a Discounted Voluntary Prepayment of any of its Term Loans at any discount to their par value within the Applicable Discount.

(iv)            The Purchasing Company Party shall make a Discounted Voluntary Prepayment by prepaying those Term A Loans (or the respective portions thereof) offered by the Lenders (“Qualifying Lenders”) that specify an Acceptable Price that is equal to or lower than the Applicable Discount (“Qualifying Loans”) at the Applicable Discount; provided that if the aggregate proceeds required to prepay all Qualifying Loans (disregarding any interest payable at such time) would exceed the amount of aggregate proceeds required to prepay the Proposed Discounted Prepayment Amount, such amounts in each case calculated by applying the Applicable Discount, the Purchasing Company Party shall prepay such Qualifying Loans ratably among the Qualifying Lenders based on their respective principal amounts of such Qualifying Loans (subject to rounding requirements specified by the Administrative Agent).  If the aggregate proceeds required to prepay all Qualifying Loans (disregarding any interest payable at such time) would be less than the amount of aggregate proceeds required to prepay the Proposed Discounted Prepayment

Amount, such amounts in each case calculated by applying the Applicable Discount, the Purchasing Company Party shall prepay all Qualifying Loans.

(v)           Each Discounted Voluntary Prepayment shall be made within two (2) Business Days of the Acceptance Date (or such other date as the Administrative Agent shall reasonably agree, given the time required to calculate the Applicable Discount and determine the amount and holders of Qualifying Loans), without premium or penalty (but subject to Section 3.05), upon irrevocable notice (provided that such notice may be conditioned on receiving the proceeds of any refinancing) substantially in the form of Exhibit I hereto (each a “Discounted Voluntary Prepayment Notice”), delivered to the Administrative Agent no later than 11:00 a.m. (New York City time), one (1) Business Day prior to the date of such Discounted Voluntary Prepayment, which notice shall specify the date and amount of the Discounted Voluntary Prepayment and the Applicable Discount determined by the Administrative Agent.  Upon receipt of any Discounted Voluntary Prepayment Notice the Administrative Agent shall promptly notify each relevant Lender thereof.  If any Discounted Voluntary Prepayment Notice is given, the amount specified in such notice shall be due and payable to the applicable Lenders, subject to the Applicable Discount on the applicable Loans, on the date specified therein together with accrued interest (on the par principal amount) to but not including such date on the amount prepaid.

(vi)            To the extent not expressly provided for herein, each Discounted Voluntary Prepayment shall be consummated pursuant to reasonable procedures (including as to timing, rounding and calculation of Applicable Discount in accordance with Section 2.05(c)(iii) above) established by the Administrative Agent in consultation with the Borrower.

(vii)            Prior to the delivery of a Discounted Voluntary Prepayment Notice, upon written notice to the Administrative Agent, the Purchasing Company Party may withdraw its offer to make a Discounted Voluntary Prepayment pursuant to any Discounted Prepayment Option Notice.

(d)           Interest, Funding Losses, Etc.  All prepayments under this Section 2.05 shall be accompanied by all accrued interest thereon, together with, in the case of any such prepayment of a Eurodollar Rate Loan on a date prior to the last day of an Interest Period therefor, any amounts owing in respect of such Eurodollar Rate Loan pursuant to Section 3.05.

Notwithstanding any of the other provisions of this Section 2.05, so long as no Event of Default shall have occurred and be continuing, if any prepayment of any Eurodollar Rate Loan is required to be made under this Section 2.05, prior to the last day of the Interest Period therefor, in lieu of making any payment pursuant to this Section 2.05 in respect of any such Eurodollar Rate Loan prior to the last day of the Interest Period therefor, the Borrower may, in its sole discretion, deposit an amount sufficient to make any such prepayment otherwise required to be made thereunder together with accrued interest to the last day of such Interest Period into a Cash Collateral Account until the last day of such Interest Period, at which time the Administrative Agent shall be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of such Loans in accordance with this Section 2.05.  Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent shall also be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of the outstanding Loans in accordance with the relevant provisions of this Section 2.05.  Such deposit shall be deemed to be a prepayment of such Loans by the Borrower for all purposes under this Agreement.

Section 2.06          Termination or Reduction of Commitments.

(a)           Optional.  The Borrower may, upon written notice to the Administrative Agent, terminate the unused Commitments of any Class, or from time to time permanently reduce the unused Commitments of any Class, in each case without premium or penalty; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. three (3) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of at least the lesser of $2,000,000 and the unused Commitments of such Class, as applicable, or any whole multiple of $1,000,000 in excess thereof or, if less, the entire amount thereof, (iii) if, after giving effect to any reduction of the Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the Revolving Credit Facility, such sublimit shall be automatically reduced by the amount of such excess, and (iv) the Borrower shall not terminate or reduce (A) the Revolving Credit Facility if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Credit Outstandings would exceed the Revolving Credit Facility, (B) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit, or (C) the Swing Line Sublimit if, after giving effect thereto and to any concurrent prepayments hereunder, the Outstanding Amount of Swing Line Loans would exceed the Swing Line Sublimit.

(b)           Except as provided in paragraph (a) of this Section 2.06, the amount of any such Commitment reduction shall not be applied to the Letter of Credit Sublimit or the Swing Line Sublimit unless otherwise specified by the Borrower.  Notwithstanding the foregoing, the Borrower may rescind or postpone any notice of termination of any Commitments if such termination would have resulted from a refinancing of all of the applicable Facility, which refinancing shall not be consummated or otherwise shall be delayed.

(c)           Mandatory.  The Term A Commitment of each Term Lender shall be automatically and permanently reduced to $0 upon the funding of the Term A Loans to be made by it on the Closing Date.  The Revolving Credit Commitment of each Revolving Credit Lender shall automatically and permanently terminate on the Maturity Date.  On the respective Maturity Date applicable thereto, each Extended Revolving Credit Commitment shall automatically and permanently terminate.

(d)           Application of Commitment Reductions; Payment of Fees.  The Administrative Agent will promptly notify the Appropriate Lenders of any termination or reduction of unused portions of the Letter of Credit Sublimit or the Swing Line Sublimit or the unused Commitments of any Class under this Section 2.06.  Upon any reduction of unused Commitments of any Class, the Commitment of each Lender of such Class shall be reduced by such Lender’s Pro Rata Share of the amount by which such Commitments are reduced (other than the termination of the Commitment of any Lender as provided in Section 3.07).  All commitment fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

Section 2.07          Repayment of Loans.

(a)           Term A Loans.  The Borrower shall repay to the Administrative Agent for the ratable accounts of the Term A Lenders the aggregate principal amount of all Term A Loans outstanding in quarterly installments on the dates (provided that if such day is not a Business Day, such payment shall be made on the Business Day immediately preceding such day) and in the respective amounts set forth below (which payments shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.05):

Principal Amortization Date	Amount of Repayment

September 30, 2012	$2,187,500.00
December 31, 2012	$2,187,500.00
March 31, 2013	$2,187,500.00
June 30, 2013	$2,187,500.00
September 30, 2013	$2,187,500.00
December 31, 2013	$2,187,500.00
March 31, 2014	$2,187,500.00

Principal Amortization Date	Amount of Repayment

June 30, 2014	$2,187,500.00
September 30, 2014	$4,375,000.00
December 31, 2014	$4,375,000.00
March 31, 2015	$4,375,000.00
June 30, 2015	$4,375,000.00
September 30, 2015	$6,562,500.00
December 31, 2015	$6,562,500.00
March 31, 2016	$6,562,500.00
June 30, 2016	$6,562,500.00
September 30, 3016	$6,562,500.00
December 31, 2016	$6,562,500.00
March 31, 2017	$6,562,500.00

; provided that the final principal repayment installment of the Term A Loans shall be repaid on the Maturity Date and in any event shall be in an amount equal to the aggregate principal amount of all Term A Loans outstanding on such date.

(b)           Revolving Credit Loans.  The Borrower shall repay to the Administrative Agent for the ratable account of the Revolving Credit Lenders on the Maturity Date for the Revolving Credit Facility the aggregate principal amount of all Revolving Credit Loans under such Facility outstanding on such date.

(c)           Swing Line Loans.  The Borrower shall repay the aggregate principal amount of its Swing Line Loans on the earlier to occur of (i) the date ten (10) Business Days after such Loan is made and (ii) the Maturity Date for the Revolving Credit Facility.

Section 2.08          Interest.

(a)           Subject to the provisions of Section 2.08(b), (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for Revolving Credit Loans.

(b)           During the continuance of a Default under Section 8.01(a), the Borrower shall pay interest on past due amounts owing by it hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws; provided that no interest at the Default Rate shall accrue or be payable to a Defaulting Lender so long as such Lender shall be a Defaulting Lender.  Accrued and unpaid interest on such amounts (including interest on past due interest) shall be due and payable upon demand.

(c)           Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

Section 2.09          Fees.

In addition to certain fees described in Sections 2.03(h) and (i):

(a)           Commitment Fee.  The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Credit Lender under each Facility in accordance with its Pro Rata Share or other applicable share provided for under this Agreement, a commitment fee equal to the Applicable Rate with respect to Revolving Credit Loan commitment fees times the actual daily amount by which the aggregate Revolving Credit Commitment for the applicable Facility exceeds the sum of (A) the Outstanding Amount of Revolving Credit Loans (which shall exclude, for the avoidance of doubt, any Swing Line Loans) for such Facility and (B) the Outstanding Amount of L/C Obligations for such Facility; provided that any commitment fee accrued with respect to any of the Commitments of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender except to the extent that such commitment fee shall otherwise have been due and payable by the Borrower prior to such time; and provided, further, that no commitment fee shall accrue on any of the Commitments of a Defaulting Lender so long as such Lender shall be a Defaulting Lender.  The commitment fee on each Revolving Credit Facility shall accrue at all times from the Closing Date until the Maturity Date for the Revolving Credit Facility, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Maturity Date for the Revolving Credit Facility.  The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b)                                 Other Fees.  The Borrower shall pay to the Agents such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever (except as expressly agreed between the Borrower and the applicable Agent).

Section 2.10                             Computation of Interest and Fees.

All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurodollar Rate) shall be made on the basis of a year of three hundred and sixty-five (365) days, or three hundred and sixty-six (366) days, as applicable, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a three hundred and sixty (360) day year and actual days elapsed.  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one (1) day.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

Section 2.11                             Evidence of Indebtedness.

(a)                                 The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the Administrative Agent, acting solely for purposes of Treasury Regulation Section 5f.103-1(c), as agent for the Borrower, in each case in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be prima facie evidence absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note payable to such Lender, which shall evidence such Lender’s Loans in addition to such accounts or records.  Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b)                                 In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records and, in the case of the Administrative Agent, entries in the Register, evidencing the purchases and sales by such Lender of participations in

Letters of Credit and Swing Line Loans.  In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(c)                                  Entries made in good faith by the Administrative Agent in the Register pursuant to Sections 2.11(a) and (b), and by each Lender in its account or accounts pursuant to Sections 2.11(a) and (b), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement and the other Loan Documents.

Section 2.12                             Payments Generally; Administrative Agent’s Clawback.

(a)                                 All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in Same Day Funds not later than 2:00 p.m. on the date specified herein.  The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  Except as otherwise provided in Section 2.07(a), if any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)                                 (i)  Unless the Administrative Agent shall have received notice from a Lender prior to 12:00 noon on the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s Pro Rata Share or other applicable share provided for under this Agreement of such Borrowing, the Administrative Agent may assume that such Lender has made such Pro Rata Share or other applicable share provided for under this Agreement available to the Administrative Agent on the date of such Borrowing in accordance with Section 2.02(b), and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount.  If the Administrative Agent shall have so made funds available, then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, each of such Lender and the Borrower severally agrees to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent at (i) in the case of the Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, the Overnight Rate plus any administrative, processing, or similar fees customarily charged by the Administrative Agent in accordance with the foregoing.  A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this Section 2.12(b)(i) shall be conclusive in the absence of manifest error.  If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)                                     Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative

Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this Section 2.12(b) shall be conclusive, absent manifest error.

(c)                                  If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)                                 The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 10.05 are several and not joint.  The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.05 on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.05.

(e)                                  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f)                                   Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the order of priority set forth in Section 8.04.  If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may (to the fullest extent permitted by mandatory provisions of applicable Law), but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s Pro Rata Share of the sum of (a) the Outstanding Amount of all Loans outstanding at such time and (b) the Outstanding Amount of all L/C Obligations outstanding at such time, in repayment or prepayment of such of the outstanding Loans or other Obligations then owing to such Lender.

Section 2.13                             Sharing of Payments.

If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that: (i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and (ii) the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in Section 2.15, or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant.

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor such Loan Party in the amount of such participation.

Section 2.14                             Incremental Credit Extensions.

(a)                                 The Borrower may, by written notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders) from time to time after the Closing Date, request Incremental Term Loan Commitments and/or Incremental Revolving Credit Commitments, as applicable, in an aggregate amount not to exceed the Incremental Amount from one or more Incremental Term Lenders and/or Incremental Revolving Credit Lenders (which, in each case, may include any existing Lender) willing to provide such Incremental Term Loans and/or Incremental Revolving Credit Commitments, as the case may be, in their own discretion.  Such notice shall set forth (i) the amount of the Incremental Term Loan Commitments and/or Incremental Revolving Credit Commitments being requested (which shall be in minimum increments of $1,000,000 and a minimum amount of $10,000,000 or equal to the remaining Incremental Amount), (ii) the date on which such Incremental Term Loan Commitments and/or Incremental Revolving Credit Commitments are requested to become effective (the “Increased Amount Date”) and (iii) in the case of Incremental Term Loan Commitments, whether such Incremental Term Loan Commitments are to be Term A Commitments or commitments to make term loans with interests rates and/or amortization and/or maturity and/or other terms different from the Term A Loans (“Other Term Loans”).

(b)                                 The Borrower and each Incremental Term Lender and/or Incremental Revolving Credit Lender shall execute and deliver to the Administrative Agent an Incremental Amendment and such other documentation as the Administrative Agent shall reasonably specify to evidence the Incremental Term Loan Commitment of such Incremental Term Lender and/or Incremental Revolving Credit Commitment of such Incremental Revolving Credit Lender.  Each Incremental Amendment providing for Incremental Term Loans shall specify the terms of the applicable Incremental Term Loans; provided that (i) except as to pricing, amortization and final maturity date (which shall, subject to clause (ii) and (iii) of this proviso, be determined by the Borrower and the Incremental Term Lenders in their sole discretion), the Other Term Loans shall have (x) the same terms as the Term A Loans or (y) such other terms as shall be reasonably satisfactory to the Administrative Agent, (ii) the final maturity date of any Other Term Loans shall be no earlier than the Maturity Date of the Term A Loans and (iii) the Weighted Average Life to Maturity of any Other Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Term A Loans; provided, further, that the interest rate margin (which shall be deemed to include all upfront or similar fees or original issue discount payable by the Borrower to all Lenders providing such Other Term Loan in the initial primary syndication thereof but exclude customary arranger and underwriting fees) in respect of any Other Term Loan shall be the same as that applicable to the Term A Loans (which shall, for such purposes only, be deemed to include all upfront or similar fees or original issue discount payable by the Borrower to all Lenders providing the Term A Loans in the initial primary syndication thereof but exclude customary arranger and underwriting fees), except that the interest rate margin in respect of any Other Term Loan (which shall be deemed to include all upfront or similar fees or original issue discount payable by the Borrower to all Lenders providing such Other Term Loan in the initial primary syndication thereof but exclude customary arranger and underwriting fees) may exceed the Applicable Rate for the Term A Loans (which shall, for such purposes only, be deemed to include all upfront or similar fees or original issue discount payable by the Borrower to all Lenders providing the Term A Loans in the initial primary syndication thereof but exclude customary arranger and underwriting fees) by no more than fifty (50) basis points (it being understood that any such increase may take the form of original issue discount (“OID”), with OID being equated to the interest rates in a manner reasonably determined by the Administrative Agent based on an assumed four-year life to maturity), or if it does so exceed such Applicable Rate (which shall, for such purposes only, be deemed to include all upfront or similar fees or original issue discount payable by the Borrower to all Lenders providing the Term A Loans in the initial primary syndication thereof but exclude customary arranger and underwriting fees), such Applicable Rate shall be increased so that the interest rate margin in respect of such Other Term Loan (which shall be deemed to include all upfront or similar fees or original issue discount payable by the Borrower to all Lenders providing such Other Term Loan in the initial primary syndication thereof but exclude customary arranger and underwriting fees), is no more than fifty (50) basis points higher than the Applicable Rate for the Term A Loans (which shall, for such purposes only, be deemed to include all upfront or similar fees or original issue discount payable by the Borrower to all Lenders providing the Term A Loans in the initial primary syndication thereof but exclude customary arranger and underwriting fees); provided, further, that if the Other Term Loans include an interest rate floor greater than the applicable interest rate floor, if any, under the Term A Loans, such differential between interest rate floors shall be equated to the applicable interest rate margin solely for purposes of determining whether the interest rate margin of such Other Term Loans is higher than the interest rate margin under the Term A Loans by more than fifty (50) basis points and to the extent the difference in the interest rate floors would cause the interest rate margin of such Other Term Loans to be higher than the interest rate margin for the Term A Loans by more than fifty (50) basis points the interest rate floor (but not in any event the interest rate margin) applicable to the Term A Loans shall be increased to the extent of such differential between interest rate floors (for the avoidance of doubt, in no event shall the difference in interest rate floors result in an increase in the Applicable Rate).  The Incremental Term Loans shall rank pari passu or junior in right of payment and of security with the Term A Loans; provided that, if such Incremental Term Loans rank junior in right of security with the Term A Loans, such Incremental Term Loan will be established as a separate facility from the Term A Loans.  In the case of any second lien Incremental Term Loans, such Indebtedness (x) shall be subject to restrictions on voluntary prepayments as contemplated under Section 7.12, (y) shall be subject to a Junior Lien Intercreditor Agreement and (z) shall not be subject to the second proviso in clause (b) above.

(c)                                  Any Incremental Revolving Credit Commitment established hereunder shall have terms identical to the Revolving Credit Commitments existing on the Closing Date and shall constitute a single Class of Revolving Credit Commitments with such initial Revolving Credit Commitments for all purposes under this Agreement, it being understood that the Borrower and the Administrative Agent may make (without the consent of or notice to any other party) any amendment to reflect such increase in the Revolving Credit Commitments.  On the Increased Amount Date with respect to any Incremental Revolving Credit Commitment, (i) each Incremental Revolving Credit Lender of such Class shall purchase by assignment from the other Revolving Credit Lenders (and such other Revolving Credit Lenders shall assign to the Incremental Revolving Credit Lenders) such portion of the Revolving Credit Loans and L/C Advances (if any) of such Class owing to them as shall be designated by the Administrative Agent such that, after giving effect to all such purchases and assignments, the outstanding Revolving Credit Loans and L/C Advances owing to each Revolving Credit Lender of such Class shall equal such Revolving Credit Lender’s Pro Rata Share of the aggregate amount of Revolving Credit Loans and L/C Advances owing to all Revolving Credit Lenders or such Class, and (ii) the participations of the Revolving Credit Lenders of such Class in the L/C Obligations and outstanding Swing Line Loans shall be reallocated based on each Revolving Credit Lender’s Pro Rata Share (as if the outstanding Letters of Credit had been issued, the Unreimbursed Amounts had been paid by the L/C Issuer, and the Swing Line Loans had been advanced by the Swing Line Lender, in each case on such date).

(d)                                 Notwithstanding the foregoing, no Incremental Term Loan Commitment or Incremental Revolving Credit Commitment shall become effective under this Section 2.14 unless (i) both at the time of any such request and upon the effectiveness of any Incremental Amendment, no Event of Default shall exist and at the time that any such Incremental Term Loan or Incremental Revolving Credit Commitment is made (and after giving effect thereto) no Event of Default shall exist and (ii) the Borrower shall be in compliance with the covenants set forth in Sections 7.10(a) and (b) determined on a Pro Forma Basis as of the date of the most recently ended Test Period as if (x) in the case of any Incremental Term Loan, such Incremental Term Loans had been outstanding on the last day of such fiscal quarter of the Borrower for testing compliance therewith or (y) in the case any Incremental Revolving Credit Commitments, all Revolving Credit Loans available under the Revolving Credit Facility, including any such Incremental Revolving Credit Commitment, had been outstanding on the last day of such fiscal quarter of the Borrower for testing compliance therewith.  The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Amendment.  Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Amendment, this Agreement shall be amended to the extent necessary to reflect the existence and terms of the Incremental Term Loan Commitments and/or Incremental Revolving Credit Commitments evidenced thereby.  Any such deemed amendment may be memorialized in writing by the Administrative Agent with the Borrower’s consent and furnished to the other parties hereto without any other consent.

(e)                                  The Incremental Amendment may, without the consent of any Agents or Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.14.  The Borrower will use the proceeds of the Incremental Term Loans and Revolving Credit Loans made pursuant to Incremental Revolving Credit Commitments for any purpose not prohibited by this Agreement.  Incremental Term Loans and Incremental Revolving Credit Commitments may be made by any existing Lender (but each existing Lender will not have an obligation to make a portion of any Incremental Term Loan or Incremental Revolving Credit Commitments) or by any other bank or other financial institution; provided that any bank or financial institution other than the existing Lenders providing Incremental Revolving Credit Commitments shall be reasonably satisfactory to the Administrative Agent and the Borrower.  Notwithstanding anything to the contrary contained herein, no Lender shall be obligated to provide any Incremental Term Loans or Incremental Revolving Credit Commitments, unless it so agrees.

(f)                                   This Section 2.14 shall supersede any provisions in Sections 2.13 or 10.01 to the contrary.

Section 2.15                             Defaulting Lenders.

(a)                                 Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)                  Waivers and Amendments.  That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01.

(ii)               Reallocation of Payments.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise), shall be applied at such time or times as may be determined by the Administrative Agent as follows:  first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the L/C Issuer or Swing Line Lender hereunder; third, if so determined by the Administrative Agent or requested by the L/C Issuer or Swing Line Lender, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Swing Line Loan or Letter of Credit; fourth, as the Borrower may request (so long as no Event of Default has occurred and is continuing), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuer or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuer or Swing Line Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Event of Default has occurred and is continuing, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, that Defaulting Lender.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.15(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)            Certain Fees.  That Defaulting Lender (x) shall not be entitled to receive any commitment fee pursuant to Section 2.09(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit Fees as provided in Section 2.03(i).

(iv)           Reallocation of Pro Rata Share to Reduce Fronting Exposure.  During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each Non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swing Line Loans pursuant to Sections 2.03 and 2.04, the “Pro Rata Share” of each Non-Defaulting Lender’s Revolving Credit Loans and L/C Obligations shall be computed without giving effect to the Commitment of that Defaulting Lender; provided that (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, the conditions set forth in Section 4.02 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time); and (ii) the aggregate obligation of each Non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swing Line Loans shall not exceed the positive difference, if any, of (1) the Commitment of that Non-Defaulting Lender minus (2) the aggregate Outstanding Amount of the Loans of that Lender.

(v)              Cash Collateral, Repayment of Swing Line Loans.  If the reallocation described in clause (a)(iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under applicable Law, (x) first, prepay Swing Line Loans in an amount equal to the Swing Line Lenders’ Fronting Exposure and (y) second, Cash Collateralize the L/C Issuers’ Fronting Exposure in accordance with the procedures set forth in Section 2.03(g).

(b)                                 Defaulting Lender Cure.  If the Borrower, the Administrative Agent, Swing Line Lender and the applicable L/C Issuer agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Credit Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Pro Rata Share (without giving effect to Section 2.15(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Section 2.16                             Extensions of Loans and Commitments.

(a)                                 Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrower to all Lenders of Term Loans with a like Maturity Date or Revolving Credit Commitments with a like Maturity Date, in each case on a pro rata basis (based on the aggregate outstanding principal amount of the respective Term Loans or Revolving Credit Commitments with the same Maturity Date, as the case may be) and on the same terms to each such Lender, the Borrower may from time to time offer to extend the maturity date for any Term Loans and/or Revolving Credit Commitments and otherwise modify the terms of such Term Loans and/or Revolving Credit Commitments pursuant to the terms of the relevant Extension Offer (including, without limitation, by increasing the interest rate or fees payable in respect of such Term Loans and/or Revolving Credit Commitments (and related outstandings) and/or modifying the amortization schedule in respect of such Lender’s Term Loans) (each, an “Extension”, and each group of Term Loans or Revolving Credit Commitments, as applicable, in each case as so extended, as well as the original Term Loans and the original Revolving Credit Commitments (in each case not so extended), being a “Class”; any Extended Term Loans shall constitute a separate Class of Term Loans from the Class of Term Loans from which they were converted, and any Extended Revolving Credit Commitments shall constitute a separate Class of Revolving Credit Commitments from the Class of Revolving Credit Commitments from which they were converted), so long as the following terms are satisfied:

(i)                  no Default or Event of Default shall have occurred and be continuing at the time an Extension Offer is delivered to the Lenders or at the time of the Extension;

(ii)               except as to interest rates, fees and final maturity, the Revolving Credit Commitment of any Revolving Credit Lender (an “Extending Revolving Credit Lender”) extended pursuant to an Extension (an “Extended Revolving Credit Commitment”), and the related outstandings, shall be a Revolving Credit Commitment (or related outstandings, as the case may be) with the same terms as the original Revolving Credit Commitments (and related outstandings); provided that (x) subject to the provisions of Sections 2.03(m) and 2.04(g) to the extent dealing with Letters of Credit and Swing Line Loans which mature or expire after a Maturity Date when there exist Extended Revolving Credit Commitments with a longer Maturity Date, all Letters of Credit and Swing Line Loans shall be participated in on a pro rata basis by all Lenders with Revolving Credit Commitments in accordance with their pro rata share of the Revolving Credit Facility (and except as provided in Sections 2.03(m) and 2.04(g), without giving effect to changes thereto on an earlier Maturity Date with respect to Swing Line Loans and Letters of Credit theretofore incurred or issued) and all borrowings under Revolving Credit Commitments and repayments thereunder shall be made on a pro rata basis (except for (A) payments of interest and fees at different rates on Extended Revolving Credit Commitments (and related outstandings) and (B) repayments required upon the Maturity Date for the non-extending Revolving Credit Commitments) and (y) at no time shall there be Revolving Credit Commitments hereunder (including Extended Revolving Credit Commitments and any original Revolving Credit Commitments) which have more than three different Maturity Dates;

(iii)            except as to interest rates, fees, amortization, final maturity date, premium, required prepayment dates and participation in prepayments (which shall, subject to immediately succeeding clauses (iv), (v) and (vi), be determined by the Borrower and set forth in the relevant Extension Offer), the Term Loans of any Term Lender (an “Extending Term Lender”) extended pursuant to any Extension (“Extended Term Loans”) shall have the same terms as the Class of Term Loans subject to such Extension Offer;

(iv)           the final maturity date for any Extended Term Loans shall be no earlier than the then Latest Maturity Date for Term Loans hereunder and the amortization schedule applicable to Term Loans pursuant to Section 2.07(b) for periods prior to the applicable Maturity Date may not be increased;

(v)              the Weighted Average Life to Maturity of any Extended Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Term Loans extended thereby;

(vi)           any Extended Term Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments hereunder, in each case as specified in the respective Extension Offer;

(vii)        if the aggregate principal amount of applicable Term Loans (calculated on the face amount thereof) or Revolving Credit Commitments, as the case may be, in respect of which applicable Term Lenders or Revolving Credit Lenders, as the case may be, shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of applicable Term Loans or Revolving Credit Commitments, as the case may be, offered to be extended by the Borrower pursuant to such Extension Offer, then the applicable Term Loans or Revolving Credit Loans, as the case may be, of the applicable Term Lenders or Revolving Credit Lenders, as the case may be, shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Term Lenders or Revolving Credit Lenders, as the case may be, have accepted such Extension Offer;

(viii) all documentation in respect of such Extension shall be consistent with the foregoing,

(ix)           the Extension shall not become effective unless, on the proposed effective date of the Extension, (x) the Borrower shall deliver to the Administrative Agent a certificate of an authorized officer of each Loan Party dated the applicable date of the Extension and executed by an authorized officer of such

Loan Party certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such extension and (y) the conditions set forth in Section 4.02 shall be satisfied (with all references in such Section to any credit event being deemed to be references to the Extension on the applicable date of the Extension) and the Administrative Agent shall have received a certificate to that effect dated the applicable date of the Extension and executed by a financial officer of the Borrower; and

(x)              any applicable Minimum Extension Condition shall be satisfied unless waived by the Borrower.

(b)                                 With respect to all Extensions consummated by the Borrower pursuant to this Section 2.16, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of Sections 2.05 and (ii) the Extension Offer shall contain a condition to consummating the Extension that at least 50% of Term Loans or Revolving Credit Commitments (as applicable) of any or all applicable Classes be tendered, unless another amount is agreed to by the Administrative Agent and the Required Lenders (a “Minimum Extension Condition”). The Administrative Agent and the Lenders hereby consent to the Extensions and the other transactions contemplated by this Section 2.16 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Term Loans and/or Extended Revolving Credit Commitments on such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement (including, without limitation, Sections 2.05 and 2.13) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.16.  Notwithstanding anything to the contrary contained herein, no Lender shall be obligated to provide any Extended Term Loans or Extended Revolving Credit Commitments, unless it so agrees.

(c)                                  The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents with the Borrower as may be necessary in order to establish new Classes in respect of Revolving Credit Commitments or Term Loans so extended and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new Classes, in each case on terms consistent with this Section 2.16 and without the consent of any other party.  Without limiting the foregoing, in connection with any Extensions the respective Loan Parties shall (at their expense) amend (and the Administrative Agent is hereby directed to amend) any Mortgage that has a maturity date prior to the then Latest Maturity Date so that such maturity date is extended to the then Latest Maturity Date (or such later date as may be advised by local counsel to the Administrative Agent).

(d)                                 In connection with any Extension, the Borrower shall provide the Administrative Agent at least twenty one (21) days (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.16.

ARTICLE III
TAXES, INCREASED COSTS PROTECTION AND ILLEGALITY

Section 3.01                             Taxes.

(a)                                 Any and all payments made by or on account of any Loan Party under any Loan Document shall be made free and clear of, and without any deduction or witholding on account of, any Taxes, except to the extent required by applicable Laws as determined in the good faith discretion of the Person required by such Laws to withhold or deduct such Taxes (such Person, the “Applicable Withholding Agent”).  If any Loan Party or any other Applicable Withholding Agent shall be required by any applicable Laws (as determined in the good faith discretion of the Applicable Withholding Agent) to deduct or withhold any Taxes from or in respect of any such payment to any Agent or any Lender, (i) if the Tax in question is an Indemnified Tax or Other Tax, the sum payable by the applicable Loan Party shall be increased as necessary so that after all required deductions or withholdings of Indemnified Taxes or Other Taxes have been made (including deductions or withholdings of such Indemnified Taxes or Other Taxes applicable to additional sums payable under this Section 3.01), each of such Agent and such Lender receives a net amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the Applicable Withholding Agent shall make such deductions or withholdings, (iii) the Applicable Withholding

Agent shall pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Laws, and (iv) as soon as practicable after the date of such payment to such Governmental Authority by the applicable Loan Party or other Applicable Withholding Agent, such Loan Party or other Applicable Withholding Agent (as the case may be) shall deliver to the Administrative Agent or such applicable Loan Party, respectively, the original or a copy of a receipt evidencing payment thereof or other evidence reasonably acceptable to the Administrative Agent or such applicable Loan Party, respectively.

(b)                                 In addition, the Borrower agrees to pay to the relevant Governmental Authority in accordance with applicable Law any and all present or future stamp, court or documentary Taxes and any other excise, property, intangible or mortgage recording Taxes, imposed by any Governmental Authority, which arise from any payment made hereunder or under any other Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document excluding, in each case, any such Taxes imposed as a result of a Lender’s Assignment and Assumption, grant of a participation, other transfer or assignment or designation of a new applicable Lending Office or other office for receiving payments under any Loan Document (collectively, “Assignment Taxes”), except for Assignment Taxes resulting from an assignment or participation that is requested or required in writing by the Borrower and except for Assignment Taxes that do not result from a present or former connection between the assignor and/or assignee or Lender and/or Participant and the jurisdiction imposing such Assignment Taxes (other than any connections arising solely from such assignor, assignee, Lender and/or Participant (as applicable) executing, delivering, being a party to, receiving or perfecting a security interest under, performing its obligations under, receiving payments under, engaging in any other transactions pursuant to, or enforcing, any Loan Documents (all such non-excluded taxes described in this Section 3.01(b) being hereinafter referred to as “Other Taxes”).

(c)                                  The Borrower and each Guarantor agrees to jointly and severally indemnify each Agent and each Lender (each a “Tax Indemnitee”), within ten (10) days after written demand therefor, for (i) the full amount of Indemnified Taxes and Other Taxes payable by such Tax Indemnitee and (ii) any reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the Governmental Authority.  A certificate as to the amount of such payment or liability prepared in good faith and delivered by a Tax Indemnitee (or by the Administrative Agent on behalf of a Tax Indemnitee), accompanied by a written statement thereof setting forth in reasonable detail the basis and calculation of such amounts shall be conclusive absent manifest error.  If the Borrower reasonably believes that such Indemnified Taxes or Other Taxes were not correctly or legally asserted, the Tax Indemnitee will use reasonable efforts to cooperate with the Borrower to file for and obtain a refund of such Indemnified Taxes or Other Taxes so long as such efforts would not, in the sole determination of the Tax Indemnitee, result in any unreimbursed costs or expenses or be otherwise disadvantageous to it.

(d)                                 Each Lender shall, at such times as are reasonably requested by the Borrower or the Administrative Agent, provide the Borrower and the Administrative Agent with any documentation prescribed by Law or reasonably requested by the Borrower or the Administrative Agent certifying as to any entitlement of such Lender to an exemption from, or reduction in, withholding Tax with respect to any payments to be made to such Lender under any Loan Document.  Each such Lender shall, whenever a lapse in time or change in circumstances renders any such documentation (including any specific documentation required below in this Section 3.01(d)) obsolete, expired or inaccurate in any respect, deliver promptly and on or before the date such documentation expires, becomes obsolete or inaccurate to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent) or promptly notify the Borrower and the Administrative Agent in writing of its inability to do so. Without limiting the foregoing:

(i)                  Each U.S. Lender shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent) two properly completed and duly signed original copies of Internal Revenue Service Form W-9 (or any successor forms) certifying that such Lender is exempt from U.S. federal backup withholding.

(ii)               Each Non-U.S. Lender shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent) whichever of the following is applicable:

(A)                               two properly completed and duly signed original copies of Internal Revenue Service Form W-8BEN (or any successor forms) claiming eligibility for the benefits of an income tax treaty to which the United States is a party, and such other documentation as required under the Code,

(B)                               two properly completed and duly signed original copies of Internal Revenue Service Form W-8ECI (or any successor forms),

(C)                               in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Sections 871(h) or 881(c) of the Code, (A) two properly completed and duly signed certificates substantially in the form of Exhibit J hereto (any such certificate a “United States Tax Compliance Certificate”) and (B) two properly completed and duly signed original copies of Internal Revenue Service Form W-8BEN (or any successor forms),

(D)                               to the extent a Non-U.S. Lender is not the beneficial owner (for example, where the Non-U.S. Lender is a partnership, or a participating Lender, that has assigned its beneficial ownership to a Participant), two properly completed and duly signed original copies of Internal Revenue Service Form W-8IMY (or any successor forms) of the Non-U.S. Lender, accompanied by an Internal Revenue Service Form W-8ECI, Internal Revenue Service Form W-8BEN, United States Tax Compliance Certificate, Internal Revenue Service Form W-9, Internal Revenue Service Form W-8IMY or any other required information (or any successor forms) from each beneficial owner that would be required under this Section 3.01(d) if such beneficial owner were a Lender, as applicable (provided that, if a Non-U.S. Lender is a partnership (and not a participating Lender) and one or more beneficial owners are claiming the portfolio interest exemption, the United States Tax Compliance Certificate may be provided by such Non-U.S. Lender on behalf of such beneficial owner(s)), or

(E)                                two (2) properly completed and duly signed original copies of any other form prescribed by applicable U.S. federal income tax laws (including the Treasury regulations) as a basis for claiming a complete exemption from, or a reduction in, United States federal withholding tax on any payments to such Lender under the Loan Documents.

(iii)            If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA, such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has or has not complied with such Lender’s obligations under FATCA and, if necessary, to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Notwithstanding any other provision of this clause (d), no Lender shall be required to deliver any documentation that such Lender is not legally eligible to deliver.

(e)                                  If any Tax Indemnitee determines, in its sole discretion, that it has received a refund (in cash or applied as a payment of Taxes otherwise payable in cash) in respect of any Indemnified Taxes or Other Taxes as to which indemnification or additional amounts have been paid to it by a Loan Party pursuant to this Section 3.01, it shall promptly remit such refund to such Loan Party (but only to the extent of indemnification or additional amounts paid by the Loan Party under this Section 3.01(e) with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) incurred in obtaining such refund, and without interest (other than any interest paid by the relevant taxing authority with respect to such refund net of any Taxes payable by any Tax Indemnitee on such interest); provided that the Loan Parties, upon the request of the Tax Indemnitee, agree promptly to return such refund (plus any penalties, interest or other charges imposed by the relevant taxing authority) to such Tax Indemnitee in the event such Tax Indemnitee is required to repay such refund to the relevant Governmental Authority.  This Section shall not be construed to require any Tax Indemnitee to make available its tax returns (or any other information relating to Taxes that it deems confidential) to the Borrower or any other person.

(f)                                   For the avoidance of doubt, (i) any payments made by the Administrative Agent to any Lender shall be treated as payments made by the applicable Loan Party and (ii) a “Lender” shall, for all purposes of this Section 3.01, include any L/C Issuer and the Swing Line Lender.

Section 3.02                             Illegality.

If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate or receive the benefit of a Guarantee from a Guarantor, or receive the benefit of security over the assets or shares of a Guarantor, or do business with a Guarantor, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans or with respect to the activity that is unlawful shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, the Borrower shall upon demand from such Lender (with a copy to the Administrative Agent), either, at the direction of the Lender, (i) agree that such Guarantor shall not become a Guarantor with respect to the Lender and/or agree that the Lender shall not receive the benefit of a Guarantee from a Guarantor, or receive the benefit of security over the assets or shares of such Guarantor, or do business with such Guarantor or (ii) prepay or, if applicable, convert all applicable Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or promptly, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans.  Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted and all amounts due, if any, in connection with such prepayment or conversion under Section 3.05.  Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

Section 3.03                             Inability to Determine Rates.

If the Administrative Agent or Required Lenders determine that for any reason adequate and reasonable means do not exist for determining the applicable Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or that the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, or that Dollar deposits are not being offered to banks in the London interbank eurodollar, or other applicable, market for the applicable amount and the Interest Period of such Eurodollar Rate Loan, the Administrative Agent will promptly so notify the Borrower and each Lender.  Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice.  Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of such Eurodollar Rate Loans or, failing that, will be deemed to have converted such request, if applicable, into a request for a Borrowing of Base Rate Loans in the amount specified therein.

Section 3.04                             Increased Cost and Reduced Return; Capital Adequacy; Eurodollar Rate Loan Reserves.

(a)                                 If any Lender reasonably determines that as a result of the introduction of or any change in or in the interpretation of any Law (including any rules or regulations issued under or implementing any existing Laws), in each case after the Closing Date, or such Lender’s compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining any Eurodollar Rate Loans (or in the case of Taxes, any Loan) or (as the case may be) issuing or participating in Letters of Credit, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this Section 3.04(a) any such increased costs or reduction in amount resulting from (i) Indemnified Taxes or Other Taxes indemnified pursuant to Section 3.01, or any Taxes excluded from the definition of Indemnified Taxes or the definition of Other Taxes or (ii) reserve requirements contemplated by Section 3.04(c)) and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining the Eurodollar Rate Loan (or, in the case of Taxes, of maintaining its obligations to make any Loan), or to reduce the amount of any sum received or receivable by such Lender, then from time to time within fifteen (15) days after demand by such Lender setting forth in reasonable detail such increased costs (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction.  Notwithstanding anything herein to the contrary, for all purposes under this Agreement, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a change in law, regardless of the date enacted, adopted or issued.

(b)                                 If any Lender reasonably determines that the introduction of any Law regarding capital adequacy or any change therein or in the interpretation thereof, in each case after the Closing Date, or compliance by such Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender’s desired return on capital), then from time to time upon demand of such Lender setting forth in reasonable detail the charge and the calculation of such reduced rate of return (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction within fifteen (15) days after receipt of such demand.

(c)                                  The Borrower shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurodollar funds or deposits, additional interest on the unpaid principal amount of each applicable Eurodollar Rate Loan of the Borrower equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive in the absence of manifest error), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of any Eurodollar Rate Loans of the Borrower, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error) which in each case shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least fifteen (15) days’ prior notice (with a copy to the Administrative Agent) of such additional interest or cost from such Lender.  If a Lender fails to give notice fifteen (15) days prior to the relevant Interest Payment Date, such additional interest or cost shall be due and payable fifteen (15) days from receipt of such notice.

(d)                                 Failure or delay on the part of any Lender to demand compensation pursuant to this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation.

(e)                                  If any Lender requests compensation under this Section 3.04, then such Lender will, if requested by the Borrower, use commercially reasonable efforts to designate another Lending Office for any Loan or Letter of Credit affected by such event; provided that such efforts are made on terms that, in the reasonable judgment of such Lender, cause such Lender and its Lending Office(s) to suffer no material economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section 3.04(e) shall affect or postpone any of the Obligations of the Borrower or the rights of such Lender pursuant to Section 3.04(a), (b), (c) or (d).

Section 3.05                             Funding Losses.

Upon written demand of any Lender (with a copy to the Administrative Agent) from time to time, which demand shall set forth in reasonable detail the basis for requesting such amount, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense actually incurred by it as a result of:

(a)                                 any continuation, conversion, payment or prepayment of any Eurodollar Rate Loan of the Borrower on a day other than the last day of the Interest Period for such Loan; or

(b)                                 any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Eurodollar Rate Loan of the Borrower on the date or in the amount notified by the Borrower;

including any loss or expense (excluding loss of anticipated profits) arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.

Section 3.06                             Matters Applicable to All Requests for Compensation.

(a)                                 Any Agent or any Lender claiming compensation under this Article III shall deliver a certificate to the Borrower setting forth the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of manifest error.  In determining such amount, such Agent or such Lender may use any reasonable averaging and attribution methods.

(b)                                 With respect to any Lender’s claim for compensation under Section 3.01, 3.02, 3.03 or 3.04, the Borrower shall not be required to compensate such Lender for any amount incurred more than one hundred and eighty (180) days prior to the date that such Lender notifies the Borrower of the event that gives rise to such claim; provided that, if the circumstance giving rise to such claim is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof.  If any Lender requests compensation by the Borrower under Section 3.04, the Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue from one Interest Period to another applicable Eurodollar Rate Loan, or, if applicable, to convert Base Rate Loans into Eurodollar Rate Loan, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.06(c) shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(c)                                  If the obligation of any Lender to make or continue any Eurodollar Rate Loan, or to convert Base Rate Loans into Eurodollar Rate Loans shall be suspended pursuant to Section 3.06(b) hereof, such Lender’s applicable Eurodollar Rate Loans shall be automatically converted into Base Rate Loans (or, if such conversion is not possible, repaid) on the last day(s) of the then current Interest Period(s) for such Eurodollar Rate Loans (or, in the case of an immediate conversion required by Section 3.02, on such earlier date as required by Law) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 3.02, 3.03 or 3.04 hereof that gave rise to such conversion no longer exist:

(i)                  to the extent that such Lender’s Eurodollar Rate Loans have been so converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s applicable Eurodollar Rate Loans shall be applied instead to its Base Rate Loans; and

(ii)               all Loans that would otherwise be made or continued from one Interest Period to another by such Lender as Eurodollar Rate Loans shall be made or continued instead as Base Rate Loans (if possible), and all Base Rate Loans of such Lender that would otherwise be converted into Eurodollar Rate Loans shall remain as Base Rate Loans.

(d)                                 If any Lender gives notice to the Borrower (with a copy to the Administrative Agent) that the circumstances specified in Section 3.02, 3.03 or 3.04 hereof that gave rise to the conversion of any of such Lender’s Eurodollar Rate Loans pursuant to this Section 3.06 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurodollar Rate Loans made by other Lenders under the applicable Facility are outstanding, if applicable, such Lender’s Base Rate Loans shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Eurodollar Rate Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding Eurodollar Rate Loans under such Facility and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Commitments for the applicable Facility.

Section 3.07                             Replacement of Lenders under Certain Circumstances.

(a)                                 If at any time (i) the Borrower becomes obligated to pay additional amounts or indemnity payments described in Section 3.01 or 3.04 as a result of any condition described in such Sections or any Lender ceases to make any Eurodollar Rate Loans as a result of any condition described in Section 3.02 or Section 3.04, (ii) any Lender becomes a Defaulting Lender or (iii) any Lender becomes a Non-Consenting Lender, then the Borrower may, on ten (10) Business Days’ prior written notice to the Administrative Agent and such Lender, (x) replace such Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.07(b) (with the assignment fee to be paid by the Borrower in such instance; provided, however, that a Defaulting Lender shall be required to reimburse the Borrower in respect of such assignment fee upon the Borrower’s written demand) all of its rights and obligations under this Agreement (in respect of any applicable Facility only in the case of clause (i) or, with respect to a Class vote, clause (iii)) to one or more Eligible Assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender or other such Person; and provided, further, that (A) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments and (B) in the case of any such assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable Eligible Assignees shall have agreed to, and shall be sufficient (together with all other consenting Lenders) to cause the adoption of, the applicable departure, waiver or amendment of the Loan Documents; or (y) terminate the Commitment of such Lender or L/C Issuer, as the case may be, and (1) in the case of a Lender (other than an L/C Issuer), repay all Obligations of the Borrower owing to such Lender relating to the Loans and participations held by such Lender as of such termination date and (2) in the case of an L/C Issuer, repay all Obligations of the Borrower owing to such L/C Issuer relating to the Loans and participations held by the applicable L/C Issuer as of such termination date and cancel or backstop on terms satisfactory to such L/C Issuer any Letters of Credit issued by it; provided that in the case of any such termination of a Non-Consenting Lender such termination shall be sufficient (together with all other consenting Lenders) to cause the adoption of the applicable departure, waiver or amendment of the Loan Documents and such termination shall be in respect of any applicable facility only in the case of clause (i) or, with respect to a Class vote, clause (iii).

(b)                                 Any Lender being replaced pursuant to Section 3.07(a) above shall (i) execute and deliver an Assignment and Assumption with respect to such Lender’s applicable Commitment and outstanding Loans and participations in L/C Obligations and Swing Line Loans in respect thereof, and (ii) deliver any Notes evidencing such Loans to the Borrower or Administrative Agent.  Pursuant to such Assignment and Assumption, (A) the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender’s Commitment and outstanding Loans and participations in L/C Obligations and Swing Line Loans, (B) all obligations of the Borrower owing to the assigning Lender relating to the Loans, Commitments and participations so assigned shall be paid in full by the assignee Lender to such assigning Lender concurrently with such Assignment and Assumption and (C) upon such payment and, if so requested by the assignee Lender, delivery to the assignee Lender of the appropriate Note or Notes executed by the Borrower, the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, Commitments and participations, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender.  In connection with any such replacement, if any such Non-Consenting Lender or Defaulting Lender does not execute and deliver to the Administrative Agent a duly executed Assignment and Assumption reflecting such replacement within five (5) Business Days of the date on which the assignee Lender executes and delivers such Assignment and Assumption to such Non-Consenting Lender or Defaulting Lender, then such Non-Consenting Lender or Defaulting Lender shall be deemed to have executed and delivered such Assignment and Assumption without any action on the part of the Non-Consenting Lender or Defaulting Lender.

(c)                                  Notwithstanding anything to the contrary contained above, any Lender that acts as an L/C Issuer may not be replaced hereunder at any time that it has any Letter of Credit outstanding hereunder unless arrangements reasonably satisfactory to such L/C Issuer (including the furnishing of a back-up standby letter of credit in form and substance, and issued by an issuer reasonably satisfactory to such L/C Issuer or the depositing of cash collateral into a cash collateral account in amounts and pursuant to arrangements reasonably satisfactory to such L/C Issuer) have been made with respect to each such outstanding Letter of Credit and the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 9.06.

(d)                                 In the event that (i) the Borrower or the Administrative Agent has requested that the Lenders consent to a departure or waiver of any provisions of the Loan Documents or agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of each affected Lender or each affected Lender of a Class in accordance with the terms of Section 10.01 or all the Lenders with respect to a certain Class of the Loans and (iii) the Required Lenders have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender.”

Section 3.08                             Designation of a Different Lending Office.

If any Lender requests compensation under Section 3.04, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or Section 3.04, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

Section 3.09                             Survival.

All of the Loan Parties’ obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE IV
CONDITIONS PRECEDENT

Section 4.01                             Conditions to Effectiveness of this Agreement.

The effectiveness of this Agreement is subject to prior or concurrent satisfaction of each of the following conditions:

(a)                                 This Agreement shall have been duly executed and delivered by each of the Borrower, Holdings, each Guarantor, each Agent and each Lender.

(b)                                 The Borrower shall have executed and delivered the Fee Letter, which shall be in full force and effect, and all fees and other amounts required to be paid on the Closing Date shall have been paid on the Closing Date to the extent invoiced reasonably in advance of the Closing Date.

(c)                                  The Administrative Agent shall have received, on behalf of itself, the Lenders and each L/C Issuer, opinions of (i) Fried, Frank, Harris, Shriver & Jacobson LLP, (ii) Reed Weitkamp Schell & Vice PLLC and (iii) Tiffany & Bosco, P.A., special counsel for the Loan Parties, in each case dated the Closing Date and addressed to the Administrative Agent and the Lenders and in each case in form and substance reasonably satisfactory to the Administrative Agent.

(d)                                 The Administrative Agent shall have received (i) a copy of the certificate or articles of incorporation or organization, including all amendments thereto, of each Loan Party, certified, if applicable, as of a recent date by the Secretary of State or similar Governmental Authority of the jurisdiction of its organization, and a certificate as to the good standing (where relevant) of each Loan Party as of a recent date, from such Secretary of State or similar Governmental Authority and (ii) a certificate of the Secretary or Assistant Secretary (or a director in lieu thereof) of each Loan Party, dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the by-laws, memorandum and articles of association or operating (or limited liability company) agreement of such Loan Party as in effect on the Closing Date, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors (or equivalent governing body) of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party and, in the case of the Borrower, the borrowings hereunder, and, in the case of Holdings, that the Guaranty hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation or organization of such Loan Party have not been amended since the date of the last amendment thereto shown on the certificate of incorporation or organization furnished pursuant to clause (i) above, and (D) as to the incumbency and specimen signature of each officer executing any Loan Document on behalf of such Loan Party.

(e)                                  The Security Agreement and each Intellectual Property Security Agreement shall have been duly executed and delivered by each Loan Party that is to be a party thereto, together with (i) certificates, if any, representing the Equity Interests of the Borrower and any Restricted Subsidiary that is a Domestic Subsidiary and is directly owned by any Loan Party, accompanied by undated stock powers executed in blank, (ii) instruments, if any, representing the Securities Collateral (as defined in the Security Agreement), accompanied by instruments of transfer executed in blank, (iii) proper financing statements in form appropriate for filing under the UCC of all jurisdictions that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created under the Security Agreement, covering the Collateral described in the Security Agreement, (iv) certified copies of UCC, United States Patent and Trademark Office and United States Copyright Office, tax and judgment lien searches, or equivalent reports or searches, each of a recent date listing all effective financing statements, lien notices or comparable documents (together with copies of such financing statements and documents) that name any Loan Party as debtor and that are filed in those state and county jurisdictions in which any Loan Party is organized or maintains its principal place of business and such other searches that the Administrative Agent deems necessary or appropriate, none of which encumber the Collateral covered or intended to be covered by the Collateral Documents (other than Liens permitted under this Agreement), (v) evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect, together with the certificates of insurance, naming the Administrative Agent, on behalf of the Secured Parties, as an additional insured or loss payee, as the case may be, under all insurance policies maintained with respect to the assets and properties of the Loan Parties that constitutes Collateral and (vi) documents and instruments to be recorded or filed that the Administrative Agent may deem reasonably necessary to satisfy the Collateral and Guarantee Requirement or in connection with the Existing Credit Agreement Refinancing (including UCC-3 terminations, terminations of account control agreements and intellectual property security agreement releases).

(f)                                   The Administrative Agent shall have received a certificate in form and substance reasonably satisfactory to the Joint Lead Arrangers, dated the Closing Date and signed by a director or Responsible Officer of Holdings, certifying that after giving effect to the Transactions, Holdings, the Borrower and its Restricted Subsidiaries, on a consolidated basis, are Solvent.

(g)                                  The Administrative Agent shall have received a certificate in form and substance reasonably satisfactory to the Joint Lead Arrangers, dated the Closing Date and signed by a director or Responsible Officer of the Borrower, certifying that (i) the representations and warranties of each Loan Party set forth in Article V and in each other Loan Document shall be true and correct in all material respects on and as of the Closing Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date and (ii) no Default shall exist or would result from the transactions to occur on the Closing Date (including the proposed Credit Extension on such date and the application of the proceeds therefrom).

(h)                                 The Administrative Agent shall have received evidence reasonably satisfactory to the Administrative Agent that the Existing Credit Agreement Refinancing has been consummated (or shall be consummated substantially concurrently with the borrowing of the Term A Loans) and that, immediately after the consummation of the Existing Credit Agreement Refinancing, the Company Parties shall have no outstanding Indebtedness other than Indebtedness incurred in the ordinary course of business, including, without limitation, (i) borrowings of Revolving Credit Loans for working capital purposes, (ii) the Existing Letters of Credit, (iii) Indebtedness permitted under Section 7.03(b) or (x) and (iv) Capitalized Leases permitted under Section 7.03(e).

(i)                                     The Administrative Agent and each Lender shall have received all documentation and other information required by regulatory authorities with respect to the Loan Parties reasonably requested by any Lender under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA Patriot Act; provided that the Lenders shall use commercially reasonable efforts to ensure that such requests are delivered at least three (3) days prior to the Closing Date and are not unduly burdensome on any person unless required by applicable Law.

Without limiting the generality of the provisions of Section 9.03(b), for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Section 4.02                             Conditions to All Credit Events.

The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to the satisfaction of the following conditions precedent:

(a)                                 The representations and warranties of each Loan Party set forth in Article V and in each other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Extension with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date.

(b)                                 No Default shall exist or would result from such proposed Credit Extension or from the application of the proceeds therefrom.

(c)                                  The Administrative Agent and, if applicable, the relevant L/C Issuer or the relevant Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans) submitted by the Borrower after the Closing Date shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V
REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to the Agents and the Lenders at the time of each Credit Extension that:

Section 5.01                             Existence, Qualification and Power; Compliance with Laws.

Each Loan Party and each Restricted Subsidiary (a) is a Person duly organized or formed, validly existing and in good standing (where relevant) under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority to (i) own or lease its assets and carry on its business as currently conducted and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and in good standing (where relevant) under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) is in compliance with all applicable Laws, orders, writs and injunctions and with the terms of its contracts with any Governmental Authority and (e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in the case of clause (a) (other than with respect to the Borrower), (b)(i)  (other than with respect to the Borrower), (c), (d) or (e), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 5.02                             Authorization; No Contravention.

The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party, and the consummation of the Transactions, are within such Loan Party’s corporate or other powers, (a) have been duly authorized by all necessary corporate or other organizational action, and (b) do not (i) contravene the terms of any of such Person’s Organization Documents, (ii) conflict with or result in any breach or contravention of, or the creation of any Lien under (other than as permitted by Section 7.01), or require any payment to be made under (x) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (y) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (iii) violate any Law; except with respect to any conflict, breach or contravention or payment (but not creation of Liens) referred to in clause (b)(ii) and (iii), to the extent that such violation, conflict, breach, contravention or payment could not reasonably be expected to have a Material Adverse Effect.

Section 5.03                             Governmental Authorization; Other Consents.

Except as disclosed on Schedule 5.03, no material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, or for the consummation of the Transactions, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents or (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the priority thereof), except for (i) filings and registrations necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties, (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect (except to the extent not required to obtained, taken, given or made or in full force and effect pursuant to the Collateral and Guarantee Requirement) and (iii) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect.

Section 5.04                             Binding Effect.

This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is a party thereto.  This Agreement and each other Loan Document constitute legal, valid and binding obligations of such Loan Party, enforceable against each Loan Party that is a party thereto in accordance with its terms, except as such enforceability may be limited by (i) Debtor Relief Laws and by general principles of equity and the implied covenant of good faith and fair dealing, (ii) the need for filings and registrations necessary to create or perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties and (iii) the effect of foreign Laws, rules and regulations as they relate to pledges, if any, of Equity Interests in Foreign Subsidiaries.

Section 5.05                             Financial Statements; No Material Adverse Effect.

(a)                                 The Audited Financial Statements fairly present in all material respects the consolidated financial condition of the Borrower and its Subsidiaries as of the dates thereof and its consolidated results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein.

(b)                                 The forecasts of income statements of the Borrower and its Subsidiaries which have been furnished to the Administrative Agent prior to the Closing Date have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time of preparation of such forecasts, it being understood that actual results may vary from such forecasts and that such variations may be material.

(c)                                  Since the Closing Date, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

Section 5.06                             Litigation.

Except as disclosed on Schedule 5.06, there are no actions, suits, proceedings, investigations, claims or disputes pending or, to the knowledge of any Responsible Officer of any Loan Party, threatened in writing or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against Holdings, the Borrower or any of its Restricted Subsidiaries or against any of their properties or revenues that either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.07                             No Default.

None of Holdings, the Borrower or any of its Restricted Subsidiaries is in default under or with respect to, or a party to, any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.08                             Ownership of Property; Liens.

(a)                                 Holdings, the Borrower and each of its Restricted Subsidiaries has good record title to, or valid leasehold interests in, or easements or other limited property interests in, all Real Property necessary in the ordinary conduct of its business, free and clear of all Liens except as set forth on Schedule 5.08 hereto and except for minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes and Liens permitted by Section 7.01 and except where the failure to have such title could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  The property of Holdings, the Borrower and each of its Restricted Subsidiaries, taken as a whole, (i) is in good operating order, condition and repair (ordinary wear and tear excepted) and (ii) constitutes all the property which is required for the business and operations of Holdings, the Borrower and its Restricted Subsidiaries as presently conducted.

(b)                                 Schedule 5.08 contains a true and complete list of each Material Real Property owned or leased by Holdings and its Subsidiaries as of the Closing Date.

(c)                                  As of the Closing Date, except as otherwise disclosed to the Administrative Agent, (i) no Responsible Officer of any Loan Party has received any notice of, nor has any knowledge of, the occurrence (and still pending as of the Closing Date) or pendency or contemplation of any Casualty Event affecting all or any portion of a property, and (ii) no Mortgage encumbers improved Real Property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards within the meaning of the National Flood Insurance Act of 1968 unless flood insurance available under such Act has been obtained in accordance with Section 6.07.

Section 5.09                             Environmental Matters.

Except as specifically disclosed on Schedule 5.09 or except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a)                                 each Loan Party, its operations and its properties are and have been in compliance with all Environmental Laws, which includes obtaining and maintaining all applicable Environmental Permits required under such Environmental Laws to carry on the business and operations of the Loan Parties;

(b)                                 the Loan Parties have not received any written notice that alleges any of them is in violation of or potentially liable under any Environmental Laws and none of the Loan Parties nor any of their operations or properties is the subject of any claims, investigations, liens, demands or judicial, administrative or arbitral proceedings pending or, to the knowledge of any Responsible Officer of the Borrower, threatened under any Environmental Law or to revoke or modify any Environmental Permit held by any of the Loan Parties;

(c)                                  there has been no Release or threat of Release of Hazardous Materials on, at, under or from any property owned, leased or operated by any of the Loan Parties, or, to the knowledge of any Responsible Officer of the Borrower, any property formerly owned, operated or leased by any Loan Party or arising out of the conduct of the Loan Parties that could reasonably be expected to require investigation, response or corrective action, or could reasonably be expected to result in the Borrower incurring liability, under Environmental Laws;

(d)                                 there are no facts, circumstances or conditions arising out of or relating to the operations of the Loan Parties or any property owned, leased or operated by any of the Loan Parties or, to the knowledge of any Responsible Officer of the Borrower, any property formerly owned, operated or leased by the Loan Parties or any of their predecessors in interest that could reasonably be expected to require investigation, response or corrective action, or could reasonably be expected to result in any of the Loan Parties incurring liability, under Environmental Laws; and

(e)                                  no Loan Party is conducting or paying for in whole or in part any investigation, response or other corrective action under any Environmental Law at any location, nor is any of them subject or a party to any order, judgment, decree, agreement or contract which imposes an obligation or liability under any Environmental Law.

Section 5.10                             Taxes.

Except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (i) each of the Loan Parties and their Subsidiaries have filed all Tax returns required to be filed, and have paid all Taxes levied or imposed upon them or their properties, that are due and payable (including in their capacity as a withholding agent) taking into account valid and applicable extensions and (ii) there is no current, pending or, to the knowledge of the Borrower, proposed Tax audit, deficiency, assessment or other claim against any of the Loan Parties.

Section 5.11                             ERISA Compliance.

(a)                                 Except as could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Employee Benefit Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state Laws (except with respect to any Multiemployer Plan, such representation is deemed made only to the knowledge of any Responsible Officer of the Borrower).

(b)                                 (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (iv) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA, except, with respect to each of the foregoing clauses of this Section 5.11(b), as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(c)                                  Except where noncompliance would not reasonably be expected, either individually or in the aggregate, to result in a Material Adverse Effect, each Foreign Plan has been maintained in compliance with its terms and with the requirements of any and all applicable Laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities, and neither any Loan Party nor any Restricted Subsidiary have incurred any obligation in connection with the termination of or withdrawal from any Foreign Plan.

Section 5.12                             Subsidiaries; Equity Interests.

As of the Closing Date, Holdings has no material Subsidiaries other than those specifically disclosed on Schedule 5.12, and all of the outstanding Equity Interests owned by Holdings and its Subsidiaries in such material Subsidiaries have been validly issued and are fully paid and all Equity Interests owned by Holdings and its Subsidiaries in such material Subsidiaries are owned free and clear of all Liens except (i) those created under the Collateral Documents and (ii) any Lien that is permitted under Section 7.01.  As of the Closing Date, Schedule 5.12 (a) sets forth the name and jurisdiction of each Subsidiary that is or is required to become a Loan Party and (b) sets forth the ownership interest of the Borrower and any other Subsidiary thereof in each Subsidiary, including the percentage of such ownership.

Section 5.13                             Margin Regulations; Investment Company Act.

(a)                                 Neither Holdings nor the Borrower is engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Borrowings or drawings under any Letter of Credit will be used for any purpose that violates Regulation U.

(b)                                 None of Holdings, the Borrower or any of its Restricted Subsidiaries is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

Section 5.14                             Disclosure.

To the best of such Loan Party’s knowledge, no report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party (other than projected financial information, pro forma financial information and information of a general economic or industry nature) to any Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or any other Loan Document (as modified or supplemented by other information so furnished) when taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein (when taken as a whole), in the light of the circumstances under which they were made, not materially misleading.  With respect to projected financial information and pro forma financial information, each Loan Party represents that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation; it being understood that such projections may vary from actual results and that such variances may be material.

Section 5.15                             Labor Matters.

Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against Holdings, the Borrower or any of its Restricted Subsidiaries pending or, to the knowledge of any Responsible Officer of any Loan Party, threatened and (b) hours worked by and payment made to employees of Holdings, the Borrower or any of its Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Laws dealing with such matters.

Section 5.16                             Intellectual Property; Licenses, Etc.

Except as, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (i) Holdings, the Borrower and its Restricted Subsidiaries own, license or possess the right to use all of the trademarks, service marks, trade names, domain names, copyrights, patents, patent rights, licenses, technology, software, know-how, rights in databases, design rights and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses as currently conducted, and (ii) to the knowledge of any Responsible Officer of Holdings, the Borrower and its Restricted Subsidiaries, such IP Rights do not conflict with the rights of any Person.  To the Loan Parties’ knowledge, no advertisement, product, process, method or substance used by any Loan Party or any of its Subsidiaries in the operation of their respective businesses as currently conducted infringes upon any IP Rights held by any Person except for such infringements which individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect.  No claim or litigation regarding any of the IP Rights is filed and presently pending or, to the knowledge of any Responsible Officer of any Loan Party, presently threatened against any Loan Party or any of its Subsidiaries, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Except pursuant to written licenses and other user agreements entered into by each Loan Party in the ordinary course of business, as of the Closing Date, all registrations listed on Exhibit B to the Security Agreement and on the schedules to the Intellectual Property Security Agreements are, to the knowledge of any Responsible Officer of any Loan Party, valid and in full force and effect, except, in each individual case, to the extent that such a registration not being valid and in full force and effect could not reasonably be expected to have a Material Adverse Effect.

Section 5.17                             Solvency.

On the Closing Date, after giving effect to the Transactions, Holdings, the Borrower and its Restricted Subsidiaries, on a consolidated basis, are Solvent.

Section 5.18                             Security Documents.

(a)                                 Valid Liens.  Each Collateral Document delivered pursuant to Sections 4.01, 6.11 and 6.13 will, upon execution and delivery thereof, be effective to create in favor of the Administrative Agent for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Collateral described therein to the extent intended to be created thereby and (i) when financing statements and other filings in appropriate form are filed in the offices specified on Exhibit A to the Security Agreement (or, in the case of any actions taken after the date hereof in accordance with the provisions of Section 6.11 and 6.13, in the offices specified to the Administrative Agent at such time), (ii) upon the taking of possession or control by the Administrative Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Administrative Agent to the extent possession or control by the Administrative Agent is required by the Security Agreement or any other Collateral Document) and (iii) upon the taking of any other actions required for perfection of liens created under any Collateral Documents, the Liens created by the Collateral Documents shall constitute fully perfected Liens on, and security interests in (to the extent intended to be created thereby) all right, title and interest of the grantors in such Collateral to the extent perfection can be obtained by filing financing statements or such other actions, in each case subject to no Liens other than Liens permitted under Section 7.01.

(b)                                 PTO Filing; Copyright Office Filing.  When the Security Agreement, an Intellectual Property Security Agreement or a short form thereof is properly filed in the United States Patent and Trademark Office and the United States Copyright Office (and any required state filings contemplated under this Agreement or any Collateral Document are completed) the Liens created by such Security Agreement and Intellectual Property Security Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors thereunder in Patents and Trademarks (each as defined in the Security Agreement or Intellectual Property Security Agreement, as the case may be) registered or applied for with the United States Patent and Trademark Office or Copyrights (as defined in such Security Agreement or Intellectual Property Security Agreement, as the case may be) registered or applied for with the United States Copyright Office, as the case may be, in each case free and clear of Liens other than Liens permitted under Section 7.01 hereof (it being understood that subsequent recordings in the

United States Patent and Trademark Office and the United States Copyright Office may be necessary to establish a Lien on registered Patents, Trademarks and Copyrights registered or applied for by the grantors thereof after the Closing Date).

(c)                                  Mortgages.  Upon recording thereof in the appropriate recording office, each Mortgage is effective to create, in favor of the Administrative Agent, for its benefit and the benefit of the Secured Parties, legal, valid and enforceable perfected first-priority Liens on, and security interest in, all of the Loan Parties’ right, title and interest in and to the Mortgaged Properties thereunder and the proceeds thereof, subject only to Liens permitted hereunder, and when the Mortgages are filed in the offices specified on Exhibit C to the Security Agreement (or, in the case of any Mortgage executed and delivered after the date hereof in accordance with the provisions of Sections 6.11 and 6.13, when such Mortgage is filed in the offices specified in the local counsel opinion delivered with respect thereto in accordance with the provisions of Sections 6.11 and 6.13), the Mortgages shall constitute fully perfected first-priority Liens on, and security interests in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, in each case prior and superior in right to any other Person, other than Liens permitted by hereunder.

Section 5.19                             Anti-Terrorism Laws.

(a)                                 No Loan Party, none of its Subsidiaries and, to the knowledge of any Responsible Officer of any Loan Party, none of its Affiliates and none of the respective officers, directors, brokers or agents of such Loan Party, such Subsidiary or such Affiliate that is acting or benefiting in any capacity in connection with the Loans is an Embargoed Person.

(b)                                 No Loan Party, none of its Subsidiaries and, to the knowledge of any Responsible Officer of any Loan Party, none of its Affiliates and none of the respective officers, directors, brokers or agents of such Loan Party, such Subsidiary or such Affiliate acting or benefiting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Embargoed Person, (ii) deals in, or otherwise engages in any transaction related to, any property or interests in property blocked pursuant to any Anti-Terrorism Law or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

Section 5.20                             Survival of Representations and Warranties, Etc.

All representations and warranties set forth in this Article V and all representations and warranties contained in any certificate, or any of the Loan Documents (including, but not limited to, any such representation or warranty made in or in connection with any amendment thereto) shall constitute representations and warranties made under this Agreement.  All representations and warranties made under this Agreement shall be made or deemed to be made at and as of the Closing Date (except those that are expressly made as of a specific date), shall survive the Closing Date (or such other date required hereunder) and shall not be waived by the execution and delivery of this Agreement, any investigation made by or on behalf of the Lenders or any borrowing hereunder.

ARTICLE VI
AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than Cash Management Obligations, obligations under Secured Hedge Agreements or in respect of contingent indemnification and expense reimbursement obligations for which no claim has been made) hereunder which is accrued and payable shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (unless the Outstanding Amount of the L/C Obligations related thereto has been Cash Collateralized or a backstop letter of credit reasonably satisfactory to the applicable L/C Issuer is in place), then, from and after the Closing Date (except as otherwise specified in this Article VI), Holdings and the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02 and 6.03) cause each of the Restricted Subsidiaries to:

Section 6.01                             Financial Statements.

(a)                                 From and after the Closing Date, deliver to the Administrative Agent for prompt further distribution to each Lender, as soon as available, but in any event within ninety (90) days after the end of each fiscal year, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, stockholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;

(b)                                 From and after the Closing Date, deliver to the Administrative Agent for prompt further distribution to each Lender, as soon as available, but in any event within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter and the related (i) consolidated statements of income or operations for such fiscal quarter and for the portion of the fiscal year then ended and (ii) consolidated statements of cash flows for such fiscal quarter and the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations, stockholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

(c)                                  From and after the Closing Date, deliver to the Administrative Agent for prompt further distribution to each Lender, as soon as available, and in any event no later than ninety (90) days after the end of each fiscal year of the Borrower, a detailed consolidated budget for the following fiscal year on a quarterly basis (including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected cash flow and projected income and a summary of the material underlying assumptions applicable thereto) (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time of preparation of such Projections, it being understood that actual results may vary from such Projections and that such variations may be material; and

(d)                                 Deliver to the Administrative Agent with each set of consolidated financial statements referred to in Sections 6.01(a) and 6.01(b) above, the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) (which may be in footnote form only) from such consolidated financial statements.

Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section 6.01 may be satisfied with respect to financial information of the Borrower and its Restricted Subsidiaries by furnishing (A) the applicable financial statements of Holdings or any direct or indirect parent of Holdings, (B) Form l0-K or 10-Q, as applicable, filed with the SEC by Holdings or such direct or indirect parent thereof, as applicable, (C) the applicable financial statements of any direct or indirect parent of the Borrower that is a Subsidiary of Holdings or (D) Form l0-K or 10-Q, as applicable, filed with the SEC by such direct or indirect parent of the Borrower that is a Subsidiary of Holdings; provided that (x) with respect to clauses (A) and (B), (i) such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to Holdings or such direct or indirect parent of Holdings, on the one hand, and the information relating to the Borrower and its Restricted Subsidiaries on a standalone basis, on the other hand and (ii) to the extent such information is in lieu of information required to be provided under Section 6.01(a), such materials are accompanied by a report and opinion of an independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualifications or exception as to the scope of such audit and (y) with respect to clauses (C) and (D), (i) such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such direct or indirect parent of the Borrower that is a Subsidiary of Holdings, on the one hand, and the information relating to the Borrower and its Restricted Subsidiaries on a standalone basis, on the other hand and (ii) to the extent such information is in lieu of information required to be provided under Section 6.01(a), such materials are accompanied by a report and opinion of an independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualifications or exception as to the scope of such audit.

Documents required to be delivered pursuant to Section 6.01, Section 6.02 and Section 6.03 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower (or Holdings or any other direct or indirect parent of the Borrower) posts such documents, or provides a link thereto on the website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) upon written request by the Administrative Agent, the Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.  In the event any financial statements delivered under Section 6.01(a) or (b) above shall be restated, the Borrower shall deliver, promptly after such restated financial statements become available, revised Compliance Certificates with respect to the periods covered thereby that give effect to such restatement, signed by a Responsible Officer of the Borrower.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Joint Bookrunners will make available to the Lenders and each L/C Issuer materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities.  The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC,” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Joint Bookrunners, each L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States federal and state securities laws; provided that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.08; (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Administrative Agent and each Joint Bookrunner shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”  Notwithstanding the foregoing, the Borrower shall not be under any obligation to mark any Borrower Materials “PUBLIC.”

Section 6.02                             Certificates; Other Information.

Deliver to the Administrative Agent for prompt further distribution to each Lender:

(a)                                 no later than five (5) days after the delivery of the financial statements referred to in Section 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower;

(b)                                 no later than five (5) days after the delivery of the financial statements referred to in Section 6.01(a), but only if available after the use of commercially reasonable efforts, a certificate (or other appropriate reporting means in accordance with applicable auditing standards) of its independent registered public accounting firm stating that in making the examination necessary therefor no knowledge was obtained of any Event of Default or, if any Event of Default shall exist, stating the nature and status of such event;

(c)                                  promptly after the same are publicly available, copies of all annual, regular, periodic and special reports and registration statements which Holdings, the Borrower or any of its Restricted Subsidiaries files with the SEC or with any Governmental Authority that may be substituted therefor (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered), exhibits to any registration statement and, if applicable, any registration statement on Form S-8) and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(d)                                 promptly after the furnishing thereof, copies of any material requests or material notices relating to any defaults or prepayments received by any Loan Party (other than in the ordinary course of business) or material statements or material reports furnished to any holder of debt securities (other than in connection with any board observer rights) of any Loan Party or of any of its Restricted Subsidiaries pursuant to the terms of the Senior Notes Documentation or any Junior Financing Documentation in each case in a principal amount in excess of the Threshold Amount and not otherwise required to be furnished to the Lenders pursuant to any clause of this Section 6.02;

(e)                                  together with the delivery of each Compliance Certificate pursuant to Section 6.02(a), (i)  a report setting forth the legal name and the jurisdiction of formation of each Loan Party and the location of the Chief Executive Office of each Loan Party or confirming that there has been no change in such information since the date of the last such report, (ii) a description of each event, condition or circumstance during the last fiscal quarter covered by such Compliance Certificate requiring a mandatory prepayment under Section 2.05(b) and (iii) a list of each Subsidiary of the Borrower that identifies each Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary as of the date of delivery of such Compliance Certificate (to the extent that there have been any changes in the identity of such Subsidiaries since the Closing Date or the most recent list provided); and

(f)                                   promptly, such additional customary information regarding the business, legal, financial or corporate affairs of the Loan Parties or any of their respective Restricted Subsidiaries, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request.

Section 6.03                             Notices.

Promptly after a Responsible Officer of the Borrower or any Guarantor has obtained knowledge thereof and to the extent not prohibited by Law, notify the Administrative Agent:

(a)                                 of the occurrence of any Default;

(b)                                 of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect;

(c)                                  of the filing or commencement of, or any written threat or notice of intention of any person to file or commence, any action, suit, litigation or proceeding, whether at law or in equity including with respect to any Environmental Law which could reasonably be expected to result in a Material Adverse Effect; and

(d)                                 the occurrence of any ERISA Event that has resulted or could reasonably be expected to result in a Material Adverse Effect.

Each notice pursuant to this Section shall be accompanied by a written statement of a Responsible Officer of the Borrower (x) that such notice is being delivered pursuant to Section 6.03(a), (b), (c) or (d) (as applicable) and (y) setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.

Section 6.04                             Payment of Obligations.

Pay, discharge or otherwise satisfy as the same shall become due and payable in the normal conduct of its business, all lawful claims that have become due and payable and have become or would reasonably be expected to become a lien upon its property and all Tax liabilities, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings that stay the enforcement of such claim and Holdings, the Borrower or such Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) the failure to pay such liabilities could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 6.05                             Preservation of Existence, Etc.

(a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization and (b) take all reasonable action to maintain all rights, privileges (including its good standing where applicable in the relevant jurisdiction), permits, licenses and franchises necessary or desirable in the normal conduct of its business, except, in the case of (a) or (b), (i) (other than with respect to the Borrower) to the extent that failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (ii) pursuant to a transaction permitted by Section 7.04 or 7.05.

Section 6.06                             Maintenance of Properties.

Except if the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) maintain, preserve and protect all of its tangible material properties and equipment necessary in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and fire, casualty or condemnation excepted, and (b) make all necessary renewals, replacements, modifications, improvements, upgrades, extensions and additions thereof or thereto in accordance with prudent industry practice and in the normal conduct of its business.

Section 6.07                             Maintenance of Insurance.

(a)                                 Generally.  Maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons similarly situated, of such types and in such amounts (after giving effect to any self-insurance, in each case, as the Borrower believes (in the good faith judgment of management of the Borrower) reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Borrower and its Restricted Subsidiaries) as are customarily carried under similar circumstances by such other Persons.

(b)                                 Requirements of Insurance.  (i) All such insurance with respect to any Collateral shall provide that no cancellation thereof shall be effective until at least ten (10) days (or, to the extent reasonably available, thirty (30) days) after receipt by the Administrative Agent of written notice thereof and (ii) all insurance with respect to any Collateral shall name the Administrative Agent as mortgagee (in the case of property insurance) or additional insured on behalf of the Secured Parties (in the case of liability insurance) and loss payee (in the case of property insurance), as applicable.

(c)                                  Flood Insurance.  If any portion of any Mortgaged Property, if any, is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a Special Flood Hazard Area with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or successor act thereto), then the Borrower shall, or shall cause each Loan Party to (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance

Laws and (ii) deliver to the Administrative Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent.

Section 6.08                             Compliance with Laws.

Comply in all material respects with the requirements of all applicable Laws (including, without limitation, ERISA and Environmental Laws) and all orders, writs, injunctions and decrees applicable to it or to its business or property, except if the failure to comply therewith could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 6.09                             Books and Records.Maintain proper books of record and account, in which entries that are full, true and correct in all material respects and are in conformity with GAAP consistently applied and which reflect all material financial transactions and matters involving the assets and business of Holdings, the Borrower or any of its Restricted Subsidiaries, as the case may be (it being understood and agreed that Foreign Subsidiaries may maintain individual books and records in conformity with generally accepted accounting principles that are applicable in their respective countries of organization and that such maintenance shall not constitute a breach of the representations, warranties or covenants hereunder).

Section 6.10                             Inspection Rights.

Permit representatives of the Administrative Agent and each Lender (in coordination with the Administrative Agent) to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom (other than records of the board of directors of such Loan Party or such Subsidiary), and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (subject to such accountants’ customary policies and procedures) all at the reasonable expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided that , excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise rights of the Administrative Agent under clause (a) of this Section 6.10 and the Administrative Agent shall not exercise such rights more often than one (1) time during any calendar year and such exercise shall be at the Borrower’s expense; provided, further, that when an Event of Default exists, the Administrative Agent or any Lender in coordination with the Administrative Agent (or any of their respective representatives) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice.  The Administrative Agent shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants.  Notwithstanding anything to the contrary in this Section 6.10, none of Holdings, the Borrower or any of its Restricted Subsidiaries shall be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (i) constitutes trade secrets or proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or (iii) is subject to attorney client or similar privilege or constitutes attorney work-product.

Section 6.11                             Additional Collateral; Additional Guarantors.

At the Borrower’s expense, take all action necessary or reasonably requested by the Administrative Agent to ensure that the Collateral and Guarantee Requirement continues to be satisfied, including:

(a)                                 Upon (w) the formation or acquisition of any new direct or indirect Subsidiary (in each case, other than an Excluded Subsidiary and except as otherwise provided in the proviso to Section 7.02(s)) by Holdings, (x) any Excluded Subsidiary ceasing to constitute an Excluded Subsidiary, (y) based on the most recent financial statements delivered pursuant to Section 6.01(a) or (b), any Foreign Subsidiary that is a Restricted Subsidiary of Holdings or the Borrower and is directly owned by any Loan Party becoming recharacterized as a Material Foreign Subsidiary, or (z) or the designation in accordance with Section 6.14 of any existing direct or indirect Subsidiary (other than an Excluded Subsidiary) as a Restricted Subsidiary:

(i)                                  promptly, and in any event within sixty (60) days after such formation, acquisition, cessation, recharacterization or designation, or such longer period as the Administrative Agent may agree in writing in its reasonable discretion:

(A)                               cause each such Subsidiary that is required to become a Guarantor pursuant to the Collateral and Guarantee Requirement to duly execute and deliver to the Administrative Agent a Credit Agreement Supplement, Security Agreement Supplements, Mortgages, Intellectual Property Security Agreements and other security agreements and documents (including, with respect to such Mortgages, the documents listed in the Collateral and Guarantee Requirement, as reasonably requested by and in form and substance reasonably satisfactory to the Administrative Agent (consistent, subject to local or foreign law requirements, with the Mortgages, Security Agreement, Intellectual Property Security Agreements and other Collateral Documents in effect on the Closing Date or the Post-Closing Collateral Date, as the case may be), in each case granting perfected first-priority Liens (subject to Liens permitted by this Agreement) to the extent required by the Collateral and Guarantee Requirement or the Collateral Documents;

(B)                               deliver and cause each such Subsidiary that is required to become a Guarantor pursuant to the Collateral and Guarantee Requirement (and the parent of each such Subsidiary that is a Guarantor) to deliver any and all certificates representing Equity Interests (to the extent certificated) and intercompany notes (to the extent certificated) with a principal amount in excess of $1,000,000 (provided that the aggregate value of all intercompany notes held by a Loan Party that have not been delivered to the Administrative Agent shall not exceed $5,000,000) held by it, in each case accompanied by undated stock powers or other appropriate instruments of transfer executed in blank;

(C)                               take and cause such Subsidiary that is required to become a Guarantor pursuant to the Collateral and Guarantee Requirement and each direct or indirect parent of such Subsidiary to take whatever action (including the recording of Mortgages and Mortgage Instruments the filing of UCC financing statements and delivery of stock and membership interest certificates or any action required by Applicable Law) as may be necessary in the reasonable opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and perfected Liens to the extent required by the Collateral and Guarantee Requirement or the Collateral Documents, and to otherwise comply with the requirements of the Collateral and Guarantee Requirement or the Collateral Documents; and

(D)                               in the case of the formation, acquisition or recharacterization of a Foreign Subsidiary that is a Restricted Subsidiary of Holdings or the Borrower and is directly owned by any Loan Party into a Material Foreign Subsidiary, of which the Administrative Agent shall be notified in writing within 30 days of the occurrence of such event, if the Administrative Agent so requests, deliver and/or cause any Subsidiary that is the immediate parent of such Material Foreign Subsidiary to deliver, Foreign Collateral Documents in order to create a perfected first-priority security interest in all of Equity Interests of such Material Foreign Subsidiary to the extent such a security interest is required by the Collateral and Guarantee Requirement.

(ii)                                     if reasonably requested by the Administrative Agent, deliver to the Administrative Agent (x) supporting and authorizing documents of the type described in Section 4.01(d) and (y) a signed copy of an opinion, addressed to the Administrative Agent and the Lenders, of counsel for the Loan Parties reasonably acceptable to the Administrative Agent as to such matters set forth in this Section 6.11(a) as the Administrative Agent may reasonably request;

(iii)                                    as promptly as practicable after the request therefor by the Administrative Agent, deliver to the Administrative Agent with respect to each Material Real Property, any Mortgage

Instruments, (A) abstracts, Phase I environmental reports, Phase II environmental reports or any other type of non-privileged environmental assessment reports, to the extent reasonably available and in the possession or control of any Loan Party and (B) a signed copy of an opinion, addressed to the Administrative Agent and the Lenders, of counsel for the Loan Parties reasonably acceptable to the Administrative Agent as to such matters set forth in this Section 6.11(a); provided, however, that there shall be no obligation to deliver to the Administrative Agent any existing environmental assessment report whose disclosure to the Administrative Agent would require the consent of a Person other than Holdings or one of its Subsidiaries, where, despite the commercially reasonable efforts of the Borrower to obtain such consent, such consent cannot be obtained; and

(iv)                                   if the Administrative Agent so requests, within sixty (60) days after such request (or such longer period as the Administrative Agent may agree in writing in its reasonable discretion), deliver to the Administrative Agent any other items necessary from time to time to satisfy the Collateral and Guarantee Requirement with respect to perfection and existence of security interests with respect to property of any Guarantor acquired after the Closing Date and subject to the Collateral and Guarantee Requirement or the Collateral Documents, but not specifically covered by the preceding clauses (i), (ii) or (iii) or clause (b) below.

(b)                                 Not later than ninety (90) days after the acquisition by any Loan Party of Material Real Property as determined by the Borrower (acting reasonably and in good faith) (or such longer period as the Administrative Agent may agree in writing in its reasonable discretion) that is required to be provided as Collateral pursuant to the Collateral and Guarantee Requirement, which property would not be automatically subject to another Lien pursuant to pre-existing Collateral Documents, cause such property to be subject to a perfected first-priority Lien and Mortgage in favor of the Administrative Agent for the benefit of the Secured Parties and take, or cause the relevant Loan Party to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect or record such Lien, in each case to the extent required by, and subject to the limitations and exceptions of, the Collateral and Guarantee Requirement and to otherwise comply with the requirements of the Collateral and Guarantee Requirement, including, at the reasonable request of the Administrative Agent, delivery to the Administrative Agent of a signed copy of an opinion, addressed to the Administrative Agent and the Lenders, of counsel for the Loan Parties reasonably acceptable to the Administrative Agent as to such matters set forth in this Section 6.11(a).

(c)           Not later than the Post-Closing Collateral Date, take such other actions as are required to satisfy the requirements of clauses (c), (d) and (e) of the Collateral and Guarantee Requirement.

(d)           Always ensuring that the Obligations are secured by a perfected first-priority security interest in all the Equity Interests of the Borrower, subject to any Liens permitted under Section 7.01.

(e)           Notwithstanding anything to the contrary contained herein, the provisions of this Section 6.11 need not be satisfied with respect to any property or assets as provided in Clauses (A) and (B) of the Collateral and Guarantee Requirement.

Section 6.12          Compliance with Environmental Laws.

Except, in each case, to the extent that the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, comply, and take all commercially reasonable actions to cause all lessees and other Persons operating or occupying its properties to comply with all applicable Environmental Laws and Environmental Permits; obtain and renew all Environmental Permits necessary for its operations and ownership, use or occupation of its properties; and, in each case to the extent the Loan Parties are at any time required by Environmental Laws, conduct any investigation, remedial or other corrective action necessary to address Hazardous Materials at any property or facility owned, leased or operated by any Loan Party at such time in accordance with applicable Environmental Laws.

Section 6.13          Further Assurances.

Promptly upon reasonable request by the Administrative Agent, and subject to the limitations described in Section 6.11 and the Collateral and Guarantee Requirement, (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral Document or other document or instrument relating to any Collateral, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent may reasonably request from time to time in order to carry out more effectively the purposes of the Collateral Documents, to the extent required pursuant to the Collateral and Guarantee Requirement or the Collateral Documents.  If the Administrative Agent reasonably determines that it is required by applicable Law to have appraisals prepared in respect of the Mortgaged Property, the Borrower shall provide to the Administrative Agent appraisals that satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of FIRREA.

Section 6.14          Designation of Subsidiaries.

Holdings or the Borrower may, at any time after the Closing Date, designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary (the date of any such designation, the “Designation Date”); provided that (i) immediately before and after such designation, no Default shall have occurred and be continuing, (ii) immediately after giving effect to such designation, the Borrower shall be in compliance with the covenants set forth in Section 7.10(a) and (b), determined on a Pro Forma Basis as of the last day of the most recently ended Test Period (or, if no Test Period cited in Section 7.10(a) or (b), as applicable, has passed, the covenants in Section 7.10(a) and (b) for the first Test Period cited in such Section shall be satisfied as of the last four quarters ended), in each case, as if such designation had occurred on the last day of such four fiscal quarters of the Borrower and, as a condition precedent to the effectiveness of any such designation, the Borrower shall deliver to the Administrative Agent a certificate setting forth in reasonable detail the calculations demonstrating such compliance), (iii) no Restricted Subsidiary may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for the purpose of the Senior Notes, (iv) no Restricted Subsidiary may be designated as an Unrestricted Subsidiary if it was previously designated as an Unrestricted Subsidiary pursuant to this Section 6.14 more than one time prior to such Designation Date and (v) if a Restricted Subsidiary is being designated as an Unrestricted Subsidiary hereunder, the sum of (A) the fair market value of assets of such Restricted Subsidiary as of such Designation Date, plus (B) the aggregate fair market value of assets of all Unrestricted Subsidiaries (in each case measured as of the date of each such Unrestricted Subsidiary’s designation as an Unrestricted Subsidiary) shall not exceed $37,500,000 as of such Designation Date pro forma for such designation.  The designation of any Restricted Subsidiary as an Unrestricted Subsidiary after the Closing Date shall constitute an Investment by the applicable Loan Party therein at the date of designation in an amount equal to the fair market value of the applicable Loan Party’s investment therein.  The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i) the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time and (ii) a return on any Investment by the applicable Loan Party in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the fair market value at the original Designation Date of such Loan Party’s Investment in such Subsidiary.  Notwithstanding the foregoing, neither the Borrower nor any direct or indirect parent of the Borrower shall be permitted to be an Unrestricted Subsidiary.

Section 6.15          Use of Proceeds.

The proceeds of the Term A Loans made on the Closing Date may be used, together with cash on hand of the Borrower, to finance the Transactions.  The proceeds of the Revolving Credit Loans and Swing Line Loans may be used (a) to finance the Transaction Expenses and (b) for working capital, general corporate purposes and any other purpose not prohibited by this Agreement, including Permitted Acquisitions and other Investments.  The Letters of Credit may be used to support obligations of Holdings, the Borrower and its Restricted Subsidiaries incurred for working capital, general corporate purposes and any other purpose not prohibited by this Agreement.

ARTICLE VII
NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder (other than Cash Management Obligations, obligations under Secured Hedge Agreements or in respect of contingent indemnification and expense reimbursement obligations for which no claim has been made) which is accrued and payable shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (unless the Outstanding Amount of the L/C Obligations related thereto has been Cash Collateralized or a backstop letter of credit reasonably satisfactory to the applicable L/C Issuer is in place), then from and after the Closing Date:

Section 7.01          Liens.

None of Holdings, the Borrower or any of its Restricted Subsidiaries shall, directly or indirectly, create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a)           Liens pursuant to any Loan Document, including in respect of any Cash Management Obligations and Secured Hedge Agreements;

(b)           Liens existing on the Closing Date; provided that any Lien securing Indebtedness in excess of $10,000,000 in the aggregate shall only be permitted to the extent such Lien is listed on Schedule 7.01(b), and any modifications, replacements, renewals, refinancings or extensions thereof; provided that (i) the Lien does not extend to any additional property beyond such property subject to a Lien on the Closing Date other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien, and (B) proceeds and products thereof, and (ii) the replacement, renewal, extension or refinancing of the obligations secured or benefited by such Liens, to the extent constituting Indebtedness, is permitted by Section 7.03;

(c)           Liens for Taxes (i) that are not at the time delinquent or thereafter can be paid without penalty, (ii) that are being contested in good faith and by appropriate proceedings that have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien for which adequate reserves are being maintained to the extent required by GAAP or (iii) for property taxes on property that Holdings, the Borrower or any of its Restricted Subsidiaries has determined to abandon if the sole recourse for such tax, assessment, charge or claim is to such property;

(d)           Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against Holdings, the Borrower or any of its Restricted Subsidiaries with respect to Holdings, the Borrower or any of its Restricted Subsidiaries shall then be proceeding with an appeal or other proceedings for review (or which, if due and payable, are being contested in good faith by appropriate proceedings that have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien and for which adequate reserves are being maintained to the extent required by GAAP);

(e)           pledges or deposits in the ordinary course of business under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which Holdings, the Borrower or any of its Restricted Subsidiaries is a party, or deposits to secure public or statutory obligations of Holdings, the Borrower or any of its Restricted Subsidiaries or deposits of cash or Government Obligations to secure surety or appeal bonds to which Holdings, the Borrower or any of its Restricted Subsidiaries is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(f)            Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(g)           minor survey exceptions, minor encumbrances, easements, reservations of, or rights of others for, licenses, rights-of-way, encroachments, protrusions, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning and other restrictions as to the use of real properties or Liens incidental to the conduct other business of Holdings, the Borrower or its Restricted Subsidiaries or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially affect the value of said properties or materially impair their use in the operation of the business of Holdings, the Borrower or its Restricted Subsidiaries, as applicable;

(h)           judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings for which adequate reserves have been made;

(i)            licenses, sublicenses, leases or subleases of real property which do not materially interfere with the ordinary conduct of the business of Holdings, the Borrower and its Restricted Subsidiaries;

(j)            Liens (i) in favor of customs and revenue authorities arising as a matter of Law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business or (ii) on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business;

(k)           Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business and (iii) in favor of a banking or other financial institution arising as a matter of Law or under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution (including the right of setoff) and that are within the general parameters customary in the banking industry or arising pursuant to such banking institutions general terms and conditions;

(l)            Liens (i) on cash advances or earnest money deposits in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 7.02 to be applied against the purchase price for such Investment or otherwise in connection with any escrow arrangements with respect to any such Investment, and (ii) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 7.05, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(m)          Liens (i) in favor of Holdings, the Borrower or any of its Restricted Subsidiaries on assets of a Restricted Subsidiary that is not a Loan Party or (ii) in favor of Holdings or any other Loan Party;

(n)           any interest or title of a lessor, sublessor, licensor or sublicensor under leases, subleases, licenses or sublicenses (including software and other technology licenses) entered into by Holdings, the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(o)           Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(p)           Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 7.02;

(q)           Liens that are contractual rights of setoff or rights of pledge (i) relating to the establishment of depository relations with banks or other financial institutions not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of Holdings, the Borrower or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Holdings, the Borrower or any of its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of Holdings, the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(r)            Liens to secure Indebtedness permitted under Section 7.03(e); provided that (i) such Liens are created prior to or within eighteen (18) months of the acquisition, construction, repair, lease or improvement of the property subject to such Liens, (ii) such Liens do not at any time encumber property (except for replacements, additions and accessions to such property) other than the property financed by such Indebtedness and the proceeds and products thereof and customary security deposits and (iii) with respect to Capitalized Leases, such Liens do not at any time extend to or cover any assets (except for replacements, additions and accessions to such assets) other than the assets subject to such Capitalized Leases and the proceeds and products thereof and customary security deposits;

(s)            Liens incurred by a Restricted Subsidiary that is not a Loan Party securing Indebtedness of a Restricted Subsidiary that is not a Loan Party permitted under Section 7.03;

(t)            Liens on assets, property or shares of stock at the time of its acquisition or of a Person at the time such Person becomes a Restricted Subsidiary, in each case after the Closing Date (including Capitalized Leases); provided that (i) such Liens are not created or incurred in connection with, or in contemplation of, such acquisition or such other Person becoming a Restricted Subsidiary, (ii) such Liens do not extend to any other property owned by Holdings, the Borrower or any of its Restricted Subsidiaries and (iii) (a) the obligations secured thereby do not exceed $30,000,000 at any time outstanding plus the Credit Increase Amount and (b) the Indebtedness secured thereby is permitted under Section 7.03(g);

(u)           (i) zoning, building, entitlement and other land use regulations by Governmental Authorities with which the normal operation of the business complies, and (ii) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of Holdings, the Borrower and its Restricted Subsidiaries, taken as a whole;

(v)           Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by Holdings, the Borrower and its Restricted Subsidiaries in the ordinary course of business;

(w)          deposits made in the ordinary course of business to secure liability to insurance carriers and Liens in respect of the financing of insurance premiums;

(x)           Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in clauses (t) and (y) of this Section 7.01; provided, however, that (x) such new Lien shall (A) be limited to all or part of the same property that secured the original Lien (plus improvements on such property), (B) have no more senior priority or greater rights than the original Lien and (C) comply with any Junior Lien Intercreditor Agreement or other intercreditor or subordination agreement governing the original Lien, and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (t) and (y) of this Section 7.01 at the time the original Lien became a Lien permitted under Section 7.01, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(y)           other Liens (which may be Liens on the Collateral so long as any such Liens securing Indebtedness for money borrowed in excess of $25,000,000 in the aggregate (i) are junior to the Liens securing the Obligations and (ii) any such obligations secured by a junior Lien on the Collateral shall be expressly subject to a Junior Lien Intercreditor Agreement) in an amount not to exceed, at the time when incurred, the maximum amount of Indebtedness such that the Total Leverage Ratio determined on a Pro Forma Basis as of the last day of the most recently ended Test Period for which financial statements were required to have been delivered pursuant to Section 6.01(a) or (b), as applicable (or, if no Test Period has passed, as of the last four quarters ended) would not be greater than 3.00:1.00;

(z)           Liens on the Equity Interests of Unrestricted Subsidiaries;

(aa)         Liens on cash and Cash Equivalents securing Swap Contracts so long as the related Swap Contract is permitted under Section 7.03;

(bb)         Liens created in the ordinary course of business in favor of banks and other financial institutions over credit balances of any bank accounts of Holdings, the Borrower and its Restricted Subsidiaries held at such banks or financial institutions, as the case may be, to facilitate the operation of cash pooling and/or interest set-off arrangements in respect of such bank accounts in the ordinary course of business;

(cc)         Liens on receivables and related assets (including proceeds thereof) which are being sold pursuant to factoring arrangements permitted under Section 7.05(r);

(dd)         Liens arising in the ordinary course of business (and not in favor of any third-party lender) on Health Care Receivables in connection with Medicare or Medicaid anti-assignment provisions;

(ee)         Liens in connection with Sale/Leaseback Transactions permitted under Section 7.14; and

(ff)          Liens securing other obligations to the extent not otherwise permitted hereunder in an aggregate amount not in excess of $10,000,000 at any time outstanding.

Section 7.02          Investments.

None of Holdings, the Borrower or any of its Restricted Subsidiaries shall make any Investments, except:

(a)           Investments by Holdings, the Borrower or any of its Restricted Subsidiaries in Cash Equivalents or that were Cash Equivalents when made;

(b)           loans or advances to officers, directors and employees of Holdings, the Borrower and its Restricted Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes, (ii) in connection with such Person’s purchase of Equity Interests (other than Disqualified Equity Interests) of Holdings or any direct or indirect parent thereof (provided that the amount of such loans and advances, to the extent made in cash, shall be contributed to Holdings in cash as equity) and (iii) for any other purposes not described in the foregoing clauses (i) and (ii); provided that the aggregate principal amount outstanding at any time under clause (iii) above shall not exceed $2,500,000;

(c)           Investments (i) by Holdings, the Borrower or any of its Restricted Subsidiaries in any Loan Party, (ii) by any Restricted Subsidiary that is not a Loan Party in any other Restricted Subsidiary that is not a Loan Party, (iii) by any Loan Party in any Restricted Subsidiary that is not a Loan Party or in any joint venture, to the extent the aggregate amount of all Investments made pursuant to this clause (iii) does not exceed $50,000,000 in the aggregate at any time outstanding, and (iv) by Loan Parties in any Restricted Subsidiary that is not a Loan Party so long as such Investment is part of a series of simultaneous Investments by Restricted Subsidiaries in other Restricted Subsidiaries that result in all of the proceeds of the initial Investment being invested in one or more Loan Parties;

(d)           Investments (i) consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and (ii) received or acquired (A) in exchange for any other Investment or accounts receivable in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (B) as a result of a foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(e)           Investments (i) existing on, or made pursuant to legally binding written commitments in existence on, the Closing Date and set forth on Schedule 7.02(e) and any modification, replacement, renewal, reinvestment or extension thereof and (ii) existing on the Closing Date by Holdings, the Borrower or any of its Restricted Subsidiaries in Holdings, the Borrower or any other Restricted Subsidiary and any modification, renewal or extension thereof; provided that the amount of any original Investment under this clause (e) is not increased except by the terms of such Investment as of the Closing Date or as otherwise permitted by Section 7.02;

(f)            Investments to the extent constituting Indebtedness permitted under Section 7.03;

(g)           Investments resulting from the receipt of non-cash consideration received in connection with Dispositions permitted by Section 7.05;

(h)           any acquisition of all or substantially all the assets of, or at least a majority of the Equity Interests in, a Person or division or line of business of a Person (or any subsequent investment made in a Person, division or line of business previously acquired in a Permitted Acquisition), in a single transaction or series of related transactions, if immediately after giving effect thereto: (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom (other than in respect of any Permitted Acquisition made pursuant to a legally binding commitment entered into at a time when no Default exists or would result therefrom); (ii) the Borrower and its Restricted Subsidiaries shall be in Pro Forma Compliance with the covenants in Section 7.10(a) and (b) after giving effect to such acquisition or investment and any related transactions; (iii) any acquired or newly formed Restricted Subsidiary shall not be liable for any Indebtedness except for Indebtedness otherwise permitted by Section 7.03; (iv) to the extent required by Section 6.11, (A) the property, assets and businesses acquired in such purchase or other acquisition shall constitute Collateral and (B) any such newly created or acquired Subsidiary (other than an Excluded Subsidiary or an Unrestricted Subsidiary (it being understood that the acquisition of an Unrestricted Subsidiary as part of a Permitted Acquisition shall be deemed to be an Investment made in reliance on a provision of this Section 7.02 other than this clause (h) and shall be subject to Section 6.14) shall become a Guarantor, in each case, in accordance with Section 6.11, and (v) without limiting the application of other exceptions set forth in this Section 7.02, including Section 7.02(k), the aggregate amount of such Investments by Loan Parties in assets that are not (or do not become) owned by a Loan Party or in Equity Interests in Persons that do not become Loan Parties upon consummation of such acquisition shall not exceed $25,000,000 (any such acquisition, a “Permitted Acquisition”) (net of any return in respect thereof, including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts, in an amount not to exceed the amount of the original Investment at the time such Investment was made);

(i)            Investments in the ordinary course of business consisting of UCC Article 3 endorsements for collection or deposit and UCC Article 4 customary trade arrangements with customers consistent with past practices;

(j)            loans and advances to Holdings and any other direct or indirect parent of Holdings, and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof) Restricted Payments permitted to be made to such parent in accordance with Section 7.06(d), (e), (f) or (g);

(k)           other Investments (including, for the avoidance of doubt, in connection with Permitted Acquisitions as contemplated pursuant to Sections 7.02(h)(v)) in an aggregate amount outstanding pursuant to this clause (k) (valued at the time of the making thereof, and without giving effect to any write downs or write offs thereof) at any time not to exceed (x) $50,000,000 (net of any return in respect thereof, including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts, in an amount not to exceed the amount of the original Investment at the time such Investment was made) plus (y) if the Total Leverage Ratio determined on a Pro Forma Basis as of the last day of the most recently ended Test Period for which financial statements were required to have been delivered pursuant to Section 6.01(a) or (b), as applicable (or, if no Test Period has passed, as of the last four quarters ended), as if such Investment had been made on the last day of such four quarter period, is less than or equal to 3.50:1.00, the portion, if any, of the Cumulative Credit on the date of such election that the Borrower elects to apply to this subsection (y), such election to be specified in a written notice of a Responsible Officer of the Borrower calculating in reasonable detail the amount of Cumulative Credit immediately prior to such election and the amount thereof elected to be so applied;

(l)            advances of payroll payments to employees in the ordinary course of business and Investments made pursuant to employment and severance arrangements of officers and employees in the ordinary course of business and transactions pursuant to stock option plans and employee benefit plans and arrangements in the ordinary course of business;

(m)          (i) Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business and (ii) Investments the payment for which consists of Equity Interests of Holdings (other than Disqualified Equity Interests) or any direct or indirect parent of Holdings;

(n)           Investments of a Restricted Subsidiary acquired in accordance with another clause of this Section 7.02 after the Closing Date or of an entity merged into or otherwise consolidated with a Restricted Subsidiary in accordance with Section 7.04 after the Closing Date to the extent that such Investments were not made in contemplation of such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(o)           Investments made by any Restricted Subsidiary that is not a Loan Party to the extent such Investments are financed with the proceeds received by such Restricted Subsidiary from an Investment in such Restricted Subsidiary contemplated pursuant to Section 7.02(k) or permitted under Section 7.02(h)(v);

(p)           Guarantees by Holdings, the Borrower or any of its Restricted Subsidiaries of leases (other than Capitalized Leases) or of other obligations of Holdings, the Borrower or any of its Restricted Subsidiaries that do not constitute Indebtedness;

(q)           any Investment (i) deemed to exist as a result of a Subsidiary of Holdings that is not a Loan Party distributing a note or other intercompany debt to a parent of such Subsidiary that is a Loan Party (to the extent there is no cash consideration or services rendered for such note) and (ii) consisting of intercompany current liabilities in connection with the cash management, tax and accounting operations of Holdings and its Subsidiaries;

(r)            Investments consisting of Restricted Payments permitted under Section 7.06;

(s)            Restricted Subsidiaries of the Borrower may be established or created if the Borrower and such Subsidiary comply, if required by the Collateral and Guarantee Requirement, with the applicable provisions of the Collateral and Guarantee Requirement; provided that, in each case, to the extent such new Subsidiary is created solely for the purpose of consummating a merger transaction pursuant to an acquisition permitted by this Section 7.02, and such new Subsidiary at no time holds any assets or liabilities other than any merger consideration contributed to it contemporaneously with the closing of such merger transactions, such new Subsidiary shall not be required to take the actions set forth in the Collateral and Guarantee Requirement, as applicable, until the respective acquisition is consummated (at which time the surviving entity of the respective merger transaction shall be required to so comply);

(t)            the forgiveness or conversion to equity of any Indebtedness permitted by Section 7.03;

(u)           Investments in connection with Sale/Leaseback Transactions permitted under Section 7.14;

(v)           the contemplated Investments described on Schedule 7.02(v);

(w)          the creation of, and holding of, any Subsidiary (including the acquisition of operations from another Subsidiary, but subject to permissibility under another clause of this Section 7.02 and Section 7.05) or the commencement of new operations; provided in each case that such Subsidiary comply, if required by the Collateral and Guarantee Requirement, with the Collateral and Guarantee Requirement;

(x)           other Investments to the extent not otherwise permitted hereunder in an aggregate principal amount not in excess of $5,000,000 at any time outstanding; and

(y)           other Investments (including, for the avoidance of doubt, in connection with Permitted Acquisitions as contemplated pursuant to Sections 7.02(h)(v)) in an unlimited amount; provided that the Total Leverage Ratio determined on a Pro Forma Basis as of the last day of the most recently ended Test Period for which financial statements were required to have been delivered pursuant to Section 6.01(a) or (b), as applicable (or, if no Test Period has passed, as of the last four quarters ended), as if such Investment had been made on the last day of such four quarter period, is less than or equal to 1.50:1.00.

Section 7.03          Indebtedness.

None of Holdings, the Borrower or any of its Restricted Subsidiaries shall create, incur or assume any Indebtedness, except:

(a)           Indebtedness under the Loan Documents;

(b)           Indebtedness (i) outstanding on the Closing Date (provided that with respect to any Indebtedness in excess of $15,000,000 in the aggregate, such Indebtedness will only be permitted under this Section 7.03(b) if listed on Schedule 7.03(b)) and any Permitted Refinancing thereof and (ii) of Holdings to any Subsidiary of Holdings and of any Subsidiary of Holdings to Holdings or any other Subsidiary of Holdings; provided that, other than in the case of intercompany current liabilities incurred in the ordinary course of business in connection with cash management, tax and accounting operations of Holdings and its Subsidiaries, (x) Indebtedness of any Subsidiary of Holdings that is not a Loan Party owing to a Loan Party shall be (A) subject to Section 7.02 and (B) subject to the subordination provisions of the Security Agreement and (y) any Indebtedness of any Loan Party to a Subsidiary of Holdings that is not a Loan Party shall be subordinated to the Obligations on terms reasonably satisfactory to the Administrative Agent;

(c)           Guarantees by Holdings, the Borrower and any Restricted Subsidiary in respect of Indebtedness of Holdings, the Borrower or any of its Restricted Subsidiaries otherwise permitted hereunder; provided that (A) no Guarantee of the Senior Notes or any Junior Financing shall be permitted unless such guaranteeing party shall have also provided a Guarantee of the Obligations on the terms set forth herein and (B) if the Indebtedness being Guaranteed is subordinated to the Obligations, such Guarantee shall be subordinated to the Guarantee of the Obligations on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness;

(d)           Indebtedness of Holdings, the Borrower or any of its Restricted Subsidiaries owing to any Loan Party or any other Restricted Subsidiary (or issued or transferred to any direct or indirect parent of a Loan Party which is substantially contemporaneously transferred to a Loan Party or any Restricted Subsidiary of the Borrower) to the extent constituting an Investment permitted by Section 7.02; provided that no such Indebtedness shall be evidenced by a promissory note unless such note is pledged as Collateral to secure the Obligations;

(e)           (i) Attributable Indebtedness and other Indebtedness (including Capitalized Leases) to finance the purchase, lease, construction or improvement of property (real or personal) or equipment (whether through the direct purchase of the assets or the Equity Interests of any Person owning such assets) by Holdings, the Borrower or any of its Restricted Subsidiaries prior to or within eighteen (18) months after the acquisition, construction, repair, replacement, lease or improvement of the applicable asset in an aggregate amount not to exceed $25,000,000 (together with any Permitted Refinancing thereof) at any time outstanding, (ii) Attributable Indebtedness arising out of sale-leaseback transactions permitted by Section 7.05(m) and (iii) any Permitted Refinancing of any of the foregoing;

(f)            Indebtedness in respect of Swap Contracts that are incurred in the ordinary course of business (and not for speculative purposes): (A) for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness that is permitted to be incurred under Section 7.03; (B) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges; or (C) for the purpose of fixing or hedging commodity price risk with respect to any commodity purchases;

(g)           (i) Indebtedness assumed in connection with any Permitted Acquisition; provided that such Indebtedness is not incurred in contemplation of such Permitted Acquisition; provided, further, that the aggregate amount of Indebtedness of Restricted Subsidiaries that are not Loan Parties under this Section 7.03(g), together with Indebtedness incurred under Section 7.03(u) below, shall not exceed $50,000,000 at any time outstanding and (ii) any Permitted Refinancing thereof;

(h)           Indebtedness representing deferred compensation to employees of Holdings, the Borrower or any of its Restricted Subsidiaries incurred in the ordinary course of business;

(i)            Indebtedness to current or former officers, managers, consultants, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of Holdings or any direct or indirect parent of Holdings permitted by Section 7.06;

(j)            Indebtedness incurred by Holdings, the Borrower or any of its Restricted Subsidiaries arising from agreements providing for indemnification, earn outs, adjustment of purchase price or similar obligations, in each case, incurred in connection with a Permitted Acquisition, any other Investment expressly permitted hereunder or any Disposition, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

(k)           Indebtedness consisting of obligations of Holdings, the Borrower or any of its Restricted Subsidiaries under deferred compensation or other similar arrangements incurred by such Person in connection with any Permitted Acquisition or any other Investment expressly permitted hereunder;

(l)            (A) Cash Management Obligations and other Indebtedness in respect of overdraft facilities, employee credit card programs, netting services or automatic clearing house arrangements or (B) Indebtedness arising from the honoring of a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within five Business Days of its incurrence;

(m)          Indebtedness of any Loan Party, in an aggregate principal amount that at the time of, and after giving effect to, the incurrence thereof, would not exceed $25,000,000;

(n)           Indebtedness consisting of (a) the financing of insurance premiums or (b) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(o)           Indebtedness incurred by Holdings, the Borrower or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit and bank guarantees issued in the ordinary course of business, including without limitation letters of credit in respect of workers’ compensation claims, health, disability or other employee benefits (whether current or former) or property, casualty or liability insurance or self-insurance, or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims; provided, however, that upon the drawing of such letters of credit, such obligations are reimbursed within thirty (30) days following such drawing;

(p)           obligations (including reimbursement obligations with respect to letters of credit and bank guarantees) in respect of performance, bid, appeal and surety bonds and completion and performance guarantees provided by Holdings, the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(q)           the contemplated Indebtedness described on Schedule 7.03(q);

(r)            Indebtedness supported by a Letter of Credit or bank guarantee, in a principal amount not in excess of the stated amount of such Letter of Credit or bank guarantee;

(s)            Indebtedness incurred by any Restricted Subsidiaries that are not Loan Parties in an aggregate principal amount not to exceed $25,000,000 at any time outstanding not guaranteed by any Loan Party and any Permitted Refinancing thereof not guaranteed by any Loan Party;

(t)            Guarantee obligations (i) incurred in the ordinary course of business in respect of obligations of (or to) suppliers, customers, franchisees, lessors and licensees or (ii) otherwise constituting Investments permitted by Section 7.02;

(u)           (i) Indebtedness incurred to finance any Investment permitted under Section 7.02 in an aggregate amount not to exceed, together with Indebtedness incurred under the second proviso to Section 7.03(g) above, $50,000,000 at any time outstanding and (ii) any Permitted Refinancing thereof;

(v)           (i) unsecured Indebtedness incurred by any Loan Party; provided that (x) the Senior Secured Leverage Ratio, determined on a Pro Forma Basis as of the last day of the most recently ended Test Period for which financial statements were required to have been delivered pursuant to Section 6.01(a) or (b), as applicable (or, if no Test Period has passed, as of the last four quarters ended), as if the incurrence of such Indebtedness had been made on the last day of such four quarter period, is less than or equal to 3.25 to 1.00 and (y) the Total Leverage Ratio determined on a Pro Forma Basis as of the last day of the most recently ended Test Period for which financial statements were required to have been delivered pursuant to Section 6.01(a) or (b), as applicable (or, if no Test Period has passed, as of the last four quarters ended), as if the incurrence of such Indebtedness had been made on the last day of such four quarter period, is less than or equal to 0.25 times lower than the Total Leverage Ratio for the applicable Test Period set forth in Section 7.10(a) (i.e. if the required ratio in Section 7.10(a) is 4.25 to 1.0, the condition to the incurrence of Indebtedness under this clause (v)(i) shall be 4.00 to 1.0) and (ii) any Permitted Refinancing thereof;

(w)          Indebtedness under the Initial Senior Notes (and any Swap Contracts entered into in connection therewith) and any Permitted Refinancing thereof;

(x)           unsecured Indebtedness in the form of seller financing, deferred purchase price, post-closing obligations in connection with Permitted Acquisitions, contingent liabilities in respect of any indemnification obligations, earn-outs or the adjustment of the purchase price of similar arrangements;

(y)           Indebtedness incurred in connection with Sale/Leaseback Transactions permitted under Section 7.14; and

(z)           all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (y) above.

For purposes of determining compliance with this Section 7.03, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described in clauses (a) through (y) above, the Borrower shall, in its sole discretion, classify and reclassify or later divide, classify or reclassify such item of

Indebtedness (or any portion thereof) and will only be required to include the amount and type of such Indebtedness in one or more of the above clauses; provided that all Indebtedness outstanding under the Loan Documents will at all times be deemed to be outstanding in reliance only on the exception in clause (a) of Section 7.03.

Section 7.04          Fundamental Changes.

None of Holdings, the Borrower or any of its Restricted Subsidiaries shall merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that:

(a)           any Restricted Subsidiary may merge, amalgamate or consolidate with (i) the Borrower (including a merger, the purpose of which is to reorganize the Borrower into a new jurisdiction in the United States); provided that the Borrower shall be the continuing or surviving Person or (ii) Holdings or (iii) one or more other Restricted Subsidiaries; provided that when any Person that is a Loan Party is merging with a Restricted Subsidiary, a Loan Party shall be the continuing or surviving Person, except in connection with an Investment or Disposition otherwise permitted hereunder;

(b)           (i) any Subsidiary that is not a Loan Party may merge, amalgamate or consolidate with or into any other Subsidiary that is not a Loan Party, (ii) any Subsidiary (other than the Borrower) may liquidate or dissolve if the Borrower determines in good faith that such action is in the best interest of the Borrower and its Subsidiaries and the Borrower reasonably determines that such action is not materially disadvantageous to the Lenders or (iii) Holdings or any Subsidiary may change its legal form if (x) the Borrower determines in good faith that such action is in the best interest of the Borrower and its Subsidiaries and the Borrower reasonably determines that such action is not materially disadvantageous to the Lenders (it being understood that a Subsidiary that is a Guarantor will remain a Guarantor unless such Guarantor is otherwise permitted to cease being a Guarantor hereunder) and (y) (1) such change in legal form will not adversely affect the validity, perfection or priority of the Administrative Agent’s security interest in the Collateral or (2) the Borrower promptly takes such steps (with the cooperation of the Borrower and the applicable Subsidiary, to the extent necessary or advisable) as are reasonably necessary or advisable to properly maintain the validity, perfection and priority of the Administrative Agent’s security in interest in the Collateral;

(c)           any Restricted Subsidiary (other than the Borrower) may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to Holdings, the Borrower or to another Restricted Subsidiary; provided that if the transferor in such a transaction is a Guarantor, then (i) the transferee must be a Guarantor or the Borrower or (ii) to the extent constituting an Investment, such Investment must be a permitted Investment in or Indebtedness of a Restricted Subsidiary which is not a Loan Party in accordance with Sections 7.02 and 7.03, respectively;

(d)           so long as no Default exists or would result therefrom, the Borrower may merge or consolidate with any other Person; provided that (i) the Borrower shall be the continuing or surviving corporation or (ii) if the Person formed by or surviving any such merger or consolidation is not the Borrower (any such Person, the “Successor Company”), (A) the Successor Company shall be an entity organized or existing under the Laws of the United States, any state thereof, the District of Columbia or any territory thereof, (B) the Successor Company shall expressly assume all the obligations of the Borrower under this Agreement and the other Loan Documents to which the Borrower is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (C) each Guarantor, unless it is the other party to such merger or consolidation, shall confirm that its Guarantee shall apply to the Successor Company’s obligations under the Loan Documents, (D) each Guarantor, unless it is the other party to such merger or consolidation, shall by a reaffirmation of the Security Agreement and other applicable Collateral Documents confirm that its obligations thereunder shall apply to the Successor Company’s obligations under the Loan Documents, (E) if requested by the Administrative Agent, each mortgagor of a Mortgaged Property, unless it is the other party to such merger or consolidation, shall by an amendment to or restatement of the applicable Mortgage (or other instrument reasonably satisfactory to the Administrative Agent) confirm that its obligations thereunder shall apply to the Successor Company’s obligations under the Loan

Documents, (F) the Administrative Agent shall either (x) reasonably determine that such merger or consolidation will not adversely affect the validity, perfection or priority of the Administrative Agent’s security interest in the Collateral, or (y) take such steps (with the cooperation of the Borrower or the Successor Company, as the case may be, to the extent necessary or advisable) as are reasonably necessary or advisable to properly maintain the validity, perfection and priority of the Administrative Agent’s security interest in the Collateral and (G) the Borrower shall deliver to the Administrative Agent an officer’s certificate stating that such merger or consolidation and such supplement to this Agreement or any Collateral Document comply with this Agreement; provided, further, that if the foregoing are satisfied, the Successor Company will succeed to, and be substituted for, the Borrower under this Agreement;

(e)           so long as no Default exists or would result therefrom (in the case of a merger involving a Loan Party), any Restricted Subsidiary may merge with any other Person in order to effect an Investment permitted pursuant to Section 7.02; provided that the continuing or surviving Person shall be a Restricted Subsidiary or the Borrower, which together with each of its Restricted Subsidiaries, shall comply with the requirements of Section 6.11 to the extent required pursuant to the Collateral and Guarantee Requirement; and

(f)            so long as no Default exists or would result therefrom, Holdings, the Borrower or any of its Restricted Subsidiaries may effect a merger, dissolution, liquidation, consolidation or Disposition, the purpose of which is to effect a Disposition permitted pursuant to Section 7.05.

Section 7.05          Dispositions.

None of Holdings, the Borrower or any of its Restricted Subsidiaries shall make any Disposition, except:

(a)           (i) Dispositions of obsolete, surplus or worn out property, whether now owned or hereafter acquired, in the ordinary course of business and Dispositions in the ordinary course of business of property no longer used or useful in the conduct of the business of Holdings, the Borrower or any of its Restricted Subsidiaries and (ii) Dispositions of property no longer used or useful in the conduct of the business of Holdings, the Borrower and its Restricted Subsidiaries outside the ordinary course of business;

(b)           Dispositions of inventory, goods held for sale in the ordinary course of business and immaterial assets (including allowing any registrations or any applications for registration of any intellectual property to lapse or go abandoned) in the ordinary course of business;

(c)           Dispositions of property to Holdings, the Borrower or any of its Restricted Subsidiaries; provided that if the transferor of such property is a Loan Party, (i) the transferee thereof must be a Loan Party or (ii) if such transaction constitutes an Investment, such transaction is permitted under Section 7.02;

(d)           Dispositions of cash and Cash Equivalents;

(e)           leases, subleases, licenses or sublicenses (including the provision of software or the licensing of other intellectual property rights), in each case in the ordinary course of business and which do not materially interfere with the business of Holdings, the Borrower and its Restricted Subsidiaries, taken as a whole;

(f)            transfers of property subject to Casualty Events;

(g)           Dispositions of property not otherwise permitted under this Section 7.05 in an aggregate amount during the term of this Agreement not to exceed the greater of $125,000,000 and 15% of Total Assets as of the date of such Disposition; provided that (i) at the time of such Disposition (other than any such Disposition made pursuant to a legally binding commitment entered into at a time when no Default exists), no Default shall exist or would result from such Disposition; (ii) other than with respect to any Dispositions pursuant to this clause (g) in an aggregate amount during the term of this Agreement not to exceed $50,000,000, the Total Leverage Ratio, determined on a Pro Forma Basis as of the last day of the most recently ended Test Period for which financial statements were required to have been delivered pursuant to Section 6.01(a) or (b), as applicable (or, if no Test Period has passed, as of the last four quarters ended), as if such Disposition had been made on the last day of such four quarter period shall be no greater than the Total Leverage Ratio as of the last day of the most recently ended Test Period for which financial statements were required to have been delivered pursuant to Section 6.01(a) or (b), as applicable (or, if no Test Period has passed, as of the last four quarters ended) and (iii) with respect to any Disposition pursuant to this clause (g) for a purchase price in excess of $10,000,000, Holdings, the Borrower or any of its Restricted Subsidiaries shall receive not less than 75% of such consideration in the form of cash or Cash Equivalents (in each case, free and clear of all Liens at the time received, other than nonconsensual Liens permitted by Section 7.01 and Liens permitted by Section 7.01(a), (b), (c), (f), (k), (l), (p), (q)(i) and (ii), (x), (y) (solely to the extent such Liens under such clause (y) are Liens on Collateral that are junior to the Liens securing the Obligations and subject to a Junior Lien Intercreditor Agreement) and (bb); provided, however, that for the purposes of this clause (g)(iii), the following shall be deemed to be cash: (A) any liabilities of Holdings, the Borrower or such Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Obligations) that are assumed by the transferee with respect to the applicable Disposition and for which Holdings, the Borrower and all of its Restricted Subsidiaries shall have been validly released by all applicable creditors in writing and (B) any securities received by Holdings, the Borrower or the applicable Restricted Subsidiary from such transferee that are converted by Holdings, the Borrower or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within one hundred eighty (180) days following the closing of the applicable Disposition;

(h)           Dispositions or discounts without recourse of accounts receivable in connection with the compromise or collection thereof in the ordinary course of business and sales of assets received by Holdings, the Borrower or any of its Restricted Subsidiaries from Persons other than Loan Parties upon foreclosure on a Lien;

(i)            any exchange of assets for assets or services (other than current assets) related to a similar business of comparable or greater market value or usefulness to the business of Holdings, the Borrower and its Restricted Subsidiaries as a whole, as determined in good faith by the Borrower;

(j)            Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(k)           the unwinding of any Swap Contracts;

(l)            Dispositions of any Equity Interests or interests in any joint venture entity not constituting a Subsidiary in accordance with the applicable joint venture agreement or arrangement relating thereto;

(m)          any Disposition of assets in connection with a Sale/Leaseback Transaction permitted by Section 7.14;

(n)           the Disposition of any Unrestricted Subsidiary;

(o)           transactions permitted by Section 7.02, 7.04 and 7.06;

(p)           any Disposition of any asset between or among Holdings, the Borrower and/or its Restricted Subsidiaries as a substantially concurrent interim Disposition in connection with a Disposition otherwise permitted pursuant to this Section 7.05;

(q)           any of the transactions described on Schedule 7.05;

(r)            the sale (without recourse) of receivables (and related assets) pursuant to factoring arrangements entered into in the ordinary course of business; and

(s)            the Disposition of non-core assets (as determined in good faith by the Borrower) acquired as part of any Permitted Acquisition in an aggregate amount not to exceed 50% of the consideration paid for such Permitted Acquisition;

provided that any Disposition of any property pursuant to Section 7.05(g) shall be for no less than the fair market value of such property at the time of such Disposition.  To the extent any Collateral is Disposed of as expressly permitted by this Section 7.05 to any Person other than a Loan Party, such Collateral shall be sold free and clear of the Liens created by the Loan Documents, and the Administrative Agent shall be authorized to take any actions deemed appropriate in order to effect the foregoing upon request of any Loan Party in accordance with Section 9.08.

Section 7.06          Restricted Payments.

None of Holdings, the Borrower or any of its Restricted Subsidiaries shall declare or make any Restricted Payment, except:

(a)           each Restricted Subsidiary may make Restricted Payments to Holdings, the Borrower and its Restricted Subsidiaries (and, in the case of a Restricted Payment by a non-wholly-owned Restricted Subsidiary, to Holdings, the Borrower and any other Restricted Subsidiary and to each other owner of Equity Interests of such Restricted Subsidiary based on their relative ownership interests of the relevant class of Equity Interests);

(b)           Holdings, the Borrower and each Restricted Subsidiary may declare and make dividend payments or other Restricted Payments payable solely in Equity Interests (other than Disqualified Equity Interests not otherwise permitted by Section 7.03) of such Person;

(c)           repurchases of Equity Interests in Holdings (or any direct or indirect parent thereof), the Borrower or any of its Restricted Subsidiaries deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(d)           the repurchase, retirement or other acquisition (or dividends to Holdings or any direct or indirect parent of Holdings to finance any such repurchase, retirement or other acquisition) for value of Equity Interests of the Borrower, Holdings or any direct or indirect parent of Holdings held by any future, present or former employee, director or consultant of the Borrower or Holdings or any direct or indirect parent of Holdings or any of its Subsidiaries pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement; provided, however, that the aggregate amounts paid under this clause (d) do not exceed (i) $5,000,000 in any calendar year or (ii) subsequent to the consummation of an underwritten Qualified IPO of Holdings or any direct or indirect parent thereof, as the case may be, $5,000,000 in any calendar year (with unused amounts in any calendar year being permitted to be carried over to succeeding calendar years subject, subsequent to the consummation of a Qualified IPO of Holdings or any direct or indirect parent thereof, to a maximum of $10,000,000 in the aggregate in any calendar year); provided, further, that such amount in any calendar year may be increased by an amount not to exceed:

(i)           the Net Proceeds received by Holdings, the Borrower or any of its Restricted Subsidiaries from the sale of Equity Interests (other than Disqualified Equity Interests) of Holdings or any direct or indirect parent of Holdings (to the extent contributed to Holdings) to members of management, directors or consultants of Holdings, the Borrower or any of its Restricted Subsidiaries or any other direct or indirect parent of Holdings that occurs after the Closing Date; plus

(ii)          the Net Proceeds of key man life insurance policies received by Holdings or any other direct or indirect parent of Holdings (to the extent contributed to Holdings), the Borrower and its Restricted Subsidiaries after the Closing Date; less

(iii)         the amount of any Restricted Payments previously made with the cash proceeds described in clauses (i) and (ii) of this Section 7.06(d);

(e)           Holdings may make Restricted Payments in an aggregate amount equal to (i) $50,000,000 minus (ii) the aggregate principal amount of Junior Financings and Senior Notes prepaid, redeemed, purchased or otherwise paid pursuant to Section 7.12(a)(iii);

(f)            if the Total Leverage Ratio determined on a Pro Forma Basis as of the last day of the most recently ended Test Period for which financial statements were required to have been delivered pursuant to Section 6.01(a) or (b), as applicable (or, if no Test Period has passed, as of the last four quarters ended), as if such Restricted Payment had been made on the last day of such four quarter period, (A) is less than or equal to 3.00:1.00, Holdings and the Borrower may make Restricted Payments in an aggregate amount equal to the portion, if any, of the Cumulative Credit on such date that the Borrower elects to apply to this paragraph, such election to be specified in a written notice of a Responsible Officer of the Borrower calculating in reasonable detail the amount of Cumulative Credit immediately prior to such election and the amount thereof elected to be so applied; provided that no Default has occurred and is continuing or would result therefrom or (B) is less than or equal to 1.50:1.00, Holdings and the Borrower may make Restricted Payments in an unlimited amount;

(g)           Holdings, the Borrower or any of its Restricted Subsidiaries may make Restricted Payments to Holdings or any direct or indirect parent of Holdings:

(i)           to pay amounts equal to the fees and expenses (including franchise or similar taxes) required to its maintain the corporate existence of Holdings or any direct or indirect parent of Holdings, the customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers and employees of Holdings or any direct or indirect parent of Holdings, if applicable, and the general corporate operating and overhead expenses of Holdings or any direct or indirect parent of Holdings, if applicable, in each case to the extent such fees, expenses, salaries, bonuses, benefits and indemnities are attributable to the ownership or operation of Holdings and its Subsidiaries;

(ii)          to pay, if applicable, amounts equal to amounts required for Holdings or any direct or indirect parent of Holdings, if applicable, to pay interest and/or principal on Indebtedness the proceeds of which have been contributed to Holdings, the Borrower or any of its Restricted Subsidiaries and that has been guaranteed by, or is otherwise considered Indebtedness of Holdings, the Borrower or any of its Restricted Subsidiaries incurred in accordance with Section 7.03; provided that the aggregate amount of Restricted Payments made pursuant to this clause (g)(ii) shall not exceed the amount of such proceeds that have been contributed to Holdings, the Borrower or any of its Restricted Subsidiaries; and

(iii)         to pay fees and expenses incurred by Holdings or any direct or indirect parent of Holdings, other than to Affiliates of Holdings, related to any unsuccessful equity or debt offering of such parent that is directly attributable to the operations of the Borrower and its Restricted Subsidiaries;

(h)           payments made or expected to be made by Holdings, the Borrower or any of its Restricted Subsidiaries in respect of withholding or similar Taxes payable by any future, present or former employee, director, manager or consultant (or any spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing) and any repurchases of Equity Interests in consideration of such payments including deemed repurchases in connection with the exercise of stock options;

(i)            the payment of any dividend or other distribution within sixty (60) days after the date of declaration thereof, if at the date of declaration of such payment, such payment would have complied with the other provisions of Section 7.06;

(j)            the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Equity Interests of Holdings, the Borrower or any of its Restricted Subsidiaries issued or incurred in accordance with Section 7.03;

(k)           Holdings, the Borrower or any of its Restricted Subsidiaries may (i) pay cash in lieu of fractional shares in connection with any dividend, split or combination thereof or any Permitted Acquisition and (ii) honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion and may make payments on convertible Indebtedness in accordance with its terms; and

(l)            Holdings, the Borrower and/or any of the Subsidiaries of Holdings or the Borrower may (i) make Restricted Payments to any direct or indirect parent of Holdings to pay any franchise Taxes required to maintain its corporate existence and (ii) for any taxable period for which Holdings, the Borrower and/or any of the Subsidiaries of Holdings or the Borrower is a member of a group filing a consolidated, combined or similar income tax return of which any direct or indirect parent of Holdings is the common parent, Holdings may make payments of dividends or other distributions to such direct or indirect parent to pay consolidated or combined federal, state, local and/or foreign income taxes imposed on such direct or indirect parent to the extent such income taxes are attributable to the income of Holdings, the Borrower and/or the Subsidiaries of Holdings or the Borrower; provided, however, that (x) the amount of such payments in respect of any taxable period does not, in the aggregate, exceed the amount that Holdings, the Borrower and/or the Subsidiaries of Holdings or the Borrower that are members of such consolidated or combined group would have been required to pay in respect of such federal, state, local and/or foreign income taxes (as the case may be) in respect of such taxable period if Holdings, the Borrower and/or the Subsidiaries of Holdings or the Borrower paid such income taxes directly as a stand-alone consolidated or combined income tax group (reduced by any such taxes paid directly by Holdings, the Borrower or any Subsidiary of Holdings or the Borrower) and (y) the permitted payment pursuant to this clause (l)(ii) with respect to any income of any Unrestricted Subsidiary of Holdings or the Borrower for any taxable period shall be limited to the amount actually paid in cash with respect to such period by such Unrestricted Subsidiary to Holdings, the Borrower or any Restricted Subsidiary of Holdings or the Borrower for the purposes of paying such consolidated or combined income taxes.

Section 7.07          Change in Nature of Business.

None of Holdings, the Borrower or any of its Restricted Subsidiaries shall, directly or indirectly, engage in any material line of business substantially different from those lines of business conducted by Holdings, the Borrower and its Restricted Subsidiaries on the Closing Date or any business reasonably related, complementary, synergistic or ancillary thereto (including related, complementary, synergistic or ancillary technologies) or reasonable extensions thereof.

Section 7.08          Transactions with Affiliates.

None of Holdings, the Borrower or any of its Restricted Subsidiaries shall, directly or indirectly, consummate any transaction of any kind with any Affiliate of Holdings, whether or not in the ordinary course of business, other than (a) transactions between or among Holdings, the Borrower and/or any of its Restricted Subsidiaries (or an entity that becomes a Restricted Subsidiary as a result of such transaction), (b) on terms substantially as favorable to Holdings, the Borrower or such Restricted Subsidiary as would be obtainable by Holdings, the Borrower or such Restricted Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate, (c) transactions to effect the Transactions and the payment of all fees and expenses related to the Transactions, (d) transactions for which the board of directors of Holdings or the Borrower has received (and delivered to the Administrative Agent) a written opinion from an Independent Financial Advisor to the effect that the financial terms of such transaction are fair, from a financial standpoint, to Holdings, the Borrower and its Restricted Subsidiaries or not less favorable to Holdings, the Borrower and its Restricted Subsidiaries than could reasonably be expected to be obtained at the time in an arm’s-length transaction with a Person who was not an Affiliate, (e) the entering into of any agreement (and any amendment or modification of any such agreement) to pay, and the payment of, annual management, consulting, monitoring and advisory fees to the Investors in an aggregate amount in any fiscal year not to exceed $3,000,000 plus all out-of-pocket reasonable expenses incurred by the Investors in connection with the performance of management, consulting, monitoring, advisory or other services with respect to Holdings, the Borrower or any of its Restricted Subsidiaries, (f) Restricted Payments permitted under Section 7.06, (g) employment and severance arrangements between Holdings, the Borrower and its Restricted Subsidiaries and their respective officers and employees in the ordinary course of business and transactions pursuant to stock option plans and employee benefit plans and arrangements in the ordinary course of business, (h) the payment of reasonable and customary fees paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of Holdings (or any direct or indirect parent of Holdings), the Borrower or any of its Restricted Subsidiaries, (i) the issuance of Equity Interests (other than Disqualified Equity Interests) of Holdings to the Investors or any other direct or indirect parent of Holdings or to any director, officer, employee or consultant thereof and any contribution to the capital of Holdings or the Borrower, (j) (i) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement, which are fair to Holdings, the Borrower and its Restricted Subsidiaries in the reasonable determination of the board of directors or the senior management of Holdings or the Borrower, and are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party or (ii) transactions with joint ventures or Unrestricted Subsidiaries entered into in the ordinary course of business, (k) the existence of, or the performance by Holdings, the Borrower or any of its Restricted Subsidiaries of its obligations under the terms of any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Closing Date and any amendment thereto or similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by Holdings, the Borrower or any of its Restricted Subsidiaries of its obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Closing Date shall only be permitted by this clause (k) to the extent that the terms of any such existing agreement together with all amendments thereto, taken as a whole, or new agreement are not otherwise more disadvantageous to the Lenders in any material respect than the original agreement as in effect on the Closing Date, (l) transactions between Holdings, the Borrower or any of its Restricted Subsidiaries and any Person that is an Affiliate solely due to the fact that a director of such Person is also a director of Holdings (or any direct or indirect parent of Holdings) or the Borrower; provided, however, that such director abstains from voting as a director of Holdings, such direct or indirect parent of Holdings or the Borrower, as the case may be, on any matter involving such other Person and (m) pledges of Equity Interests of Unrestricted Subsidiaries.

Section 7.09          Burdensome Agreements.

None of Holdings, the Borrower or any of its Restricted Subsidiaries shall enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that limits the ability of (a) any Restricted Subsidiary of the Borrower that is not a Guarantor to make Restricted Payments to the Borrower or any Guarantor or (b) any Loan Party to create, incur, assume or suffer to exist Liens on property of such Person for the benefit of the Lenders with respect to the Facilities and the Obligations or under the Loan Documents; provided that the foregoing clauses (a) and (b) shall not apply to Contractual Obligations which (i) (x) exist on the Closing Date and (to the extent not otherwise permitted by this Section 7.09) are listed on Schedule 7.09 hereto and (y) to the extent Contractual Obligations permitted by clause (x) are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted modification, replacement, renewal, extension or refinancing of such Indebtedness so long as such modification, replacement, renewal, extension or refinancing does not expand the scope of such Contractual Obligation, (ii) are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary of the Borrower, so long as such Contractual Obligations were not entered into solely in contemplation of such Person becoming a Restricted Subsidiary of the Borrower; provided, further, that this clause (ii) shall not apply to Contractual Obligations that are binding on a Person that becomes a Restricted Subsidiary pursuant to Section 6.14, (iii) represent Indebtedness of a Restricted Subsidiary of the Borrower which is not a Loan Party which is permitted by Section 7.03 to the extent applying only to such Restricted Subsidiary, (iv) arise in connection with any Disposition permitted by Section 7.04 or 7.05 and relate solely to the assets or Person subject to such Disposition, (v) are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 7.02 and applicable solely to such joint venture entered into in the ordinary course of business, (vi) are negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 7.03 but solely to the extent any negative pledge relates to the property financed by such Indebtedness, (vii) are customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto, (viii) comprise restrictions imposed by any agreement relating to secured Indebtedness permitted pursuant to Section 7.03(b), (e), (g) or (t) and Liens permitted under Section 7.01(s) to the extent that such restrictions apply only to the property or assets securing such Indebtedness or to the Restricted Subsidiaries incurring or guaranteeing such Indebtedness, (ix) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of Holdings, the Borrower or any of its Restricted Subsidiaries, (x) are customary provisions restricting assignment of any agreement entered into in the ordinary course of business, (xi) are restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business, (xii) arise in connection with cash or other deposits permitted under Sections 7.01 and 7.02 and limited to such cash or deposit or (xiii) restrictions contained in the Senior Notes Documentation for the Initial Senior Notes and any Swap Contracts entered into in connection therewith or pursuant to Sections 7.03(g), (m) or (v) (or in any Permitted Refinancing thereof to the extent that such restrictions are not materially more restrictive than those set forth in the Senior Notes Documentation for the Initial Senior Notes).

Section 7.10          Financial Covenants.

(a)           Total Leverage Ratio.  The Borrower shall not permit the Total Leverage Ratio as of the last day of any fiscal quarter to be greater than the applicable “Maximum Total Leverage Ratio” set forth below:

Fiscal Quarter Ending	Maximum Total Leverage Ratio
June 30, 2012	4.50 to 1
September 30, 2012	4.50 to 1
December 31, 2012	4.50 to 1
March 31, 2013	4.50 to 1
June 30, 2013	4.50 to 1
September 30, 2013	4.50 to 1
December 31, 2013	4.50 to 1
March 31, 2014	4.25 to 1
June 30, 2014	4.25 to 1
September 30, 2014	4.25 to 1
December 31, 2014	4.25 to 1
March 31, 2015	4.25 to 1
June 30, 2015	4.25 to 1
September 30, 2015	4.00 to 1
December 31, 2015	4.00 to 1
March 31, 2016 and the end of each fiscal quarter thereafter	3.75 to 1

(b)           Interest Coverage Ratio.  The Borrower shall not permit the Interest Coverage Ratio as of the last day of any fiscal quarter to be less than the applicable “Minimum Interest Coverage Ratio” set forth below:

Fiscal Quarter Ending	Minimum Interest Coverage Ratio
June 30, 2012	2.25 to 1
September 30, 2012	2.25 to 1
December 31, 2012	2.25 to 1

Fiscal Quarter Ending	Minimum Interest Coverage Ratio
March 31, 2013	2.25 to 1
June 30, 2013	2.25 to 1
September 30, 2013	2.25 to 1
December 31, 2013	2.25 to 1
March 31, 2014	2.50 to 1
June 30, 2014	2.50 to 1
September 30, 2014	2.50 to 1
December 31, 2014	2.50 to 1
March 31, 2015	2.50 to 1
June 30, 2015	2.50 to 1
September 30, 2015	2.75 to 1
December 31, 2015	2.75 to 1
March 31, 2016	2.75 to 1
June 30, 2016	2.75 to 1
September 30, 2016	2.75 to 1
December 31, 2016 and the end of each fiscal quarter thereafter	3.00 to 1

(c)           Maximum Capital Expenditures.

(i)           The Borrower shall not and shall not permit the Restricted Subsidiaries to make any Capital Expenditures that would cause the aggregate amount of Capital Expenditures made by the Borrower and its Restricted Subsidiaries in any fiscal year commencing with the 2012 fiscal year of the Borrower to exceed $50,000,000 (which may include restructuring expenditures); provided that, if the Total Leverage Ratio determined on a Pro Forma Basis as of the last day of the most recently ended Test Period for which financial statements were required to have been delivered pursuant to Section 6.01(a) or (b), as applicable (or, if no Test Period has passed, as of the last four quarters ended), as if such Capital Expenditures had been made on the last day of such four quarter period, is less than or equal to 3.00:1.00, the Borrower and its Restricted Subsidiaries may make additional Capital Expenditures in an unlimited amount.

(ii)          Notwithstanding anything to the contrary contained in clause (c)(i) above, (x) to the extent that the aggregate amount of Capital Expenditures made by the Borrower and its Restricted Subsidiaries in any fiscal year (for the avoidance of doubt, after giving effect to any CapEx Pull-Forward Amount utilized in the preceding year that reduced the amount of Capital Expenditures that could be made in such year but disregarding any Capital Expenditures made in reliance on any Rollover Amount utilized during such year) pursuant to such clause (i) is less than the amount set forth therein, the amount of such difference (the “Rollover Amount”) may be carried forward and used to make Capital Expenditures in the immediately succeeding fiscal year (with such Rollover Amount deemed utilized first in such succeeding year) and (y) for any fiscal year, the amount of Capital Expenditures that would otherwise be permitted in such fiscal year pursuant to this Section 7.10(c) (including as a result of the application of clause (x) of this clause (ii)) may be increased by an amount not to exceed 50% of the permitted Capital Expenditure limit in the immediately succeeding year (the “CapEx Pull-Forward Amount”).  The actual CapEx Pull-Forward Amount in respect of any such fiscal year shall reduce, on a dollar-for-dollar basis, the amount of Capital Expenditures that are permitted to be made in the immediately succeeding fiscal year.

(iii)            In addition to the Capital Expenditures permitted pursuant to the preceding paragraphs (i) and (ii), the Borrower and its Restricted Subsidiaries may make additional Capital Expenditures in an amount not to exceed the portion, if any, of the Cumulative Credit on the date of such Capital Expenditure that the Borrower elects to apply to this Section 7.10(c)(iii).

Section 7.11          Accounting Changes.

The Borrower shall not make any material change in (a) accounting policies or reporting practices, except as required by GAAP, or (b) fiscal year; provided, however, that the Borrower may, upon written notice to the Administrative Agent, change its fiscal year to any other fiscal year reasonably acceptable to the Administrative Agent, in which case, the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.

Section 7.12          Prepayments, Etc. of Indebtedness.

(a)           None of Holdings, the Borrower or any of its Restricted Subsidiaries shall voluntarily prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof (it being understood that payments of regularly scheduled interest and principal shall be permitted) any Junior Financing or Senior Notes, except (i) the refinancing thereof with the Net Proceeds of any Indebtedness constituting a Permitted Refinancing, (ii) the conversion of any Junior Financing or Senior Notes to Equity Interests (other than Disqualified Equity Interests) of Holdings or any of its direct or indirect parents, (iii) voluntary prepayments, redemptions, purchases, defeasances and other satisfaction in respect of Junior Financings or Senior Notes prior to their scheduled maturity in an aggregate amount not to exceed (x) $100,000,000 minus (y) the aggregate amount of Restricted Payments made pursuant to Section 7.06(e), and (iv) if the Total Leverage Ratio, determined on a Pro Forma Basis as of the last day of the most recently ended Test Period for which financial statements were required to have been delivered pursuant to Section 6.01(a) or (b), as applicable (or, if no Test Period has passed, as of the last four quarters ended), as if such prepayment, redemption, purchase, defeasance or other satisfaction in respect of Junior Financings or Senior Notes had been made on the last day of such four quarter period, (A) is less than or equal to 3.50 to 1.00, voluntary prepayments, redemptions, purchases, defeasances and other satisfaction in respect of Junior Financings or Senior Notes are permitted prior to their scheduled maturity in an aggregate amount not to exceed the portion, if any, of the Cumulative Credit on such date that the Borrower elects to apply to this paragraph, such election to be specified in a written notice of a Responsible Officer of the Borrower calculating in reasonable detail the amount of Cumulative Credit immediately prior to such election and the amount thereof elected to be so applied or (B) is less than or equal to 1.50 to 1.00, voluntary prepayments, redemptions, purchases, defeasances and other satisfaction in respect of Junior Financings or Senior Notes are permitted prior to their scheduled maturity in an unlimited amount; provided, however, that notwithstanding any of the foregoing (i) no payment shall be made in violation of any subordination terms of any Junior Financing Documentation, and (ii) no voluntary prepayments, redemptions, purchases, defeasances and other satisfaction in respect of Junior Financings or Senior Notes shall be made prior to their scheduled maturity pursuant to Section 7.12(a)(iv)(A) if the Senior Secured Leverage Ratio, determined on a Pro Forma Basis as of the last day of the most recently ended Test Period for which financial statements were required to have been delivered pursuant to Section 6.01(a) or (b), as applicable (or, if no Test Period has passed, as of the last four quarters ended), is greater than 2.75 to 1.00.

(b)           None of Holdings, the Borrower or any of its Restricted Subsidiaries shall, directly or indirectly, amend, modify or change in any manner materially adverse to the interests of the Lenders any material term or condition of any Junior Financing Documentation without the consent of the Administrative Agent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 7.13          Permitted Activities.

Notwithstanding anything else herein to the contrary, Holdings shall not engage in any material operating or business activities; provided that the following shall be permitted in any event, to the extent otherwise permitted hereunder: (i) its ownership of the Equity Interests of the Borrower and activities incidental thereto, (ii) the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance), (iii) the performance of its obligations with respect to the Loan Documents and any other unsecured

Indebtedness, (iv) any public offering of its common stock or any other issuance or sale of its Equity Interests, and the maintenance and investment of any proceeds thereof, and the incurrence of any liabilities, costs and expenses reasonably related thereto, whether or not such equity issuance is consummated, (v) financing activities, limited to the issuance of equity securities, the incurrence of unsecured Indebtedness to the extent permitted under Section 7.03, the payment of dividends, making contributions to the capital of the Borrower, making Investments in the Borrower or any of its Restricted Subsidiaries and guaranteeing the obligations of the Borrower or any of its Restricted Subsidiaries on an unsecured basis, (vi) participating in tax, accounting and other administrative matters as a member of the consolidated group of Holdings and the Borrower, (vii) holding any cash or property (but not operating any property), including the opening and maintaining of bank and deposit accounts, (viii) providing indemnification to officers, managers and directors, (ix) any activities related, complementary or incidental to the foregoing and (x) liabilities incidental to the conduct of Holdings’ business as a holding company.  Holdings shall not incur any Liens on Equity Interests of the Borrower other than those for the benefit of the Secured Parties.

Section 7.14          Sale/Leaseback Transactions.

None of Holdings, the Borrower or any of its Restricted Subsidiaries shall enter into any Sale/Leaseback Transaction, other than (a) Sale/Leaseback Transactions in respect of which the Net Cash Proceeds received in connection therewith does not exceed $25,000,000 in the aggregate during any fiscal year of the Borrower, determined on a consolidated basis for the Borrower and its Subsidiaries and (b) the contemplated Sale/Leaseback Transactions described on Schedule 7.14.

ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES

Section 8.01          Events of Default.

Any of the following from and after the Closing Date shall constitute an event of default (an “Event of Default”):

(a)           Non-Payment.  Any Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within five (5) Business Days after the same becomes due, any interest on any Loan or any other amount payable hereunder or with respect to any other Loan Document; or

(b)           Specific Covenants.  The Borrower fails to perform or observe any term, covenant or agreement contained in any of Sections 6.03(a) or 6.05(a) (solely with respect to the Borrower) or Article VII (provided that the covenants in Section 7.10(a) and (b) are subject to cure pursuant to Section 8.05); or

(c)           Other Defaults.  Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after written notice thereof by the Administrative Agent or the Required Lenders to the Borrower; or

(d)           Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Loan Party herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e)           Cross-Default.  Any Loan Party or any Restricted Subsidiary (A) fails to make any payment beyond the applicable grace period with respect thereto, if any, (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness hereunder) having an outstanding aggregate principal amount of not less than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness, or any other event occurs (other than, with respect to Indebtedness consisting of Swap Contracts, termination events or equivalent events pursuant to the terms of such Swap Contracts), the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise); provided that this clause (e)(B) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; provided, further, that such failure is unremedied and is not waived by the holders of such Indebtedness prior to any termination of the Revolving Credit Commitments or acceleration of the Loans pursuant to Section 8.02; or

(f)            Insolvency Proceedings, Etc.  Any Loan Party or any Restricted Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) consecutive days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) consecutive days, or an order for relief is entered in any such proceeding; or

(g)           Inability to Pay Debts; Attachment.  (i) Any Loan Party or any Restricted Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of Holdings, the Borrower and its Restricted Subsidiaries, taken as a whole, and is not released, vacated or fully bonded within sixty (60) days after its issue or levy; or

(h)           Judgments.  There is entered against any Loan Party or any Restricted Subsidiary a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer has an investment grade rating, has been notified of such judgment or order and has not denied coverage or an effective indemnity) and such judgment or order shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of sixty (60) consecutive days; or

(i)            Invalidity of Loan Documents.  Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 7.04 or 7.05) or as a result of acts or omissions by any Secured Party or the satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party contests in writing the validity or enforceability of any provision of any Loan Document; or any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document (other than as a result of repayment in full of the Obligations and termination of the Aggregate Commitments), or purports in writing to revoke or rescind any Loan Document; or

(j)            Change of Control.  There occurs any Change of Control; or

(k)           Collateral Documents.  Any Collateral Document after delivery thereof pursuant to Section 4.01, 6.11 or 6.13 shall for any reason (other than pursuant to the terms thereof including as a result of a transaction not prohibited under this Agreement) ceases to create a valid and perfected first-priority Lien on and security interest in the Collateral that is (x) purported to be covered thereby and (y) comprises Property that, when taken together with all Property as to which such Lien has so ceased to be effective, has a fair market value in excess of $25,000,000, subject to Liens permitted under Section 7.01, (i) except to the extent that any such perfection or priority is not required pursuant to the Collateral and Guarantee Requirement or results from the failure of the Administrative Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents or to file Uniform Commercial Code continuation statements (other than those necessary due to changes by the Loan Parties)

and (ii) except as to Collateral consisting of Real Property to the extent that such losses are covered by a lender’s title insurance policy and such insurer has not denied coverage; or

(l)            ERISA.  (i) An ERISA Event occurs which has resulted or could reasonably be expected to result in liability of a Loan Party or a Restricted Subsidiary in an aggregate amount which could reasonably be expected to result in a Material Adverse Effect, or (ii) a Loan Party, any Restricted Subsidiary or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount which could reasonably be expected to result in a Material Adverse Effect.

Section 8.02          Remedies upon Event of Default.

If any Event of Default occurs and is continuing, the Administrative Agent may and, at the request of the Required Lenders, shall take any or all of the following actions:

(a)           declare the commitment of each Lender to make Loans or Swing Line Loans and any obligation of the L/C Issuers to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b)           declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c)           require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d)           exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law;

provided that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

Section 8.03          Exclusion of Immaterial Subsidiaries.

Solely for the purpose of determining whether a Default or Event of Default has occurred under clause (f) or (g) of Section 8.01, any reference in any such clause to any Restricted Subsidiary or Loan Party shall be deemed not to include any Restricted Subsidiary (an “Immaterial Subsidiary”) affected by any event or circumstances referred to in any such clause that did not, as of the last day of the most recent completed fiscal quarter of the Borrower, have assets with a fair market value in excess of 5% of the Total Assets of the Borrower and its Restricted Subsidiaries (it being agreed that all Restricted Subsidiaries affected by any event or circumstance referred to in any such clause shall be considered together, as a single consolidated Restricted Subsidiary, for purposes of determining whether the condition specified above is satisfied).

Section 8.04          Application of Funds.

After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations and/or under Section 9.11 shall be applied by the Administrative Agent in the following order (to the fullest extent permitted by mandatory provisions of applicable Law):

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including Attorney Costs payable under Section 10.04 and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs payable under Section 10.04 and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest and fees on the Loans, Commitments, Letters of Credit and L/C Borrowings, and any fees, premiums and scheduled periodic payments due under Cash Management Obligations or Secured Hedge Agreements, ratably among the Secured Parties in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings (including to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit), and any breakage, termination or other payments under Cash Management Obligations or Secured Hedge Agreements, ratably among the Secured Parties in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the payment of all other Obligations of the Borrower that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

Last, the balance, if any, after all of the Obligations have been paid in full, to the Borrower or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur.  If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above and, if no Obligations remain outstanding, to the Borrower as applicable.

Section 8.05          Borrower’s Right to Cure.

(a)           Notwithstanding anything to the contrary contained in Section 8.01 or 8.02, in the event of any Event of Default or potential Event of Default under the covenants set forth in Sections 7.10(a) and/or (b) and at any time after the end of an applicable fiscal quarter and until the expiration of the tenth (10th) Business Day after the date on which financial statements are required to be delivered with respect to the applicable fiscal quarter hereunder, if Holdings receives a Specified Equity Contribution, the Borrower may apply the amount of the net cash proceeds thereof to increase Consolidated EBITDA with respect to the last fiscal quarter of the relevant Test Period; provided that such net cash proceeds (i) are actually received by Holdings as cash equity other than Disqualified Equity Interests (including through capital contribution of such net cash proceeds to Holdings) no later than ten (10) Business Days after the date on which financial statements are required to be delivered with respect to such fiscal quarter hereunder and (ii) are Not Otherwise Applied.  The parties hereby acknowledge that this Section 8.05(a) may not be relied on for purposes of calculating any financial ratios other than as applicable to Section 7.10.  The increased amount applicable to any fiscal quarter shall be applied to such fiscal quarter in each subsequent Test Period that contains such fiscal quarter.

(b)           (i) In each period of four (4) consecutive fiscal quarters, there shall be at least two (2) fiscal quarters in which no Specified Equity Contribution is made, (ii) no more than four (4) Specified Equity Contributions will be made in the aggregate during the term of this Agreement, (iii) the amount of any Specified Equity Contribution shall be no more than the amount required to cause the Borrower to be in Pro Forma Compliance with Sections

7.10(a) and/or (b) for any applicable period and (iv) there shall be no pro forma reduction in Indebtedness with the proceeds of any Specified Equity Contribution for determining compliance with Sections 7.10(a) and/or (b) for the fiscal quarter immediately prior to the fiscal quarter in which such Specified Equity Contribution was made.

ARTICLE IX
ADMINISTRATIVE AGENT AND OTHER AGENTS

Section 9.01          Appointment and Authority.

(a)           Administrative Agent.  Each of the Lenders and the L/C Issuers hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuers, and no Loan Party shall have rights as a third party beneficiary of any of such provisions.

(b)           Collateral Agent.  The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacities as a potential Hedge Bank and a potential Cash Management Bank) and the L/C Issuers hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and the L/C Issuers for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto.  In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article IX and Article X (including the second paragraph of Section 10.05), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents as if set forth in full herein with respect thereto.  Without limiting the generality of the foregoing, the Lenders hereby expressly authorize the Administrative Agent to execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Collateral Documents and acknowledge and agree that any such action by any Agent shall bind the Lenders.

Section 9.02          Rights as a Lender.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 9.03          Exculpatory Provisions.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)           shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)           shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders

(or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law;

(c)           shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity;

(d)           The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or the applicable L/C Issuer.

(e)           The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 9.04          Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the applicable L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or such L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or such L/C Issuer prior to the making of such Loan or the issuance such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 9.05          Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article IX shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 9.06          Resignation and Removal of Administrative Agent.

(a)           The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuers and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the L/C Issuers, in consultation with the Borrower, appoint a successor Administrative Agent meeting the qualifications set forth above.  Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)           If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable Law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)           With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuers under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed), all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuers directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent, and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Sections 10.04 and 10.05 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

(d)           Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer and Swing Line Lender.  If Bank of America resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of an L/C Issuer hereunder with respect to all Letters of Credit issued by it which are outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto, including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c).  If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(a).  Upon the appointment by the Borrower of a successor L/C Issuer or Swing Line Lender hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as applicable, (b) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, issued by the retiring L/C Issuer which are outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

Section 9.07          Non-Reliance on Administrative Agent and Other Lenders.

Each Lender and each L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and each L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 9.08          No Other Duties, Etc.

Anything herein to the contrary notwithstanding, none of the Administrative Agent, Joint Bookrunners, Joint Lead Arrangers, Syndication Agents or Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an L/C Issuer hereunder.

Section 9.09          Administrative Agent May File Proofs of Claim.

In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a)           to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuers and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuers and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuers and the Administrative Agent under Sections 2.03(h) and (i), 2.09 and 10.04 and 10.05) allowed in such judicial proceeding; and

(b)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each L/C Issuer to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the applicable L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04 and 10.05.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or any L/C Issuer or in any such proceeding.

Section 9.10          Collateral and Guaranty Matters.

Each of the Lenders (including in its capacities as a potential Hedge Bank and a potential Cash Management Bank) and the L/C Issuers irrevocably authorize the Administrative Agent:

(a)           to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than (A) contingent indemnification obligations and (B) obligations and liabilities under Cash Management Agreements and Secured Hedge Agreements as to which arrangements satisfactory to the applicable Cash Management Bank or Hedge Bank, as the case may be, shall have been made) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the L/C Issuers shall have been made), (ii) at the time the property subject to such Lien is Disposed or to be Disposed as part of or in connection with any Disposition permitted hereunder or under any other Loan Document to any Person other than a Loan Party, (iii) subject to Section 10.01, if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders, (iv) if the property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under its Guaranty pursuant to clause (c) below or (v) that constitutes “Excluded Assets” (as such term is defined in the Security Agreement);

(b)           to release or subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(r), (t), (x) (solely to the extent such Lien pursuant to such clause 7.01(x) relates to clause 7.01(t)) and (ee) to the extent required by the holder of, or pursuant to the terms of any agreement governing, the obligations secured by such Liens; and

(c)           to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Restricted Subsidiary or becomes an Excluded Subsidiary as a result of a transaction or designation permitted hereunder.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10.  In each case as specified in this Section 9.10, the Administrative Agent will (and each Lender irrevocably authorizes the Administrative Agent to), at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to evidence the release of such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.10.

Section 9.11          Cash Management Agreements and Secured Hedge Agreements.

Except as otherwise expressly set forth herein or in any Guaranty or any Collateral Document, no Hedge Bank or Cash Management Bank that obtains the benefits of Section 8.04, any Guaranty or any Collateral by virtue of the provisions hereof or of any Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents.  Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Cash Management Agreements and Secured Hedge Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

The Lenders hereby authorize the Administrative Agent to enter into any Junior Lien Intercreditor Agreement or other intercreditor agreement or arrangement permitted under this Agreement and any such intercreditor agreement is binding upon the Lenders.

Section 9.12          Withholding Tax Indemnity.

To the extent required by any applicable Laws, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax.  If the Internal Revenue Service or any other authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective), such Lender shall, within 10 days after written demand therefor, indemnify and hold harmless the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrower or any other Loan Party pursuant to Section 3.01 and Section 3.04 and without limiting or expanding the obligation of the Borrower or any other Loan Party to do so) for all amounts paid, directly or indirectly, by the Administrative Agent as Taxes or otherwise, together with all expenses incurred, including legal expenses and any other out-of-pocket expenses, whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 9.12.  The agreements in this Section 9.12 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all other Obligations.  For the avoidance of doubt, a “Lender” shall, for purposes of this Section 9.12, include any L/C Issuer and the Swing Line Lender.

ARTICLE X
MISCELLANEOUS

Section 10.01       Amendments, Etc.

Except as otherwise set forth in this Agreement, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such amendment, waiver or consent shall:

(a)           subject to Section 2.16, extend or increase the Commitment of any Lender without the written consent of each Lender holding such Commitment (it being understood that a waiver of any condition precedent or of any Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender);

(b)           subject to Section 2.16, postpone any date scheduled for, or reduce or forgive the amount of, any payment of principal or interest under Section 2.07 or 2.08 without the written consent of each Lender holding the applicable Obligation (it being understood that the waiver of (or amendment to the terms of) any mandatory prepayment of the Term Loans shall not constitute a postponement of any date scheduled for the payment of principal or interest and it being understood that any change to the definitions of “Total Leverage Ratio” or “Senior Secured Leverage Ratio” or in the component definitions thereof shall not constitute a reduction or forgiveness in any rate of interest);

(c)           reduce or forgive the principal of, or the rate of interest specified herein on, any Loan, or L/C Borrowing, or (subject to clause (iii) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document (or change the timing of payments of such fees or other amounts) without the written consent of each Lender holding such Loan, L/C Borrowing or to whom such fee or other amount is owed (it being understood that any change to the definitions of “Total Leverage Ratio” or “Senior Secured Leverage Ratio” or in the component definitions thereof shall not constitute a reduction or forgiveness in any rate of interest);

(d)           change any provision of this Section 10.01 or decrease the percentage in the definition of “Required Lenders” without the written consent of each Lender, or decrease the percentage in the definitions of “Required Revolving Lenders” or “Required Term A Lenders,” Section 8.04 or the definition of “Pro Rata Share” or Section 2.12(a), 2.12(f) or 2.13 without the written consent of each Lender directly affected thereby;

(e)           other than in connection with a transaction permitted under Sections 7.04 or 7.05, release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;

(f)            other than in connection with a transaction permitted under Sections 7.04 or 7.05, release all or substantially all of the aggregate value of the Guarantees, without the written consent of each Lender;

(g)           without the written consent of each Lender adversely affected thereby, amend the portion of the definition of “Interest Period” that reads as follows:  “one, two, three or six months thereafter or, to the extent agreed by each Lender of such Eurodollar Rate Loan, nine or twelve months”; or

(h)           modify terms in a manner that treats Classes differently without the consent of a majority in interest of any adversely affected Class;

and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by each L/C Issuer in addition to the Lenders required above, shall adversely affect the rights or duties of an L/C Issuer under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, adversely affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, adversely affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent under this Agreement or any other Loan Document; and (iv) Section 2.15 shall not be amended, waived or otherwise modified without the consent of the Administrative Agent, each L/C Issuer and the Swing Line Lender.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms materially and adversely affects any Defaulting Lender to a greater extent than other affected Lenders shall require the consent of such Defaulting Lender.

Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and the Revolving Credit Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.  Notwithstanding the foregoing, this Agreement may be amended to adjust the borrowing mechanics related to Swing Line Loans with only the written consent of the Administrative Agent, the Swing Line Lender, Holdings and the Borrower so long as the obligations of the Revolving Credit Lenders are not affected thereby.

In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, Holdings, the Borrower and the Lenders providing the Replacement Term A Loans (as defined below) to permit the refinancing of all outstanding Term A Loans (“Refinanced Term A Loans”) with one or more replacement term loan tranches denominated in Dollars (“Replacement Term A Loans”) hereunder; provided that (a) the aggregate principal amount of such Replacement Term A Loans shall not exceed the aggregate principal amount of such Refinanced Term A Loans, (b) the Applicable Rate for such Replacement Term A Loans shall not be higher than the Applicable Rate for such Refinanced Term A Loans, (c) the Weighted Average Life to Maturity of Replacement Term A Loans shall not be shorter than the Weighted Average Life to Maturity of such Refinanced Term A Loans, at the time of such refinancing (except to the extent of nominal amortization for periods where amortization has been eliminated as a result of prepayment of the applicable Term A Loans) and (d) all other terms applicable to such Replacement Term A Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Term A Loans than, those applicable to such Refinanced Term A Loans except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Term A Loans in effect immediately prior to such refinancing.

In addition, notwithstanding the foregoing, this Agreement may be amended or waived (i) with the written consent of the Administrative Agent, Holdings, the Borrower and the Required Term A Lenders to waive or amend any mandatory prepayment of the Term Loans required under Section 2.05 and (ii) with the written consent of the Administrative Agent, Holdings, the Borrower and the Required Revolving Lenders to waive or amend any condition precedent to any extension of credit under the Revolving Credit Facility set forth in Section 4.02 (it being understood that amendments, modifications, supplements or waivers of any other provision of any Loan Document, including any representation or warranty, any covenant or any Default, shall be deemed to be effective for purposes of determining whether the conditions precedent set forth in Section 4.02 have been satisfied regardless of whether the Required Revolving Lenders shall have consented to such amendment, modification, supplement or waiver).

Notwithstanding anything to the contrary contained in this Section 10.01, (i) the Borrower and the Administrative Agent may, without the input or consent of the Lenders, effect amendments to this Agreement and the other Loan Documents as may be necessary or appropriate in the opinion of the Administrative Agent to effect the provisions of Section 2.14; (ii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto; (iii) the Administrative Agent is hereby authorized by the Lenders to approve the forms of Collateral Documents, and to enter into any Loan Documents in such forms as approved by it; and (iv) guarantees, collateral security documents and related documents executed by any Person in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement, amended, supplemented and waived with the consent of the Administrative Agent at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment, supplement or waiver is delivered in order (a) to comply with or reflect customary practices under local Law or advice of local counsel, (b) to cure ambiguities, omissions, mistakes or defects or (c) to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents.

Section 10.02       Notices and Other Communications; Facsimile Copies.

(a)           Notices; Effectiveness; Electronic Communications.

(i)            Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (ii) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(A)          if to Holdings, the Borrower, the Administrative Agent, any L/C Issuer or the Swing Line Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(B)          if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices and other communications delivered through electronic communications to the extent provided in subsection (ii) below shall be effective as provided in such subsection (ii).

(ii)           Electronic Communications.  Notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or any L/C Issuer pursuant to Article II if such Lender or L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  Each of the Administrative Agent, Holdings or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(b)           The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Loan Parties, any Lender, the L/C Issuers or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Loan Parties, any Lender, the L/C Issuers or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(c)           Change of Address, Etc.  Each of Holdings, the Borrower, the Administrative Agent, the L/C Issuers and the Swing Line Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the L/C Issuers and the Swing Line Lender.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.  Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States federal or state securities laws.

(d)           Reliance by Administrative Agent, L/C Issuer and Lenders.  The Administrative Agent, the L/C Issuers and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrower shall indemnify the Administrative Agent, the L/C Issuers, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower.  All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

Section 10.03       No Waiver; Cumulative Remedies.

No failure by any Lender, any L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuers; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the L/C Issuers or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 10.09 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

Section 10.04       Attorney Costs and Expenses.

The Borrower agrees (a) if the Closing Date occurs, to pay or reimburse the Agents for all reasonable out-of-pocket costs and expenses incurred in connection with the preparation, negotiation, syndication and execution of this Agreement and the other Loan Documents, and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs, which shall be limited to Cahill Gordon & Reindel LLP and one local counsel as reasonably necessary in each relevant jurisdiction material to the interests of the Lenders taken as a whole and (b) from and after the Closing Date, to pay or reimburse the Administrative Agent and the Lenders for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law, and including all respective Attorney Costs, which shall be limited to Attorney Costs of one counsel to the Administrative Agent and the Lenders and one local counsel in each relevant jurisdiction material to the interests of the Lenders and solely in the case of an actual or potential conflict of interest, one additional counsel in each relevant jurisdiction to each group of similarly situated affected Lenders).  The foregoing costs and expenses shall include all reasonable search, filing, recording and title insurance charges and fees related thereto, and other reasonable out of pocket expenses incurred by any Agent.  The agreements in this Section 10.04 shall survive the termination of the Aggregate Commitments and repayment of all other Obligations.  All amounts due under this Section 10.04 shall be paid within ten (10) Business Days following receipt by the Borrower of an invoice relating thereto setting forth such expenses in reasonable detail; provided that, with respect to the Closing Date, all amounts due under this Section 10.04 shall be paid on the Closing Date solely to the extent invoiced to the Borrower within three (3) Business Days of the Closing Date.  If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of such Loan Party by the Administrative Agent in its discretion.  For the avoidance of doubt, this Section 10.04 shall not apply to Taxes, except any Taxes that represent costs and expenses arising from any non-Tax claim.

Section 10.05       Indemnification by the Borrower.

The Borrower shall indemnify and hold harmless each Agent, Agent-Related Person, Lender, Joint Lead Arranger and Joint Bookrunner and their Affiliates, and the respective officers, directors, employees, partners, agents, advisors and other representatives of the foregoing (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs but limited in the case of legal fees and expenses to the reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to all Indemnitees taken as a whole and, if reasonably necessary, one local counsel for all Indemnitees taken as a whole in each relevant jurisdiction that is material to the interests of the Lenders, and solely in the case of an actual or potential conflict of interest, one additional counsel in each relevant jurisdiction to each group of similarly situated affected Indemnitees) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment, Loan or Letter of Credit or the use or proposed use of the proceeds therefrom including any refusal by an L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit, or (c) any actual or alleged presence or Release of Hazardous Materials at, on, under or from any property or facility currently or formerly owned, leased or operated by the Loan Parties or any Subsidiary, or any Environmental Liability related in any way to any Loan Parties or any Subsidiary (other than any such presence, Release or Environmental Liability that has been determined by a final, non-appealable judgment of a court of competent authority to have resulted solely from acts of omissions by Persons other than Borrower or any of its Subsidiaries after the Administrative Agent sells the applicable property or facility pursuant to a foreclosure or has accepted a deed in lieu of foreclosure), or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) (a “Proceeding”) and regardless of whether any Indemnitee is a party thereto or whether or not such Proceeding is brought by the Borrower or any other person and, in each case, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee (all of the foregoing, collectively, the “Indemnified Liabilities”); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements resulted from (x) the gross negligence, bad faith or willful misconduct of such Indemnitee or of any Indemnitee Related Party, as determined by a final non-appealable judgment of a court of competent jurisdiction, (y) a material breach of any obligations under any Loan Document by such Indemnitee or of any Indemnitee Related Party, as determined by a final non-appealable judgment of a court of competent jurisdiction or (z) any dispute solely among Indemnitees other than any claims against an Indemnitee in its capacity or in fulfilling its role as an administrative agent or arranger or any similar role under any Facility and other than any claims arising out of any act or omission of Holdings, the Borrower, the Investors or any of their respective Affiliates.  No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee, Loan Party or any Subsidiary have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date) (other than, in the case of any Loan Party, in respect of any such damages incurred or paid by an Indemnitee to a third party and for any out-of-pocket expenses); it being agreed that this sentence shall not limit the indemnification obligations of any Loan Party.  In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, any Subsidiary of any Loan Party, its directors, stockholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents are consummated.  All amounts due under this Section 10.05 shall be paid within ten (10) Business Days after written demand therefor (together with backup documentation supporting such reimbursement request); provided, however, that such Indemnitee shall promptly refund such amount to the extent that there is a final judicial or arbitral determination that such Indemnitee was not entitled to indemnification rights with respect to such payment pursuant to the express terms of this Section 10.05.  The agreements in this Section 10.05 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.  For the avoidance of doubt, this Section 10.05 shall not apply to Taxes, except any Taxes that represent liabilities, obligations, losses, damages, penalties, claims, demands, actions, prepayments, suits, costs, expenses and disbursements arising from any non-Tax claims.  For purposes hereof, an “Indemnitee Related Party” of an Indemnitee means (1) any controlling person or controlled Affiliate of such Indemnitee, (2) the respective directors, officers, or employees of such Indemnitee or any of its controlling persons or controlled Affiliates and (3) the respective agents of such Indemnitee or any of its controlling persons or controlled Affiliates, in the case of this clause (3), acting at the instructions of such Indemnitee, controlling person or such controlled Affiliate, provided, that each reference to a controlled Affiliate or controlling person in this sentence pertains to a controlled affiliate or controlling person involved in the negotiation of this Agreement.

To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under this Section 10.05 or Section 10.04 to be paid by it to the Administrative Agent (or any sub-agent thereof), any L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such L/C Issuer or such Related Party, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or such L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or L/C Issuer in connection with such capacity.  The obligations of the Lenders under this paragraph are subject to the provisions of Section 2.12(d).

To the fullest extent permitted by applicable Law, each party hereto shall not assert, and hereby waives, any claim against any other party hereto or any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  No party hereto nor any Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and non-appealable judgment of a court of competent jurisdiction.  For the avoidance of doubt, this paragraph shall not limit the obligation of the Borrower to indemnify each Indemnitee for any liabilities or damages incurred by such Indemnitee that are asserted against such Indemnitee by a third party that are payable by the Borrower pursuant to the first paragraph of this Section 10.05.

The agreements in this Section shall survive the resignation of the Administrative Agent, the L/C Issuer and the Swing Line Lender, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

Section 10.06       Payments Set Aside.

To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, any L/C Issuer or any Lender, or the Administrative Agent, any L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders and the L/C Issuers under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

Section 10.07       Successors and Assigns.

(a)           The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (except as permitted by Section 7.04) and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee, (ii) by way of participation in accordance with the provisions of Section 10.07(e), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.07(g) or (iv) to an SPC in accordance with the provisions of Section 10.07(h) (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.07(e) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           (i)  Subject to the conditions set forth in paragraph (b)(ii) below and subject to Section 10.07(d) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this Section 10.07(b), participations in L/C Obligations and in Swing Line Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A)          the Borrower (not to be unreasonably withheld or delayed); provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof and provided, further, that no consent of the Borrower shall be required for (i) an assignment of all or a portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund, (ii) an assignment related to Revolving Credit Commitments or Revolving Credit Exposure to a Revolving Credit Lender or an Affiliate of a Revolving Credit Lender or an Approved Fund of a Revolving Credit Lender or (iii) if a Specified Default has occurred and is continuing, any Eligible Assignee;

(B)          the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of (i) all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund or (ii) all or any portion of a Revolving Credit Commitment to a Revolving Credit Lender or an Affiliate of a Revolving Credit Lender or an Approved Fund of a Revolving Credit Lender;

(C)          each L/C Issuer at the time of such assignment, provided that no consent of the L/C Issuers shall be required for any assignment not related to Revolving Credit Commitments or Revolving Credit Exposure; and

(D)          the Swing Line Lender; provided that no consent of the Swing Line Lender shall be required for any assignment not related to Revolving Credit Commitments or Revolving Credit Exposure.

Notwithstanding the foregoing or anything to the contrary set forth herein, any assignment of any Loans or Commitments to any Affiliated Lender shall also be subject to the requirements set forth in Section 10.07(k).

(ii)            Assignments shall be subject to the following additional conditions:

(A)          except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than an amount of (x) $5,000,000 (in the case of each Revolving Credit Loan) and shall be in increments of an amount of $1,000,000 in excess thereof unless each of the Borrower and the Administrative Agent otherwise consents, (y) $250,000 (in the case of an assignment of a Term Loan by the Initial Lenders during the initial syndication of the Term Loans) and shall be in increments of an amount of $250,000 in excess thereof unless each of the Borrower and the Administrative Agent otherwise consents and (z) $1,000,000 (in the case of an assignment of any other Term Loan), and shall be in increments of an amount of $1,000,000 in excess thereof unless each of the Borrower and the Administrative Agent otherwise consents, provided in each case that such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;

(B)          the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Administrative Agent, in its sole discretion, may elect to waive such processing and recordation fee;

(C)          the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and

(D)          on or before the date on which it becomes a party to this Agreement, the Eligible Assignee shall deliver to the Borrower and the Administrative Agent the forms or certifications, as applicable, described in Section 3.01(d), to the extent required thereby.

This paragraph (b) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis among such Facilities.

(c)           Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.07(d), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment).  Upon request, and the surrender by the assigning Lender of its Note, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (c) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.07(e).

(d)           The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans, L/C Obligations (specifying the Unreimbursed Amounts), L/C Borrowings and the amounts due under Section 2.03, owing to, each Lender pursuant to the terms hereof from time to time (the

“Register”).  The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower, and, with respect to itself, any Lender, at any reasonable time and from time to time upon reasonable prior notice.  This Section 10.07(d) and Section 2.11 shall be construed so that all Loans are at all times maintained in “registered form” within the meaning of Section 163(f), 871(h)(2) and 881(c)(2) of the Code and any related Treasury regulations (or any other relevant or successor provisions of the Code or of such Treasury regulations).  Notwithstanding the foregoing, in no event shall the Administrative Agent be obligated to ascertain, monitor or inquire as to whether any Lender is an Affiliated Lender nor shall the Administrative Agent be obligated to monitor the aggregate amount of Term Loans or Incremental Term Loans held by Affiliated Lenders.

(e)           Any Lender may, without the consent of the Borrower, the Administrative Agent, the L/C Issuer or the Swing Line Lender, at any time sell participations to any Person (other than a natural person, Holdings or any of its Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or the other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that requires the affirmative vote of such Lender.  Subject to Section 10.07(f), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and limitations of such Sections, including the requirement to provide the forms and certificates pursuant to Section 3.01(d), and Sections 3.06 and 3.07) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.07(c) and any such Participant shall be deemed to be a Lender for purposes of the definition of Indemnified Taxes.  To the extent permitted by applicable Law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender; provided that such Participant agrees to be subject to the limitations and benefits of Section 2.13, to the same extent as if it were a Lender.  Each Lender that sells a participation shall, acting as a non-fiduciary agent of the Borrower (solely for tax purposes), maintain a register on which it enters the name and address of each Participant and the principal amounts (and related interest amounts) of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”).  The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary; provided that no Lender shall have any obligation to disclose all or a portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish in connection with a request, inquiry or examination by a Governmental Authority that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The Loan Parties and each Non-Debt Fund Affiliate (by its acquisition of a participation in any Lender’s rights and/or obligations under this Agreement) hereby agree that if a case under Title 11 of the United States Code is commenced against any Loan Party, to the extent that any Non-Debt Fund Affiliate would have the right to direct any Participant with respect to any vote with respect to any plan of reorganization with respect to any Loan Party (or to directly vote on such plan of reorganization) as a result of any participation taken by such Non-Debt Fund Affiliate pursuant to this Section 10.07(e), such Loan Party shall seek (and each Non-Debt Fund Affiliate shall consent) to provide that the vote of any Non-Debt Fund Affiliate (in its capacity as a Participant) with respect to any plan of reorganization of such Loan Party shall not be counted except that such Non-Debt Fund Affiliate’s vote (in its capacity as a Participant) may be counted to the extent any such plan of reorganization proposes to treat the participation in any Obligations held by such Non-Debt Fund Affiliate in a manner that is less favorable in any material respect to such Non-Debt Fund Affiliate than the proposed treatment of similar Obligations held by Lenders or Participants that are not Affiliates of the Borrower.  Each Non-Debt Fund Affiliate hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Non-Debt

Fund Affiliate’s attorney-in-fact, with full authority in the place and stead of such Non-Debt Fund Affiliate and in the name of such Non-Debt Fund Affiliate (solely in respect of Loans and participations therein and not in respect of any other claim or status such Non-Debt Fund Affiliate may otherwise have), from time to time in the Administrative Agent’s discretion to take any action and to execute any instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of this paragraph.

(f)                                   A Participant shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to a greater payment results from any change in any Laws (in the case of a payment under Section 3.04 or 3.05) or any Change in Tax Law (in the case of a payment under Section 3.01) occurring after the date on which the sale of such participation takes place.

(g)                                  Any Lender may, without the consent of the Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h)                                 Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof.  Each party hereto hereby agrees that (i) an SPC shall be entitled to the benefit of Sections 3.01, 3.04 and 3.05 (subject to the requirements and the limitations of such Sections, including the requirement to provide the forms and certificates pursuant to Section 3.01(d), and Sections 3.06 and 3.07); provided that a SPC shall not be entitled to any greater payments under Section 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive absent the grant to such SPC, except to the extent such entitlement to a greater payment results from any change in any Laws (in the case of a payment under Section 3.04 or 3.05) or any Change in Tax Law (in the case of a payment under Section 3.01) occurring after the date on which the grant of the option takes place, (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder.  The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender.  Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent and with the payment of a processing fee of $3,500, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

(i)                                     Notwithstanding anything to the contrary contained herein, without the consent of the Borrower or the Administrative Agent, (1) any Lender may in accordance with Applicable Law create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it and (2) any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 10.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

(j)                                    Notwithstanding anything to the contrary contained herein, any L/C Issuer or Swing Line Lender may, upon thirty (30) days’ notice to the Borrower and the Lenders, resign as an L/C Issuer or Swing Line Lender, respectively; provided that on or prior to the expiration of such 30-day period with respect to such resignation, the relevant L/C Issuer or Swing Line Lender shall have identified a successor L/C Issuer or Swing Line Lender reasonably acceptable to the Borrower willing to accept its appointment as successor L/C Issuer or Swing Line Lender, as applicable, and the effectiveness of such resignation shall be conditioned upon such successor assuming the rights and duties of the L/C Issuer or Swing Line Lender, as applicable.  In the event of any such resignation of an L/C Issuer or Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders willing to accept such appointment a successor L/C Issuer or Swing Line Lender hereunder; provided that no failure by the Borrower to appoint any such successor shall affect the resignation of the relevant L/C Issuer or the Swing Line Lender, as the case may be, except as expressly provided above.  If an L/C Issuer resigns as an L/C Issuer, it shall retain all the rights and obligations of an L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)).  If the Swing Line Lender resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans, Eurodollar Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c).

(k)                                 (i)  Notwithstanding anything else to the contrary contained in this Agreement, any Lender may assign all or a portion of its Term Loans to any Affiliated Lender in accordance with Section 10.07(b); provided that:

(A)                               no Default or Event of Default has occurred or is continuing or would result therefrom;

(B)                               the assigning Lender and Affiliated Lender purchasing such Lender’s Term Loans, as applicable, shall execute and deliver to the Administrative Agent an assignment agreement substantially in the form of Exhibit K hereto (an “Affiliated Lender Assignment and Assumption”) in lieu of an Assignment and Assumption;

(C)                               for the avoidance of doubt, Lenders shall not be permitted to assign Term Commitments (other than Incremental Term Commitments), Revolving Credit Commitments or Revolving Credit Loans to any Affiliated Lender;

(D)                               any Term Loans assigned to any Purchasing Company Party shall be automatically and permanently cancelled for upon the effectiveness of such assignment and will thereafter no longer be outstanding for any purpose hereunder;

(E)                                each Affiliated Lender represents and warrants as of the date of any assignment to such Affiliated Lender pursuant to this Section 10.07(k) that neither the Affiliated Lender nor any of its Affiliates has any Material Non-Public Information;

(F)                                 (i) no Purchasing Company Party may use the proceeds from Revolving Credit Loans or Swing Line Loans to purchase any Term Loans and (ii) Term Loans may only be purchased by a Purchasing Company Party if, after giving effect to any such purchase, the sum of (x) the excess of the aggregate Revolving Credit Commitments at such time less the aggregate Revolving Credit Exposure plus (y) the amount of unrestricted cash and Cash Equivalents of the Borrower and its Restricted Subsidiaries shall be not less than $75,000,000; and

(G)                               no Term Loan may be assigned to an Affiliated Lender pursuant to this Section 10.07(k), if after giving effect to such assignment, Affiliated Lenders in the aggregate would own in excess of 20% of any Class of Term Loans then outstanding.

(ii)           Notwithstanding anything to the contrary in this Agreement, no Non-Debt Fund Affiliate shall have any right to (i) attend (including by telephone) any meeting or discussions (or portion thereof) among the Administrative Agent or any Lender to which representatives of the Loan Parties are not invited, (ii) receive any information or material prepared by the Administrative Agent or any Lender or any communication by or among the

Administrative Agent and/or one or more Lenders, except to the extent such information or materials have been made available to any Loan Party or its representatives (and in any case, other than the right to receive notices of prepayments and other administrative notices in respect of its Loans required to be delivered to Lenders pursuant to Article II), or (iii) make or bring (or participate in, other than as a passive participant in or recipient of its pro rata benefits of) any claim, in its capacity as a Lender, against Administrative Agent or any other Lender with respect to any duties or obligations or alleged duties or obligations of such Agent or any other such Lender under the Loan Documents.

(l)                                     Notwithstanding anything in Section 10.01 or the definition of “Required Lenders”, “Required Revolving Lenders” or “Required Term A Lenders” to the contrary, for purposes of determining whether the Required Lenders, the Required Term A Lenders or the Required Revolving Lenders have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, (ii) otherwise acted on any matter related to any Loan Document, or (iii) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document:

(x)                                 except if a Non-Debt Fund Affiliate (in its capacity as a Lender) is proposed to be treated in a disproportionately adverse manner, all Term Loans held by any Non-Debt Fund Affiliate shall be deemed to be not outstanding for all purposes of calculating whether the Required Lenders or Required Term A Lenders have taken any actions; and

(y)                                 all Term Loans, Revolving Credit Commitments and Revolving Credit Exposure held by Debt Fund Affiliates may not account for more than 50% of the Term Loans, Revolving Credit Commitments and Revolving Credit Exposure of consenting Lenders included in determining whether the Required Lenders, the Required Term A Lenders or the Required Revolving Lenders have consented to any action pursuant to Section 10.01.

(m)                             Additionally, the Loan Parties and each Non-Debt Fund Affiliate hereby agree that if a case under Title 11 of the United States Code is commenced against any Loan Party, such Loan Party shall seek (and each Non-Debt Fund Affiliate shall consent) to provide that the vote of any Non-Debt Fund Affiliate (in its capacity as a Lender) with respect to any plan of reorganization of such Loan Party shall not be counted except that such Non-Debt Fund Affiliate’s vote (in its capacity as a Lender) may be counted to the extent any such plan of reorganization proposes to treat the Obligations held by such Non-Debt Fund Affiliate in a manner that is less favorable in any material respect to such Non-Debt Fund Affiliate than the proposed treatment of similar Obligations held by Lenders that are not Affiliates of the Borrower.  Each Non-Debt Fund Affiliate hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Non-Debt Fund Affiliate’s attorney-in-fact, with full authority in the place and stead of such Non-Debt Fund Affiliate and in the name of such Non-Debt Fund Affiliate (solely in respect of Loans and participations therein and not in respect of any other claim or status such Non-Debt Fund Affiliate may otherwise have), from time to time in the Administrative Agent’s discretion to take any action and to execute any instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of this paragraph.

(n)                                 In the event that any Revolving Credit Lender shall become a Defaulting Lender then such L/C Issuer or Swing Line Lender shall have the right, but not the obligation, at its own expense, upon notice to such Lender, the Borrower and the Administrative Agent, to replace such Lender at par with an assignee (in accordance with and subject to the restrictions contained in Section 10.07(b) above), and such Lender hereby agrees to transfer and assign at par without recourse (in accordance with and subject to the restrictions contained in Section 10.07(b) above, including, for the avoidance of doubt, the prior written consent of the Borrower to the extent otherwise required by Section 10.07(b)) all its interests, rights and obligations in respect of its Revolving Credit Commitment to such assignee and, subject to Section 2.15, all obligations of the Borrower owing to the assigning Lender relating to the Loans, Commitments and participations so assigned shall be paid in full by the assignee Lender to such assigning Lender concurrently with any such Assignment and Assumption; provided, however, that no such assignment shall conflict with any law, rule and regulation or order of any Governmental Authority.

Section 10.08                      Confidentiality.

Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its Affiliates and its and its Affiliates’ managers, administrators, directors, officers, employees, trustees, partners, investors, investment advisors and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any Governmental Authority or self regulatory authority having or asserting jurisdiction over such Person (including any Governmental Authority regulating any Lender or its Affiliates); provided that the Administrative Agent or such Lender, as applicable, agrees that it will notify the Borrower as soon as practicable in the event of any such disclosure by such Person (other than at the request of a regulatory authority) unless such notification is prohibited by law, rule or regulation; (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; provided that the Administrative Agent or such Lender, as applicable, agrees that it will notify the Borrower as soon as practicable in the event of any such disclosure by such Person (other than at the request of a regulatory authority) unless such notification is prohibited by law, rule or regulation; (d) only to the extent to be used in connection with the Transactions and matters related to the administration of the Loan Documents, to any other party to this Agreement; (e) only to the extent to be used in connection with the Transactions and matters related to the administration of the Loan Documents, subject to an agreement containing provisions substantially the same as those of this Section 10.08 (or as may otherwise be reasonably acceptable to the Borrower), to any pledgee referred to in Section 10.07(g), counterparty or prospective counterparty to a Swap Contract, Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in any of its rights or obligations under this Agreement; (f) with the written consent of the Borrower; (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 10.08 or becomes available to the Administrative Agent, any Joint Bookrunner, any Lender, the L/C Issuer or any of their respective Affiliates on a non-confidential basis from a source other than a Loan Party or any Investor or their respective related parties (so long as such source is not known to the Administrative Agent, such Joint Bookrunner, such Lender, the L/C Issuer or any of their respective Affiliates to be bound by confidentiality obligations to any Loan Party); (h) to any Governmental Authority or examiner (including the National Association of Insurance Commissioners or any other similar organization) regulating any Agent or Lender; (i) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to Loan Parties and their Subsidiaries received by it from such Lender) or to the CUSIP Service Bureau or any similar organization; (j) to the extent that such Information is independently developed by the Agents or the Lenders so long as such disclosure does not reveal any confidential Information, (k) for purposes of establishing a “due diligence” defense, or (l) in connection with the exercise of any remedies hereunder, under any other Loan Document or the enforcement of its rights hereunder or thereunder.  In addition, the Agents and the Lenders may disclose the existence of this Agreement and publicly available information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Credit Extensions.  For the purposes of this Section 10.08, “Information” means all information received from the Loan Parties relating to any Loan Party, its Affiliates or its Affiliates’ directors, managers, officers, employees, trustees, investment advisors or agents, relating to Holdings, the Borrower or any of their Subsidiaries or its business, other than any such information that is publicly available to any Agent, any L/C Issuer or any Lender prior to disclosure by any Loan Party other than as a result of a breach of this Section 10.08; provided that, in the case of information received from a Loan Party after the Closing Date, such information is clearly identified at the time of delivery as confidential or is delivered pursuant to Section 6.01, 6.02 or 6.03 hereof.  Any Person required to maintain the confidentiality of Information as provided in this Section 10.08 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.  The Agents and the Lenders agree to use confidential Information only in connection with the Transactions and matters related to the administration of the Loan Documents.

Section 10.09                      Setoff.

In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, each Lender and its Affiliates (and the Administrative Agent, in respect of any unpaid fees, costs and expenses payable hereunder) is authorized at any time and from time to time, without prior notice to the Borrower, any such notice being waived by the Borrower (on its own behalf and on behalf of each Loan Party and each of its Subsidiaries) to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other Indebtedness at any time owing by, such Lender and its Affiliates or the Administrative Agent to or for the credit or the account of the respective Loan Parties and their Subsidiaries against any and all Obligations owing to such Lender and its Affiliates or the Administrative Agent hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not such Agent or such Lender or Affiliate shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.15 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the L/C Issuers, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application.  The rights of the Administrative Agent and each Lender under this Section 10.09 are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent and such Lender may have at Law.

Section 10.10                      Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 10.11                      Counterparts.

This Agreement and each other Loan Document may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Delivery by facsimile or electronic transmission of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document.  The Agents may also require that any such documents and signatures delivered by facsimile or electronic transmission be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by facsimile or electronic transmission.

The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 10.12                      Integration; Termination.

This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter.  In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Agents or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement.  Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

Section 10.13                      Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

Section 10.14                      Severability.

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  Without limiting the foregoing provisions of this Section 10.14, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, any L/C Issuer or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

Section 10.15                      GOVERNING LAW.

(a)                                 THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT (OTHER THAN ANY LOAN DOCUMENT EXPRESSLY GOVERNED BY THE LAWS OF ANOTHER JURISDICTION) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY CONFLICTS OF LAWS PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY OTHER LAWS.

(b)                                 ANY LEGAL ACTION OR PROCEEDING ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY (BOROUGH OF MANHATTAN) OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH LOAN PARTY, EACH AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THOSE COURTS AND AGREES THAT IT WILL NOT COMMENCE OR SUPPORT ANY SUCH ACTION OR PROCEEDING IN ANOTHER JURISDICTION.  EACH PARTY HERETO IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF

ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS IN THE MANNER PROVIDED FOR NOTICES (OTHER THAN FACSIMILE) IN SECTION 10.02.  NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

Section 10.16                      WAIVER OF RIGHT TO TRIAL BY JURY.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.17                      Binding Effect.

This Agreement shall become effective when it shall have been executed by the Loan Parties and the Administrative Agent shall have been notified by each Lender, each Agent, the Swing Line Lender and L/C Issuer that each such Lender, Agent, Swing Line Lender and L/C Issuer has executed it and thereafter shall be binding upon and inure to the benefit of the Loan Parties, each Agent and each Lender and their respective successors and assigns, in each case in accordance with Section 10.07 (if applicable) and except that no Loan Party shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders except as permitted by Section 7.04.

Section 10.18                      USA Patriot Act.

Each Lender that is subject to the USA Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name, address and tax identification number of the Loan Parties and other information regarding the Loan Parties that will allow such Lender or the Administrative Agent, as applicable, to identify the Loan Parties in accordance with the USA Patriot Act.  This notice is given in accordance with the requirements of the USA Patriot Act and is effective as to the Lenders and the Administrative Agent.

Section 10.19                      No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the other Joint Lead Arrangers are arm’s-length commercial transactions between the Loan Parties and their respective Affiliates, on the one hand, and the Administrative Agent, the other Joint Lead Arrangers and the Lenders, on the other hand, (B) each Loan Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, each other Joint Lead Arranger and each Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for each Loan Party or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent, any other Joint Lead Arranger nor any Lender has any obligation to the Loan Parties or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the other Joint Lead Arrangers, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and neither the Administrative Agent nor any other Arranger nor any Lender has any obligation to disclose any of such interests to the Loan Parties or any of their respective Affiliates.  To the fullest extent permitted by law, each Loan Party hereby waives and releases any claims that it may have against the Administrative Agent, the other Joint Lead Arrangers and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

ARTICLE XI
GUARANTEE

Section 11.01                      The Guarantee.

Each Guarantor hereby jointly and severally with the other Guarantors guarantees, as a primary obligor and not as a surety to each Secured Party and their respective successors and assigns, the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions of (i) the Title 11 of the United States Code after any bankruptcy or insolvency petition under Title 11 of the United States Code and (ii) any other Debtor Relief Laws) on the Loans made by the Lenders to, and the Notes held by each Lender of, the Borrower, and all other Obligations from time to time owing to the Secured Parties by any Loan Party under any Loan Document or any Secured Hedge Agreement or any Cash Management Agreement, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”).  The Guarantors hereby jointly and severally agree that if the Borrower or other Guarantor(s) shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same in cash, without any demand or notice whatsoever (except to the extent otherwise required by any Loan Document), and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

Section 11.02                      Obligations Unconditional.The obligations of the Guarantors under Section 11.01 shall constitute a guaranty of payment and to the fullest extent permitted by applicable Law, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations of the Borrower under this Agreement, the Notes, if any, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or Guarantor (except for payment in full).  Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:

(a)                                 at any time or from time to time, without notice to the Guarantors, to the extent permitted by Law, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(b)                                 any of the acts mentioned in any of the provisions of this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted;

(c)                                  the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations, any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(d)                                 any Lien or security interest granted to, or in favor of, an L/C Issuer or any Lender or Agent as security for any of the Guaranteed Obligations shall fail to be perfected;

(e)                                  the release of any other Guarantor pursuant to Section 11.09;

(f)                                   any change in the corporate, partnership or other existence, structure or ownership of the Borrower or any Guarantor, or any other guarantor of the Guaranteed Obligations, or any insolvency, bankruptcy, reorganization or other similar proceeding (including under any Debtor Relief Law) affecting the Borrower, any Guarantor or any other guarantor of the Obligations, or any of their respective assets or any resulting release or discharge of any obligation of the Borrower, any Guarantor or any other guarantor of the Guaranteed Obligations;

(g)                                  any one or more of the Secured Parties becomes the subject of a Bankruptcy Event;

(h)                                 any borrowing or grant of a security interest by the Borrower, as debtor-in-possession, under Section 364 of the Bankruptcy Code; or

(i)                                     the disallowance, under Section 502 of the Bankruptcy Code, of all or any portion of the claims of the Secured Parties for repayment of all or any part of the Guaranteed Obligations.

The Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and, to the extent permitted by Law, all notices whatsoever (except to the extent otherwise required by any Loan Document), and any requirement that any Secured Party exhaust any right, power or remedy or proceed against the Borrower under this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Guaranteed Obligations.  The Guarantors waive, to the extent permitted by Law, any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party upon this Guarantee or acceptance of this Guarantee, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings between the Borrower and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee.  This Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by Secured Parties, and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other person at any time of any right or remedy against the Borrower or against any other person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto.  This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and the successors and assigns thereof, and shall inure to the benefit of the Lenders, and their respective successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.

Section 11.03                      Reinstatement.

The obligations of the Guarantors under this Article XI shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower or other Loan Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

Section 11.04                      Subrogation; Subordination.

Each Guarantor hereby agrees that until the payment and satisfaction in full in cash of all Guaranteed Obligations and the expiration and termination of the Commitments of the Lenders under this Agreement it shall waive any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 11.01, whether by subrogation or otherwise, against the Borrower or any other Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.  Any

Indebtedness of any Loan Party permitted pursuant to Section 7.03(b)(ii) or 7.03(d) shall be subordinated to such Loan Party’s Obligations in the manner set forth the subordination provisions of the Security Agreement.

Section 11.05                      Remedies.

The Guarantors jointly and severally agree that, as between the Guarantors and the Lenders, the obligations of the Borrower under this Agreement and the Notes, if any, may be declared to be forthwith due and payable as provided in Section 8.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 8.02) for purposes of Section 11.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by the Guarantors for purposes of Section 11.01.

Section 11.06                      Instrument for the Payment of Money.

Each Guarantor hereby acknowledges that the guarantee in this Article XI constitutes an instrument for the payment of money, and consents and agrees that any Lender or Agent, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under Section 3213 of the New York Civil Practice Law and Rules.

Section 11.07                      Continuing Guarantee.

The guarantee in this Article XI is a continuing guarantee of payment, and shall apply to all Guaranteed Obligations whenever arising.

Section 11.08                      General Limitation on Guarantee Obligations.

In any action or proceeding involving any state corporate limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other Law affecting the rights of creditors generally, if the obligations of any Subsidiary Guarantor under Section 11.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 11.01, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Subsidiary Guarantor, any Loan Party or any other person, be automatically limited and reduced to the highest amount (after giving effect to the right of contribution established in Section 11.10) that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

Section 11.09                      Release of Guarantors.

If, in compliance with the terms and provisions of the Loan Documents, (i) all or substantially all of the Equity Interests of any Subsidiary Guarantor are sold or otherwise transferred to a Person or Persons none of which is a Loan Party or (ii) any Subsidiary Guarantor becomes an Excluded Subsidiary (any such Subsidiary Guarantor, and any Subsidiary Guarantor referred to in clause (i), a “Transferred Guarantor”), such Transferred Guarantor shall, upon the consummation of such sale or transfer or other transaction, be automatically released from its obligations under this Agreement (including under Section 10.05 hereof) and its obligations to pledge and grant any Collateral owned by it pursuant to any Collateral Document and, in the case of a sale of all or substantially all of the Equity Interests of the Transferred Guarantor, the pledge of such Equity Interests to the Administrative Agent pursuant to the Collateral Documents shall be automatically released, and, so long as the Borrower shall have provided the Agents such certifications or documents as any Agent shall reasonably request, the Administrative Agent shall take such actions as are necessary to effect each release described in this Section 11.09 in accordance with the relevant provisions of the Collateral Documents.

When all Commitments hereunder have terminated, and all Loans or other Obligation hereunder which are accrued and payable have been paid or satisfied (other than Cash Management Obligations, obligations under

Secured Hedge Agreements or in respect of contingent indemnification and expense reimbursement obligations for which no claim has been made), and no Letter of Credit remains outstanding (except any Letter of Credit the Outstanding Amount of which the Obligations related thereto has been Cash Collateralized or for which a backstop letter of credit reasonably satisfactory to the applicable L/C Issuer has been put in place), this Agreement and the Guarantees made herein shall terminate with respect to all Obligations, except with respect to Obligations that expressly survive such repayment pursuant to the terms of this Agreement.

Section 11.10       Right of Contribution.

Each Guarantor hereby agrees that to the extent that a Subsidiary Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Subsidiary Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment.  Each Subsidiary Guarantor’s right of contribution shall be subject to the terms and conditions of Section 11.04.  The provisions of this Section 11.10 shall in no respect limit the obligations and liabilities of any Subsidiary Guarantor to the Administrative Agent, the L/C Issuers, the Swing Line Lender and the Lenders, and each Subsidiary Guarantor shall remain liable to the Administrative Agent, the L/C Issuers, the Swing Line Lender and the Lenders for the full amount guaranteed by such Subsidiary Guarantor hereunder.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

ONEX RESCARE HOLDINGS CORP.

By:
Name:
Title:

RES-CARE, INC.

By:
Name:
Title:

[Signature Page to Res-Care, Inc. Credit Agreement]

Subsidiary Guarantors:

ACCENT HEALTH CARE, INC.
ALL WAYS CARING SERVICES, INC.
ALTERNATIVE CHOICES, INC.
ALTERNATIVE YOUTH SERVICES, INC.
ARBOR E&T, LLC
B.W.J. OPPORTUNITY CENTERS, INC.
BOLIVAR DEVELOPMENTAL TRAINING CENTER, INC.
BRALEY & THOMPSON, INC.
CAPITAL TX INVESTMENTS, INC.
CAREERS IN PROGRESS, INC.
CATX PROPERTIES, INC.
CNC / ACCESS, INC.
COMMUNITY ADVANTAGE, INC.
COMMUNITY ALTERNATIVES HOME CARE, INC.
COMMUNITY ALTERNATIVES ILLINOIS, INC.
COMMUNITY ALTERNATIVES INDIANA, INC.
COMMUNITY ALTERNATIVES KENTUCKY, INC.
COMMUNITY ALTERNATIVES MISSOURI, INC.
COMMUNITY ALTERNATIVES MOBILE NURSING, INC.
COMMUNITY ALTERNATIVES NEBRASKA, INC.
COMMUNITY ALTERNATIVES NEW MEXICO, INC.
COMMUNITY ALTERNATIVES OF WASHINGTON, D.C., INC.
COMMUNITY ALTERNATIVES PHARMACY, INC.
COMMUNITY ALTERNATIVES TEXAS PARTNER, INC.
COMMUNITY ALTERNATIVES VIRGINIA, INC.
CREATIVE NETWORKS, L.L.C.
EDUCARE COMMUNITY LIVING - NORMAL LIFE, INC.
EDUCARE COMMUNITY LIVING - TEXAS LIVING CENTERS, INC.
EDUCARE COMMUNITY LIVING CORPORATION - GULF COAST
EDUCARE COMMUNITY LIVING CORPORATION - MISSOURI
EDUCARE COMMUNITY LIVING CORPORATION - NEVADA
EDUCARE COMMUNITY LIVING CORPORATION - NEW MEXICO
EDUCARE COMMUNITY LIVING CORPORATION - NORTH CAROLINA
EDUCARE COMMUNITY LIVING CORPORATION - TEXAS
EDUCARE COMMUNITY LIVING CORPORATION - AMERICA
EMPLOY-ABILITY UNLIMITED, INC.
GENERAL HEALTH CORPORATION
HABILITATION OPPORTUNITIES OF OHIO, INC.
J. & J. CARE CENTERS, INC.
JOB READY, INC.

[Signature Page to Res-Care, Inc. Credit Agreement]

NORMAL LIFE, INC.
NORMAL LIFE FAMILY SERVICES, INC.
NORMAL LIFE OF CALIFORNIA, INC.
NORMAL LIFE OF CENTRAL INDIANA, INC.
NORMAL LIFE OF GEORGIA, INC.
NORMAL LIFE OF LAFAYETTE, INC.
NORMAL LIFE OF LAKE CHARLES, INC.
NORMAL LIFE OF LOUISIANA, INC.
NORMAL LIFE OF SOUTHERN INDIANA, INC.
P.S.I. HOLDINGS, INC.
PEOPLESERVE, INC.
PHARMACY ALTERNATIVES, LLC
RAISE GEAUGA, INC.
REHAB WITHOUT WALLS, INC.
RES-CARE ALABAMA, INC.
RES-CARE ARKANSAS, INC.
RES-CARE CALIFORNIA, INC.
RES-CARE FLORIDA, INC.
RES-CARE IDAHO, INC.
RES-CARE ILLINOIS, INC.
RES-CARE IOWA, INC.
RES-CARE KANSAS, INC.
RES-CARE MICHIGAN, INC.
RES-CARE NEW JERSEY, INC.
RES-CARE OHIO, INC.
RES-CARE OKLAHOMA, INC.
RES-CARE PREMIER, INC.
RES-CARE TRAINING TECHNOLOGIES, INC.
RES-CARE WASHINGTON, INC.
RES-CARE WISCONSIN, INC.
RESCARE PENNSYLVANIA HEALTH MANAGEMENT SERVICES, INC.
RESCARE PENNSYLVANIA HOME HEALTH ASSOCIATES, INC.
ROCKCREEK, INC.
RSCR CALIFORNIA, INC.
RSCR INLAND, INC.
RSCR WEST VIRGINIA, INC.
SOUTHERN HOME CARE SERVICES, INC.
TANGRAM REHABILITATION NETWORK, INC.
TEXAS HOME MANAGEMENT, INC.
THE CITADEL GROUP, INC.
VOCA CORP.
VOCA CORPORATION OF AMERICA
VOCA CORPORATION OF WEST VIRGINIA, INC.
VOCA CORPORATION OF FLORIDA
VOCA CORPORATION OF INDIANA
VOCA CORPORATION OF MARYLAND
VOCA CORPORATION OF NEW JERSEY
VOCA CORPORATION OF NORTH CAROLINA
VOCA CORPORATION OF OHIO

[Signature Page to Res-Care, Inc. Credit Agreement]

VOCA OF INDIANA, LLC
VOCA RESIDENTIAL SERVICES, INC.
YOUTHTRACK, INC.

By:
Name:
Title:

[Signature Page to Res-Care, Inc. Credit Agreement]

EDUCARE COMMUNITY LIVING LIMITED PARTNERSHIP

By:	Community Alternatives Texas Partner, Inc.,
its General Partner

By:
Name:
Title:

NORMAL LIFE OF INDIANA

By:	Normal Life of Central Indiana, Inc.,
one of its General Partners

By:
Name:
Title:

and

By:	Normal Life of Southern Indiana, Inc.,
the other General Partner

By:
Name:
Title:

ARBOR PEO, INC.
FRANKLIN CAREER COLLEGE INCORPORATED
RES-CARE EUROPE, INC.
RESCARE DTS INTERNATIONAL, LLC
RESCARE FINANCE, INC.
RESCARE INTERNATIONAL, INC.
REST ASSURED, LLC
THE ACADEMY FOR INDIVIDUAL EXCELLENCE, INC.

By:
Name:
Title:

[Signature Page to Res-Care, Inc. Credit Agreement]

BANK OF AMERICA, N.A.,
as Administrative Agent, L/C Issuer, Swing Line Lender and as a Lender

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to Res-Care, Inc. Credit Agreement]

[OTHER LENDERS], as a Lender

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to Res-Care, Inc. Credit Agreement]

Schedule 1.01A

Lender:	Revolving Credit Commitment:	Term A Commitment

Bank of America, N.A.	$26,666,666.66	$23,333,333.34

JP Morgan Chase Bank, N.A.	$24,000,000.00	$21,000,000.00

Royal Bank of Canada	$24,000,000.00	$21,000,000.00

US Bank, National Association	$18,666,666.67	$16,333,333.33

RBS Citizens, N.A.	$18,666,666.67	$16,333,333.33

Fifth Third Bank	$14,666,666.67	$12,833,333.33

General Electric Capital Corporation	$9,666,666.67	$0

GE Capital Finance Inc.	$5,000,000.00	$12,833,333.33

Branch Banking and Trust Company	$13,333,333.33	$11,666,666.67

Regions Bank	$13,333,333.33	$11,666,666.67

Raymond James Bank, FSB	$10,666,666.67	$9,333,333.33

Export Development Canada	$8,000,000.00	$7,000,000.00

First Tennessee Bank National Association	$8,000,000.00	$7,000,000.00

Old National Bank	$5,333,333.33	$4,666,666.67

TOTAL	$200,000,000	175,000,000